UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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Proxy Statement Pursuant to Section 14(a) of the
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Ascena Retail Group, Inc.
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933 MacArthur Boulevard Mahwah, New Jersey 07430
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Meeting Date:	Tuesday, December 10, 2019

Meeting Time:	3:00 p.m. local time

Location:	Corporate Headquarters Stage Street Café 933 MacArthur Boulevard Mahwah, New Jersey 07430
The Annual Meeting will be held for the following purposes:

(1)	to consider the election of four directors to serve on the board of directors for three-year terms and until their successors are duly elected and qualified (Proposal One);

(2)	to consider the approval, by non-binding advisory vote, of the compensation paid to our named executive officers during fiscal 2019 (commonly known as a “say-on-pay” proposal) (Proposal Two);

(3)
to approve an amendment to the Company’s Third Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock, at a ratio to be determined by the Board, and a corresponding reduction in the Company’s authorized shares of common stock (Proposal Three);

(4)	to ratify the appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for the fiscal year ending August 1, 2020 (Proposal Four); and

(5)	to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
The board of directors has fixed the close of business on October 15, 2019 as the record date for the determination of the stockholders entitled to vote at the Annual Meeting or any adjournments or postponements thereof. Only stockholders of record at the close of business on the record date will be entitled to notice of, and to vote at, the Annual Meeting.
In order to conserve natural resources and reduce the cost of printing and distributing the proxy materials, while providing our stockholders with access to the proxy materials in a fast and efficient manner, we are pleased to be able to take advantage of the Securities and Exchange Commission rule allowing companies to use a “Notice and Access” model to provide their stockholders with access to proxy materials via the Internet. On or about October 30, 2019, we will begin mailing a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our stockholders informing them that our notice of annual meeting and proxy statement, Annual Report on Form 10-K and voting instructions are available on the Internet at https://proxyvote.com. As more fully described in the Notice of Internet Availability, all stockholders may choose to access our materials at https://proxyvote.com or may request to receive paper copies of the proxy materials.

BY ORDER OF THE BOARD OF DIRECTORS

By:	/s/ Carrie W. Teffner
Carrie W. Teffner
Interim Executive Chair of the Board

Dated: October 30, 2019

YOUR VOTE IS VERY IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, WE HOPE THAT YOU WILL READ THE PROXY STATEMENT AND VOTE ON THE MATTERS TO BE CONSIDERED IN ADVANCE OF THE MEETING. YOU MAY VOTE YOUR PROXY BY TELEPHONE OR VIA THE INTERNET OR BY REQUESTING A PRINTED COPY OF THE PROXY MATERIALS AND RETURNING THE PROXY CARD ENCLOSED THEREIN.

PROXY STATEMENT

In this proxy statement, the terms “we,” “us” and “our” refer to Ascena Retail Group, Inc., a Delaware corporation (“Ascena” or the “Company”), and its consolidated subsidiaries, ANN INC., referred to as “ANN”, Tween Brands, Inc., referred to as “Justice”, Lane Bryant, Inc., referred to as “Lane Bryant”, The Dress Barn, Inc., referred to as “dressbarn”, and Catherines Stores Corporation, referred to as “Catherines”.
GENERAL
The enclosed proxy is solicited by the board of directors (the “Board”) of Ascena for use at our 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 3:00 p.m. local time, on Tuesday, December 10, 2019 at our Corporate Headquarters, Stage Street Café, 933 MacArthur Boulevard, Mahwah, New Jersey 07430, and any and all adjournments or postponements thereof. This proxy statement and form of proxy, along with our Annual Report on Form 10-K for the fiscal year ended August 3, 2019, are being made available to our stockholders on or about October 30, 2019. The proxy statement and proxy card are being made available to you because our records indicate that you owned shares of our common stock at the close of business on October 15, 2019, the record date for the Annual Meeting.
Our Board is soliciting your proxy to be used at the Annual Meeting. When you sign the proxy card, you appoint two of our directors, Linda Yaccarino and John Welborn, Jr., as your representatives at the Annual Meeting. One or both of these individuals, or a substitute if necessary, will vote your shares at the Annual Meeting as you have instructed them on the proxy card. If you sign and deliver your proxy card, but you do not provide voting instructions, your proxy representative will vote in favor of the four nominees for director (Proposal One), in favor of Proposals Two, Three and Four, and with respect to any other matter that may be properly presented at the Annual Meeting, in the discretion of the proxy representative. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you complete, sign and return your proxy card in advance of the Annual Meeting as your plans may change.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 10, 2019
The rules of the Securities and Exchange Commission (the “SEC”) allow us to make our proxy statement and other Annual Meeting materials available to you over the Internet. On or about October 30, 2019, we will begin mailing a notice, called the Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”), to our stockholders advising them that our proxy statement, Annual Report on Form 10-K and voting instructions can be accessed via the Internet at https://proxyvote.com. You may then access these materials and vote your shares over the Internet or you may request that a printed copy of the proxy materials be sent to you. You will not receive a printed copy of the proxy materials unless you request one in the manner set forth in the Notice of Internet Availability. This allows us to conserve natural resources and reduces the cost of printing and distributing the proxy materials, while providing our stockholders with access to the proxy materials in a fast and efficient manner via the Internet. Copies of this proxy statement and our Annual Report on Form 10-K for the fiscal year ended August 3, 2019 are also available online at https://proxyvote.com.

Ascena Retail Group, Inc.	1	2019 Proxy Statement

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING

When and where will the Annual Meeting take place?
The Annual Meeting will be held on Tuesday, December 10, 2019, at 3:00 p.m., at our Corporate Headquarters, Stage Street Café, 933 MacArthur Boulevard, Mahwah, New Jersey 07430.
What is the purpose of the Annual Meeting?
At our Annual Meeting, holders of our common stock will be asked to vote on the following proposals:

(1)	election of four directors to serve on the Board for three-year terms and until their successors are duly elected and qualified (Proposal One);

(2)	to consider the approval, by non-binding advisory vote, of the compensation paid to our named executive officers during fiscal 2019 (commonly known as a “say-on-pay” proposal) (Proposal Two);

(3)
to approve an amendment to the Company’s Third Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company's common stock, at a ratio to be determined by the Board, and a corresponding reduction in the Company's authorized shares of common stock (Proposal Three);

(4)	ratification of the appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for the fiscal year ending August 1, 2020 (Proposal Four); and

(5)	to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
What are the Board’s voting recommendations?
THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE FOUR NOMINATED DIRECTORS, FOR THE SAY-ON-PAY PROPOSAL, FOR THE APPROVAL OF THE AMENDMENT TO THE COMPANY’S THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, TO EFFECT A REVERSE STOCK SPLIT AND A CORRESPONDING REDUCTION IN THE COMPANY’S AUTHORIZED SHARES, AND FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
Unless you give other instructions on your proxy card, the persons referred to as proxy holders on the proxy card will vote in accordance with the recommendations of the Board or, with respect to any other matter that may be presented at the Annual Meeting for which no recommendation is given, in their own discretion.
Could other matters be decided at the Annual Meeting?
Our by-laws require prior notification of a stockholder’s intent to request a vote on other matters at the Annual Meeting. The deadline for notification has passed, and we are not aware of any other matters that could be brought before the Annual Meeting. However, if any other business is properly presented at the Annual Meeting, your vote by proxy gives authority to Linda Yaccarino and John Welborn, Jr., the persons referred to as proxy holders on the proxy card (or a substitute, if necessary), to vote your shares on such matters in their discretion.
Who is entitled to attend the Annual Meeting?
All stockholders who owned our common stock at the close of business on October 15, 2019 (the “Record Date”), or their duly appointed proxies, may attend the Annual Meeting or any adjournments or postponements thereof. Registration begins at 2:45 p.m. on the date of the Annual Meeting. If you attend, please note that you may be asked to present valid photo identification, such as a driver’s license or passport. Please note that if you hold your shares in “street name” (that is, through a broker, bank or other nominee), you must obtain a signed and properly executed proxy from your broker, bank or other nominee to vote your shares held in street name at the Annual Meeting, and such proxy, together with a broker statement evidencing your ownership, must be presented at the Annual Meeting.
Who is entitled to vote at the Annual Meeting?
Subject to the foregoing, all stockholders who owned our common stock at the close of business on the Record Date are entitled to attend and vote at the Annual Meeting or at any adjournments or postponements thereof.
How many votes do I have?
You have one vote for each share of our common stock that you owned on the Record Date.
How many votes must be present to hold the Annual Meeting?
The presence in person or by proxy of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Once a share of the Company’s common stock is represented for any purpose at the Annual Meeting, it is deemed present for quorum purposes for the Annual Meeting and for

Ascena Retail Group, Inc.	2	2019 Proxy Statement

any adjournment of the Annual Meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining the presence or absence of a quorum for the transaction of business. A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a proposal because the broker or nominee does not have the necessary voting power for that proposal and has not received instructions from the beneficial owner. In order for us to determine that enough votes will be present to hold the Annual Meeting, we urge you to vote in advance by proxy even if you plan to attend the Annual Meeting.
Assuming a quorum is present, how many votes will be required to approve each proposal?

•
A majority of the votes cast at the Annual Meeting will elect the four nominees to serve as directors. A “majority of the votes cast” means that the number of shares voted “FOR” a nominee for director exceeds the number of votes cast “AGAINST” such nominee;

•	The say-on-pay proposal will be approved, by non-binding advisory vote, if the votes cast in favor of the proposal exceed the votes cast in opposition to the proposal;

•
The proposal to approve an amendment to the Company’s Third Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company's common stock, at a ratio to be determined by the Board, and a corresponding reduction in the Company's authorized shares of common stock, will be approved if the holders of at least a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting vote in favor of the proposal; and

•
The proposal to ratify the appointment of the Independent Registered Public Accounting Firm will be approved if the votes cast in favor of the proposal at the Annual Meeting exceed the votes cast in opposition to the proposal.

A note about broker non-votes: Under NYSE rules, brokers are not permitted to vote uninstructed shares for non-routine matters, which include director elections and executive compensation matters. As a result, if your shares are held by a brokerage firm for you as beneficial owner and you do not instruct your broker how to vote your shares on Proposal One (election of directors) or Proposal Two (the say-on-pay proposal), your brokerage firm cannot vote them for you. Please make sure that you provide instructions to your broker regarding Proposals One and Two. The ratification of the appointment of independent accountants and the proposal to approve an amendment to the Company’s Third Amended and Restated Certificate of Incorporation to effect a reverse stock split and a corresponding reduction in the Company’s authorized shares of common stock are both routine items under NYSE rules. As a result, brokers who do not receive instructions as to how to vote on Proposal Three and Four may vote on those matter in their discretion.
What is the effect of a “broker non-vote” or abstention on the proposals to be voted on at the Annual Meeting?
Abstentions and broker non-votes will be considered as present for quorum purposes, but will have no impact on the vote on Proposal One, Two, or Four. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” Proposal Three. Because Proposal Three and Proposal Four are both routine items under NYSE rules, we do not anticipate any broker non-votes with respect to either Proposal Three or Proposal Four.
How many votes may be cast by all stockholders?
A total of 199,247,000 votes may be cast at the Annual Meeting, consisting of one vote for each share of our common stock outstanding on the Record Date.
How do I vote?
You can vote your shares in one of two ways: either by proxy or in person at the Annual Meeting by written ballot. If you choose to vote by proxy, you may do so via the Internet or by telephone, or by requesting a printed copy of the proxy materials, and signing and returning the proxy card enclosed therein. Each of these procedures is explained below. Even if you plan to attend the Annual Meeting, the Board recommends that you vote by proxy so your shares of common stock will be voted as directed by you if you are unable to attend the Annual Meeting.

Because many stockholders cannot attend the Annual Meeting in person, it is necessary that a large number of stockholders be represented by proxy. By following the procedures for voting via the Internet or by telephone, or by requesting a printed copy of the proxy materials and signing and returning the proxy card enclosed therein, you will enable Ms. Yaccarino and/or Mr. Welborn, each of whom is named on the proxy card as a “proxy holder,” to vote your shares at the Annual Meeting in the manner indicated. If you sign and return your proxy card, but do not specify how you want your shares to be voted, they will be voted, in accordance with the Board’s recommendation, “FOR” the four director nominees named in Proposal One, in favor of Proposals Two, Three and Four, and with respect to any other matter that may be presented at the Annual Meeting, in the discretion of the proxy holders named in your proxy card.
Voting via the Internet
You can vote your shares via the Internet by following the instructions in the Notice of Internet Availability or by accessing www.proxyvote.com and following the instructions contained on that website. The Internet voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm that your voting instructions have been properly recorded. If you vote via the Internet, you do not need to mail a proxy card.

Ascena Retail Group, Inc.	3	2019 Proxy Statement

Voting by Telephone
You can vote your shares by telephone by calling the number provided on the voting website (www.proxyvote.com) and on the proxy card. The telephone voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm that your voting instructions have been properly recorded. If you vote via the telephone, you do not need to mail a proxy card.
Voting by Mail
You can vote by mail by requesting that a printed copy of the proxy materials be sent to your home address. Upon receipt of the materials, you may fill out the proxy card enclosed therein and return it per the instructions on the card.
May I change or revoke my vote after I submit my proxy?
Yes. To change your vote previously submitted by proxy, you may:

•	Cast a new vote by mailing a new proxy card with a later date or by voting via the Internet or telephone on a later date; or

•	If you hold shares in your name, attend the Annual Meeting and vote in person.
If you wish to revoke rather than change your vote, written revocation must be received by our Corporate Secretary prior to the Annual Meeting.
What if I participate in the Company’s 401(k) Savings Plan?
If you are a participant in the Company’s 401(k) Savings Plan (the “401(k) plan”) and own shares of the Company’s common stock in your 401(k) plan account as of the Record Date, you will receive, with respect to the number of shares held for your account under the 401(k) plan as of the Record Date, a proxy card that will serve as a voting instruction to the trustee of the 401(k) plan with respect to shares held for your account. Unless the proxy card is signed and returned, shares held in your account under the 401(k) plan will not be voted.
How can I attend the Annual Meeting?
Stockholders as of the close of business on the Record Date may attend the Annual Meeting. You may obtain directions to the location of the Annual Meeting by contacting Ascena’s Investor Relations Department at (551) 777-6895 or via email at asc-ascenainvestorrelations@ascenaretail.com.
What happens if the Annual Meeting is postponed or adjourned?
If the Annual Meeting is postponed or adjourned and no new record date is set, your proxy will remain valid and may be voted when the Annual Meeting is convened or reconvened. You may change or revoke your proxy until it is voted.
Will your independent registered public accounting firm participate in the Annual Meeting?
Yes. Our independent registered public accounting firm is Deloitte & Touche LLP. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and make any statements he or she deem necessary and to respond to appropriate stockholder questions.
Are members of the Board required to attend the Annual Meeting?
Directors are encouraged, but not required, to attend the Annual Meeting. All of the Company’s directors that were directors at the time of the 2018 Annual Meeting of Stockholders attended the 2018 Annual Meeting of Stockholders.
Who will pay the expenses incurred in connection with the solicitation of my vote?
We pay all costs and expenses related to preparation of these proxy materials and solicitation of your vote and all Annual Meeting expenses. None of our directors, officers or employees will be specially compensated for these activities. We reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of our common stock, but we will not pay any compensation for their services.
Why did I receive more than one Notice of Internet Availability?
You may receive multiple Notices of Internet Availability if you hold your shares of our common stock in multiple accounts (such as through a brokerage account and an employee benefit plan, such as the 401(k) plan). To ensure all of your shares are represented at the Annual Meeting, please vote your shares as instructed in each Notice of Internet Availability you receive.
If your household is receiving multiple Notices of Internet Availability and you wish to request delivery of a single copy or wish to enroll in electronic (email) delivery of the proxy materials, you may send a written request to Ascena Retail Group, Inc., 933 MacArthur Boulevard, Mahwah, New Jersey 07430, Attention: Investor Relations or via email at asc-ascenainvestorrelations@ascenaretail.com.

Ascena Retail Group, Inc.	4	2019 Proxy Statement

How do I obtain a separate Notice of Internet Availability if I share an address with other stockholders?
In order to reduce printing and postage costs, only one Notice of Internet Availability is being delivered to multiple stockholders sharing an address unless we received contrary instructions from one or more of the stockholders sharing that address. If your household has received only one Notice of Internet Availability, we will promptly deliver an additional Notice of Internet Availability to any stockholder (as of the close of business on the Record Date) who sends a written request to: Ascena Retail Group, Inc., 933 MacArthur Boulevard, Mahwah, New Jersey 07430, Attention: Investor Relations or via email at asc-ascenainvestorrelations@ascenaretail.com. If you wish to receive a separate Notice of Internet Availability in the future, you can notify us by mailing a written request to the address above, by calling our Investor Relations Department at (551) 777-6895 or via email at asc-ascenainvestorrelations@ascenaretail.com.
Can I view these proxy materials electronically?
Yes. You may access the proxy statement and Annual Report on Form 10-K at https://proxyvote.com. In addition to the fiscal 2019 proxy statement and Annual Report on Form 10-K, you can view all of our other filings with the SEC on our website at the “investors” page at www.ascenaretail.com, accessible through the “Corporate Governance” tab.
How can I receive copies of the Company’s year-end SEC filings?
We will furnish without charge to any stockholder who requests, in writing, a copy of our Annual Report on Form 10-K, including financial statements and related schedules, for the fiscal year ended August 3, 2019, as filed with the SEC. Any such request should be directed to Ascena Retail Group, Inc., 933 MacArthur Boulevard, Mahwah, New Jersey 07430, Attention: Investor Relations or via email at asc-ascenainvestorrelations@ascenaretail.com.
How do stockholders submit proposals for the Company’s 2020 Annual Meeting of Stockholders?
Proposals of stockholders intended to be presented at the 2020 Annual Meeting of Stockholders and desired to be included in our proxy statement for that meeting must be received by our Corporate Secretary and General Counsel, c/o Ascena Retail Group, Inc., 933 MacArthur Boulevard, Mahwah, New Jersey 07430 by no later than July 2, 2020 in order to be included in such proxy statement. Any such proposal must also meet the other requirements of the rules of the SEC relating to stockholder proposals. Generally, if written notice of any stockholder proposal intended to be presented at the 2020 Annual Meeting of Stockholders, and not included in our proxy statement for that meeting, is not delivered to the Corporate Secretary and General Counsel at the above address between July 2, 2020 and August 1, 2020, or if such notice does not contain the information required by Section 7 of Article II of our by-laws, the chair of the meeting may declare that such stockholder proposal be disregarded.
Can I see a list of stockholders entitled to vote at the Annual Meeting?
A complete list of the stockholders entitled to vote at the Annual Meeting is available for inspection at the principal office of the Company upon written request to the Company by a stockholder, and at all times during the Annual Meeting at the place of the Annual Meeting.

Ascena Retail Group, Inc.	5	2019 Proxy Statement

PROPOSAL ONE — ELECTION OF DIRECTORS

Our Third Amended and Restated Certificate of Incorporation provides for a classified Board divided into three classes, each with a staggered three-year term of office and each class of directors as nearly equal in number as possible. At the Annual Meeting, four directors are to be elected for three-year terms. On the recommendation of the Leadership and Corporate Governance Committee (the “Governance Committee”), the Board has nominated Katie J. Bayne, Paul Keglevic, Kay Krill and Stacey Rauch, current directors whose terms of office expire at the Annual Meeting, for election for three-year terms expiring at the 2022 Annual Meeting of Stockholders. Each nominee has indicated that he or she will serve if elected. We do not anticipate that any Board nominee will be unable or unwilling to stand for election, but should any such nominee be unavailable for election for any reason, your proxy, to the extent permitted by applicable law, may be voted with discretionary authority in connection with the nomination by the Board and the election of any substitute nominee. On September 30, 2019, the Board was expanded by two, and the Board appointed Mr. Keglevic to the Board as a member of the class of directors whose terms of office will expire at the 2019 Annual Meeting of Stockholders, and appointed Gary D. Begeman to the Board as a member of the class of directors whose terms of office will expire at the 2021 Annual Meeting of Stockholders.
The charts below provide summary information about the composition of our Board, followed by the biographies of the director nominees and our current Board members. Please see the section below entitled “Questions and Answers About our Board and Corporate Governance Matters” for additional information about our Board and the committees of the Board.
BOARD COMPOSITION (as of October 15, 2019)
Gender Diversity:

Through our unique portfolio of fashion brands, Ascena’s core purpose is to provide all women and girls with fashion and inspiration for living confidently every day. We are honored that half of our Board is comprised of women, led by Kate Buggeln as our Lead Independent Director and Carrie W. Teffner as our recently appointed Interim Executive Chair of the Board. According to the Gender Diversity Index issued by Equilar for the first quarter of calendar 2019, the percentage of women on Russell 3000 boards increased for the sixth consecutive quarter to approximately 19%; however, it was also noted that less than 40 Russell 3000 companies have achieved gender parity. We are honored to have achieved gender parity on our Board.

nu

Ascena Retail Group, Inc.	6	2019 Proxy Statement

Board Refreshment:
The Governance Committee and the Board also believe that it is important for the Board to be “refreshed” by adding new directors with fresh perspectives from time to time. In that regard, since 2015 we have added ten new directors, resulting in an average director tenure of less than five years, with an average director age of 57.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES LISTED BELOW TO SERVE AS DIRECTORS.

Information about Director Nominees:
Following is information regarding the director nominees and the other continuing directors.

Name of Director Nominee and Age	Director Since
Katie J. Bayne, 53	2015
Paul Keglevic, 65	2019
Kay Krill, 64	2015
Stacey Rauch, 61	2017

KATIE J. BAYNE
Age: 53 Director Since: 2015 Committees: Leadership and Corporate Governance
Background:
KATIE J. BAYNE serves as a Senior Advisor with Guggenheim Securities, the investment banking and capital markets division of Guggenheim Partners. Concurrently, Ms. Bayne serves as founder and President of Bayne Advisors, an advisory firm that helps brands and businesses find their strategic identities, drive sustained consumer engagement and innovate for transformative results. Ms. Bayne began her career with The Coca-Cola Company in 1989 in brand management and has since held roles of increasing responsibility, which focused on consumer strategy, retail marketing and consumer marketing in the U.S., Australia and globally. She eventually became Chief Marketing Officer and then President, North American Brands. Ms. Bayne brings extensive strategic marketing and brand management experience to the Company. Throughout her career in leadership roles at Coca-Cola, Ms. Bayne acquired vast managerial and operational knowledge of the retail industry both domestically and internationally. Ms. Bayne currently serves on the board of directors of The Honest Company, Inc. Ms. Bayne previously served on the board of directors of ANN until its acquisition by the Company in August 2015, as well as Beazer Homes USA. Ms. Bayne is also a member of the board of trustees of the American Film Institute and the Fuqua School of Business at Duke University.

Qualifications: The Board selected Ms. Bayne to serve as a director based on her strong background in consumer strategy, retail and consumer marketing and brand management.

PAUL KEGLEVIC
Age: 65 Director Since: 2019
Background:
PAUL KEGLEVIC has served on several boards of directors and related committees with experience across multiple industries, including retail. Mr. Keglevic currently serves on the boards of directors of PetSmart, Inc., Stellus Capital Investment Corp., and Bonanza Creek Energy Inc. Prior to his retirement in April 2018, Mr. Keglevic served as Chief Executive Officer (2016 to 2018) and Chief Financial Officer (2008 to 2016) of Energy Future Holdings Corp. Mr. Keglevic was a partner at PricewaterhouseCoopers (“PWC”) from 2002 to 2008 and a member of their U.S. Leadership team. Prior to PWC, Mr. Keglevic was a partner and member of the U.S. Leadership team for Arthur Andersen.

Qualifications: The Board selected Mr. Keglevic to serve as a director based on his finance, merger and acquisition, transactional and governance experience.

Ascena Retail Group, Inc.	7	2019 Proxy Statement

KAY KRILL
Age: 64 Director Since: 2015 Committees: Compensation
Background:
KAY KRILL served as Chief Executive Officer of ANN, which was acquired by the Company in August 2015, from 2005 through October 31, 2015, and as President of ANN from 2004 through October 31, 2015. Ms. Krill also served as a member of the Board of Directors of ANN from 2004 until the date that it was acquired by the Company. From 2001 to 2004, Ms. Krill served as President of ANN’s LOFT Division. From 1998 to 2001, Ms. Krill was Executive Vice President, Merchandise and Design of ANN’s LOFT Division. From 1996 to 1998, Ms. Krill served as Senior Vice President, General Merchandise Manager of ANN’s LOFT Division and, from 1994 to 1996, she was Vice President of Merchandising for Ann Taylor. Prior to joining ANN, Ms. Krill held various management positions at several retailers including The Talbots, Inc. and Hartmarx Corporation. Ms. Krill is also on the Breast Cancer Research Foundation Board of Directors, and previously served on the Boards of the National Retail Federation and St. Luke’s School in New Canaan, CT.

 Qualifications:
The Board selected Ms. Krill to serve as a director based on her experience as the Chief Executive Officer and board member of a publicly-held specialty retailer, and her extensive experience in the apparel industry.

STACEY RAUCH
Age: 61 Director Since: 2017 Committees: Leadership and Corporate Governance (Chair) Audit
Background:
STACEY RAUCH has served as the non-executive Chairman of the board of directors of Fiesta Restaurant Group, Inc. since February 2017, as a director of Fiesta Restaurant Group since 2012, Chair of Fiesta Restaurant Group’s Corporate Governance & Nominating Committee, and as a member of its Compensation Committee. Ms. Rauch is a Director (Senior Partner) Emeritus of McKinsey & Company, from which she retired in September 2010. Ms. Rauch was a leader in McKinsey’s Retail and Consumer Goods Practices, served as the head of the North American Retail and Apparel Practice, and acted as the Global Retail Practice Convener. A 24-year veteran of McKinsey, Ms. Rauch led engagements for a wide range of retailers, apparel wholesalers and consumer goods manufacturers in the U.S. and internationally. Her areas of expertise include strategy, organization, marketing, merchandising, omnichannel management, global expansion, and retail store operations. Ms. Rauch was a co-founder of McKinsey’s New Jersey office, and was the first woman at McKinsey appointed as an industry practice leader. Prior to joining McKinsey, Ms. Rauch spent five years in product management for the General Foods Corporation. Ms. Rauch also serves as a director of Heidrick & Struggles International, Inc., a global provider of executive search, leadership assessment and development services, where she sits on its Audit and Finance Committee, and as a non-executive director of Land Securities, PLC, the UK’s largest commercial property company, where she sits on its Audit, Nomination and Remuneration Committees. Previously, Ms. Rauch served on the board of directors of CEB, Inc., a leading member-based advisory company, ANN (which was acquired by the Company in August 2015), and Tops Holding Corporation, the parent company of Tops Markets LLC, a U.S. grocery retailer.

Qualifications: The Board selected Ms. Rauch to serve as a director based on her extensive background in business strategy, marketing, merchandising and operations in the retail industry.

Ascena Retail Group, Inc.	8	2019 Proxy Statement

Directors with Terms Expiring in 2020

Name of Director and Age	Director Since
Kate Buggeln, 58	2004
David Jaffe, 60	2001
Carl “Chuck” Rubin, 60	2015
John L. Welborn, Jr., 42	2018

KATE BUGGELN
Age: 58 Director Since: 2004 Committees: Leadership and Corporate Governance Compensation
Background:
KATE BUGGELN was appointed as Ascena’s Lead Independent Director on September 28, 2018. Currently, Ms. Buggeln serves as a member of the Board for publicly-traded Five Below, Inc., and is a member of its Compensation Committee and Nominating and Corporate Governance Committee. She also is on the Board of Noble Biomaterials, Scoop Holdings (parent company of cabi) and the nonprofit, Bpeace. Previously, Ms. Buggeln serves as a Senior Advisor with Irving Place Capital, L.P., and prior to that position was Senior Vice President of Strategy and Business Development for Coach, Inc., where she created and led strategies to enter new markets and new categories. Ms. Buggeln also spent many years as a retail consultant at LakeWest Group Ltd. and Coopers & Lybrand LLP, where she advised retail companies on business strategy, operations, e-commerce and supply chain. Previously, Ms. Buggeln served as a Director at Vitamin Shoppe, Stuart Weitzman and Timberland Company.

Qualifications: The Board selected Ms. Buggeln to serve as a director based on her strong background in strategic planning, marketing and new business development.

DAVID JAFFE
Age: 60 Director Since: 2001
Background:
DAVID JAFFE presently serves as a member of the Board, and served as Ascena’s Chief Executive Officer from 2002 to May 2019 and as Chairman of the Board from 2016 to 2019. Previously, he had been President from 2002 to 2017, and Vice Chairman and Chief Administrative Officer from 2000 to 2002. Mr. Jaffe joined Ascena in 1992 as Vice President, Business Development and became Senior Vice President in 1995, Executive Vice President in 1996 and Vice Chairman in 2000. David is the son of Elliot S. and Roslyn S. Jaffe. Elliot S. Jaffe is a co-founder and Chairman Emeritus. Roslyn S. Jaffe is a co-founder and Director Emeritus for Life. David Jaffe is the brother of Elise Jaffe, a former non-executive officer and a more than 5% stockholder, and Richard Jaffe, a significant holder of Ascena’s stock. Mr. Jaffe is a former member of the Board of Directors of The National Retail Federation.

Qualifications: The Board selected Mr. Jaffe to serve as a director based on his extensive retail and financial background.

CARL “CHUCK” RUBIN
Age: 60 Director Since: 2015 Committees: Audit (chair) Compensation
Background:
CARL “CHUCK” RUBIN served as Chairman of the Board of The Michaels Companies, Inc. (“Michaels”) from 2015 to April 2019. He joined Michaels in 2013 and was its Chief Executive Officer from 2013 to February 2019. Prior to joining Michaels, from 2010 to 2013, Mr. Rubin was President and Chief Executive Officer of Ulta Salon, Cosmetics & Fragrances, Inc. Mr. Rubin held roles of increasing responsibility at Office Depot, serving as President beginning in 2006. Mr. Rubin spent six years in senior leadership roles, including Partner, at Accenture Consulting where he advised clients and led engagements across retail formats and ecommerce business. Prior to joining Accenture Consulting, Mr. Rubin held various management positions at several specialty retailers. Mr. Rubin was a member of the Executive Committee of the Board of Directors of The National Retail Federation from 2007 to 2010.

Qualifications:
The Board selected Mr. Rubin to serve as a director based on his extensive managerial and operational knowledge of the retail industry and his experience as a board member of a specialty retailer.

Ascena Retail Group, Inc.	9	2019 Proxy Statement

JOHN L. WELBORN, JR.
Age: 42 Director Since: 2018 Committees: Leadership and Corporate Governance Audit
Background:
JOHN L. WELBORN, JR. serves as a Managing Director of Stadium Capital Management, LLC (“Stadium”), an investment advisory firm that focuses on smaller capitalized publicly-traded companies in the U.S., Canada and Western Europe. In his role at Stadium, Mr. Welborn has led or supported Stadium’s due diligence across many different industries, including financial services, retail, software and business services. Mr. Welborn joined Stadium in 2000 as an Associate. Prior to joining Stadium, from 1998 to 2000, Mr. Welborn was a Financial Analyst at The Beacon Group, LLC, an investment and advisory firm that is now part of J.P. Morgan Chase & Co. At Beacon, Mr. Welborn was a member of the Mergers & Acquisitions Group, focusing on financial services and consumer product companies and the Liquid Investments Committee. From 2012 to 2014, Mr. Welborn served as a director and member of the governance committee of Intermountain Community Bancorp and as a director of Panhandle State Bank, Inc. From 2009-2013, Mr. Welborn was a board observer of West Coast Bancorp.

Qualifications: The Board selected Mr. Welborn to serve as a director based on his strong background in capital markets and investment experience.
Directors with Terms Expiring in 2021

Name of Director and Age	Director Since
Gary D. Begeman, 61	2019
Gary Muto, 60	2019
Carrie W. Teffner, 53	2018
Linda Yaccarino, 56	2016

GARY D. BEGEMAN
Age: 61 Director Since: 2019
Background:
GARY D. BEGEMAN has over 30 years of experience managing the legal support for a broad range of strategic, financing and commercial transactions for public and private companies. He has served as an independent director on boards of directors of a number of privately owned companies including SolAero Technologies Corp. (since November 2018), Toys “R” Us Property Company II, LLC (from August 2017 to December 2018) and Sequa Corporation (from February 2016 to May 2017). He is also Chair and a director of the University of South Dakota Foundation. He was previously Executive Vice President, General Counsel and Secretary of NII Holdings, Inc., a publicly-traded wireless telecommunications company operating in Latin America, from November 2006 to October 2015. From August 2003 to September 2006, Mr. Begeman was Senior Vice President and Deputy General Counsel at Sprint Corporation and before that, he was Vice President and Deputy General Counsel at Nextel Communications. Prior to that, Mr. Begeman was General Counsel at XO Communications, Inc., and was a Partner at the Jones Day law firm, focusing on capital formation and mergers and acquisitions.

Qualifications: The Board selected Mr. Begeman to serve as a director based on his strong legal background and work with public and private companies.

GARY MUTO
Age: 60 Director Since: 2019
Background:
GARY MUTO serves as a director and our Chief Executive Officer (since 2019) and served as President and Chief Executive Officer - Ascena Brands from August 2017 to May 2019.   Mr. Muto joined ANN INC. (Ascena Retail Group, Inc.) in 2008 as President of LOFT. In 2013, he assumed responsibility for leading the AnnTaylor, LOFT and Lou & Grey brands. During the period 1998 to 2007, Mr. Muto held several leadership roles at Gap, Inc., including President of Banana Republic and President of Gap brands. While at Gap, Inc., Mr. Muto also launched the specialty brand, Forth & Towne.

Qualifications: The Board selected Mr. Muto to serve as a director based on his extensive retail background.

Ascena Retail Group, Inc.	10	2019 Proxy Statement

CARRIE W. TEFFNER
Age: 53 Director Since: 2018
Background:
CARRIE W. TEFFNER currently serves as our Interim Executive Chair of the Board since May 2019. Ms. Teffner served as Executive Vice President Finance and Strategic Projects of Crocs, Inc. (“Crocs”) from August 2018 to April 2019, and served as Executive Vice President and Chief Financial Officer of Crocs from December 2015 to August 2018.  Prior to joining Crocs, Ms. Teffner served as Executive Vice President and Chief Financial Officer of PetSmart, Inc. from 2013 to 2015 until it was sold to BC Partners, where she was responsible for finance and information technology.  Ms. Teffner also served as Executive Vice President and Chief Financial Officer of Weber Stephen Products LLC from 2011 to 2013.  From 2009 to 2011, Ms. Teffner served as Senior Vice President and Chief Financial Officer of The Timberland Company until it was sold to VF Corporation.  Ms. Teffner spent the first 21 years of her career with Sara Lee Corporation where she held various domestic and international positions including divisional and segment Chief Financial Officer and Treasurer.  Ms. Teffner also serves as a director and Audit Committee Chair for GameStop Corp. since August 2018.  Ms. Teffner served as a director and the Audit Committee Chair for Banfield, The Pet Hospital, from 2014 to 2015, and as a director of Crocs for six months during 2015 prior to her appointment as its Executive Vice President and Chief Financial Officer.  Ms. Teffner also served as a director of the nonprofit community revitalization organization, Rebuilding Together, from 2013 to 2019.

Qualifications:
The Board selected Ms. Teffner to serve as a director based on her extensive strategic, financial and operational expertise and background in financial reporting and internal controls for large, publicly-held product and retail companies.

LINDA YACCARINO
Age: 56 Director Since: 2016 Committees: Compensation (chair) Leadership and Corporate Governance
Background:
LINDA YACCARINO is Chairman, Advertising and Client Partnerships for NBCUniversal, LLC (“NBCUniversal”) since 2011. In this role Ms. Yaccarino oversees all market strategy and advertising revenue totaling nearly $10 billion, for NBCUniversal’s entire portfolio of broadcast, cable and digital assets. Prior to joining NBCUniversal in 2011, she held roles of increasing responsibility from 1996 to 2011 at Turner Broadcast System, Inc. (“Turner”), serving as Executive Vice President and Chief Operating Officer, Turner Entertainment Advertising, Sales and Marketing, and Acquisitions beginning in 2009. Prior to joining Turner, Ms. Yaccarino held various management positions at several media sales outlets.

Qualifications: The Board selected Ms. Yaccarino to serve as a director based on her extensive digital knowledge, multiplatform consumer engagement background and transformation experience.

Compensation and Stock Incentive Committee Interlocks and Insider Participation
During fiscal 2019, Linda Yaccarino, Kay Krill, Carl Rubin, Carrie W. Teffner and Kate Buggeln served as members of our Compensation and Stock Incentive Committee (referred to as our “Compensation Committee”). No member of the Compensation Committee was an officer or employee of the Company during the portion of fiscal 2019 that he or she served as a member of the Compensation Committee or was formerly an officer or employee of the Company, except for Ms. Krill who previously served as President and CEO of ANN until her retirement on October 31, 2015. No executive officer of the Company served during fiscal 2019 as a director or member of a compensation committee of any entity at which any of its executive officers served on the Board, or the Compensation Committee, of the Company. On May 1, 2019, in connection with her appointment as Interim Executive Chair of the Board, Ms. Teffner stepped down as a member of the Compensation Committee, but continues to serve as a member of the Board.

Ascena Retail Group, Inc.	11	2019 Proxy Statement

QUESTIONS AND ANSWERS ABOUT OUR BOARD AND CORPORATE GOVERNANCE MATTERS

What is the makeup of the Board and how often are members elected?
Our Board currently has twelve members, divided into three classes, each with a staggered three-year term of office. Four directors, Katie J. Bayne, Paul Keglevic, Kay Krill and Stacey Rauch, whose terms are expiring as of the date of the Annual Meeting, shall stand for election this year.
How often did the Board meet in fiscal 2019?
The Board met seven times during fiscal 2019 and otherwise accomplished its business through the work of the committees described below. During fiscal 2019, each incumbent director attended at least 75% of the meetings of the Board and of the standing committees of which he or she was a member during his or her tenure.
Do the non-management directors meet in regularly scheduled executive sessions?
Yes. The non-management members of our Board meet in regularly scheduled executive sessions without any members of management present.
Does the Company have any formal policies or requirements concerning Board Leadership?
We do not have a formal policy regarding the separation of our Chairman of the Board (“Chairman”) and Chief Executive Officer (“CEO”) positions. Following David Jaffe’s retirement as CEO and Chairman on May 1, 2019, the Board appointed Gary Muto as CEO and a member of the Board, and Carrie W. Teffner as Interim Executive Chair of the Board. Our current leadership structure permits Mr. Muto to focus his attention on managing the Company’s business and its strategic priorities, while Ms. Teffner leads the Board.
The Company believes that strong, independent Board leadership is a critical aspect of effective corporate governance. In September 2018, Ms. Buggeln was appointed to serve as the Company’s Lead Independent Director. As specified in our Corporate Governance Guidelines, the responsibilities of the Lead Independent Director are as follows:

•	consult with the Chairman as to an appropriate schedule of Board meetings;

•	consult with the Chairman regarding, and approve the information, agenda and schedules of, the meetings of the Board and its committees;

•	call meetings of the independent directors, as appropriate;

•	serve as chairman of the executive sessions of the independent directors;

•	serve as liaison between the independent directors and the Chairman and between the independent directors and senior management;

•	ensure that independent directors have adequate opportunities to meet and discuss issues in sessions of the independent directors without management present;

•	chair the meetings of the Board when the Chairman or CEO is not present;

•	recommend to the Board the retention of advisors and consultants who report directly to the Board; and

•
respond to questions and comments from major stockholders that are directed to the Lead Independent Director or to the independent directors as a group, with such consultation with the Chairman and other directors as may be appropriate.

We believe that the Company’s new leadership structure, with Ms. Teffner serving as Interim Executive Chair of the Board and Mr. Muto serving as CEO, is the best governance model for our Company, its stockholders and stakeholders at this time.
How does the Board determine which directors are independent?
Our Board determines whether an individual director satisfies all of the independence standards of the SEC and the Nasdaq Global Select Market, as such standards may be amended from time to time, and also that the director has no material relationship with us (either directly or as a partner, stockholder or officer of any entity) that would be inconsistent with a finding of independence.

Which directors have been designated as independent?
The Board affirmatively determined that Katie J. Bayne, Gary D. Begeman, Kate Buggeln, Paul Keglevic, Kay Krill, Marc Lasry, Randy L. Pearce, Carl Rubin, Stacey Rauch, Carrie W. Teffner (prior to Ms. Teffner’s appointment as Interim Executive Chair of the Board on May 1, 2019), John L. Welborn, Jr. and Linda Yaccarino are “independent,” as defined under Rule 5605(a)(2) of The Nasdaq Stock Market. Mr. Pearce resigned from the Board effective as of October 4, 2018, and Mr. Lasry resigned from the Board effective as of June 30, 2019.

Ascena Retail Group, Inc.	12	2019 Proxy Statement

What are the standing committees of the Board?
Our Board has three standing committees: the Audit Committee, the Governance Committee and the Compensation Committee.
Who are the current members of the standing committees?

	Audit Committee	Compensation and Stock Incentive Committee	Leadership and Corporate Governance Committee
Katie J. Bayne

Gary D. Begeman

Kate Buggeln

David Jaffe

Paul Keglevic

Kay Krill

Gary Muto

Stacey Rauch

Carl Rubin

Carrie W. Teffner

John L. Welborn, Jr.

Linda Yaccarino

Chairperson	Member	Lead Independent Director	Financial Expert
Are all of the members of the standing committees independent?
Yes. The Board has determined that the members of each of the standing committees are independent pursuant to applicable SEC and Nasdaq Stock Market rules.
Do all of the standing committees operate under a written charter?
Yes. The charters of each of the standing committees are posted on the “Investors” page of the Company’s website at www.ascenaretail.com, accessible through the “Corporate Governance” tab.
What are the functions of the standing committees?
Audit Committee
It is the responsibility of the Audit Committee to assist the Board in its oversight of our financial accounting and reporting practices. The duties of the Audit Committee include reviewing the quality and integrity of the financial statements, reports and other financial information provided by the Company to the public, the Company’s systems of internal controls regarding financial reporting, the internal audit function, the processes for monitoring enterprise risk, and the Company’s auditing, accounting and financial reporting processes generally. The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to our independent registered public accounting firm as well as our internal auditors. The Audit Committee has the ability to retain, at our expense, special legal, accounting or other consultants or experts it deems necessary in the performance of its duties. The Audit Committee also prepared the Audit Committee Report for inclusion in the proxy statement. See “Audit Committee Report.” The Board has determined that all members of the Audit Committee are “independent,” as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of The Nasdaq Stock Market and meet the “financial sophistication” requirement within the meanings of The Nasdaq Stock Market rules, and has also determined that Mr. Rubin and Mr. Welborn qualify as “audit committee financial experts,” as defined in Item 407(d)(5) of Regulation S-K.
Leadership and Corporate Governance Committee
The function of the Governance Committee is to assist the Board by (i) identifying qualified individuals to become Board members, and recommending for selection by the Board the director nominees to stand for election at the next annual meeting of the Company’s

Ascena Retail Group, Inc.	13	2019 Proxy Statement

stockholders, (ii) recommending the composition of the Board and its committees, (iii) reviewing and recommending changes to the Board, as may be required, with respect to the Company’s Corporate Governance Guidelines and the corporate governance policies and practices of the Company, (iv) leading the Board in its annual review of the Board’s performance, (v) reviewing the succession planning recommendations for certain of the Company’s senior officers, and (vi) advising the Board regarding diversity and inclusion matters.
The responsibilities and duties of the Governance Committee also include advising the Board with respect to the charters, structure and operations of the various committees of the Board and qualifications for membership thereon, including any independence standards for committee membership.
The Governance Committee utilizes a variety of methods for identifying and evaluating director candidates. Candidates may come to the attention of the Governance Committee through current directors, members of management, stockholders or other persons. From time to time, the Governance Committee may also engage a search firm to assist in identifying potential Board candidates, although no such firm was used to identify any of the director nominees proposed for election at the Annual Meeting. Once the Governance Committee has identified a prospective nominee, the Governance Committee evaluates the prospective nominee against the standards and qualifications set out in the Governance Committee’s charter and the Company’s Corporate Governance Guidelines, including the individual’s potential contributions in providing advice and guidance to the Board and management. The Governance Committee seeks to identify nominees who possess a wide range of experience, skills, areas of expertise, knowledge and business judgment. The Governance Committee evaluates all candidates for director, regardless of the person or firm recommending such candidate. In considering director nominees to stand for election or to fill any vacancy, the Governance Committee and the Board take into account, in addition to such other factors as they deem relevant, such factors as the desirability of selecting directors who are accomplished in their respective fields, with superior credentials and reputation, are believed to have (i) relevant expertise and experience upon the basis of which such person could offer advice and guidance to management and (ii) sufficient time available to devote to the affairs of the Company, are believed to be able to work with the other members of the Board, are believed to be able to represent the long-term interests of the Company’s stockholders as a whole, and are selected with a view to the Board being diverse and representing a range of backgrounds and experience. The Governance Committee and the Board also consider all applicable legal and regulatory requirements, as well as any requirements under the Company’s Third Amended and Restated Certificate of Incorporation, and by-laws that govern the composition of the Board as from time to time in effect.
The Board, with the advice and recommendation of the Governance Committee, determines the total number of directors and selects nominees with a view to maintaining a Board that is strong in its collective knowledge and has a diversity of not only skills and experience, but also diversity in gender, culture and geography. The Board and Governance Committee assess the effectiveness of the Company’s diversity policies by reviewing the nominees for director to determine if such nominees satisfy the Company’s then-current needs.
The Board, the Governance Committee and the Company are committed to diversity and inclusion and recognize the benefits diversity and inclusion can contribute to achieving the Company’s goals. Accordingly, the Governance Committee is responsible for advising the Board regarding diversity and inclusion matters in an effort to promote, foster and nurture a diverse and inclusive workforce, culture and provision of services at the Company.
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines, a copy of which is posted on the “Investors” page of the Company’s website at www.ascenaretail.com, accessible through the “Corporate Governance” tab. The Governance Committee assists the Board in carrying out the Corporate Governance Guidelines, monitors the compliance by the Board and its committees with the Corporate Governance Guidelines, and, from time to time as it deems appropriate, reviews and reassesses the adequacy of the Corporate Governance Guidelines and recommends any proposed revisions to the Corporate Governance Guidelines to the Board for approval. The Corporate Governance Guidelines address topics such as (i) Board size, (ii) Board meetings and agendas, (iii) committees, (iv) Board leadership structure, (v) lead independent director, (vi) executive sessions of independent directors, (vii) director qualifications and attributes, (viii) director independence, (ix) director selection, (x) majority approval vote in uncontested director elections, (xi) director orientation, (xii) director access to officers and employees, (xiii) director responsibilities, (xiv) changes in directors’ principal occupation, position or responsibility, (xv) outside directorships, (xvi) stockholder communications with the Board, (xvii) consideration of director candidates nominated by stockholders, (xviii) director compensation, (xix) restrictions on hedging and pledging transactions, (xx) annual evaluation of the Company’s CEO and succession planning, and (xxi) annual evaluation of the Board.

Ascena Retail Group, Inc.	14	2019 Proxy Statement

Compensation Committee
The function of the Compensation Committee is to assist the Board by: (i) evaluating and determining all matters relating to the compensation (including base salary, incentive compensation and equity-based awards) of the CEO, Interim Executive Chair of the Board and our other executive officers (including the named executive officers and our former Chairman and CEO until his retirement) and certain other key executives and employees; (ii) administering and functioning as the committee that is authorized to grant stock options, restricted stock and/or restricted stock units (“RSUs”) and other equity-based and incentive awards to executive officers and such other key executives and employees as the Compensation Committee shall determine under our stock and cash incentive plans, including the Company’s 2016 Omnibus Incentive Plan, as amended (the “Omnibus Incentive Plan”) and as the committee authorized to grant awards under other incentive plans applicable to the executive officers of the Company as in effect from time to time; and (iii) reviewing and reporting to the Board on such other matters as may be appropriately delegated by the Board for the Compensation Committee’s consideration.
The Compensation Committee has sole authority to retain and obtain the advice of compensation consultants, outside legal counsel and other advisers, each referred to herein as an “Adviser,” to assist it with the execution of its duties and responsibilities. The Compensation Committee has the authority to set the compensation and other terms and conditions and oversee the work of the Advisers, to receive appropriate funding from the Company for the payment of compensation to the Advisers and to terminate the services of an Adviser. In selecting Advisers, the Compensation Committee will take into account factors it considers appropriate or as may be required by law, regulation or under the Nasdaq listing standards.
In fiscal 2018, following an extensive search process, the Compensation Committee selected and engaged Semler Brossy Consulting Group, LLC (“SBCG”) as the Compensation Committee’s independent compensation consultant. SBCG continues to serve as the Compensation Committee’s independent compensation consultant. The Compensation Committee determined that SBCG did not have any conflict of interest in its dealings with the Compensation Committee (or the Company). The Compensation Committee made this determination, in part, by reviewing and considering the factors set out by the applicable SEC rules and Nasdaq listing standards addressing compensation advisor conflicts of interest.
The Compensation Committee regularly evaluates the nature and scope of the services provided by SBCG. In order to ensure that SBCG remains independent, SBCG is only engaged by, takes direction from, and reports to the Compensation Committee and, accordingly, only the Compensation Committee has the right to terminate or replace SBCG at any time.
How many times did each standing committee meet in fiscal 2019?
During fiscal 2019, the Audit Committee met eight times, the Compensation Committee met nine times and the Leadership and Corporate Governance Committee met six times.
What is the Board’s role in the risk oversight process?
It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to the Company. The Board exercises its oversight of the Company’s risks through regular reports to the Board from our CEO, our Interim Executive Chair of the Board and other members of senior management on areas of material risk, actions and strategies to mitigate those risks and the effectiveness of those actions and strategies. The Board also administers its risk oversight function through its Audit and Compensation Committees.
The Audit Committee discusses with management the Company’s policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps management has taken to monitor and control those risks. Members of senior management with responsibility for oversight of particular risks report to the Audit Committee periodically throughout the year. The Company’s chief internal audit executive annually prepares a comprehensive risk assessment report which identifies the material business risks (including strategic, operational, financial reporting and compliance risks) for the Company as a whole, as well as for each operating segment, and identifies the controls that address and mitigate those risks. The chief internal audit executive reviews that report with the Audit Committee each year. The Audit Committee reports to the full Board annually, or more frequently as required, on its review of the Company’s risk management.
The Compensation Committee establishes our executive compensation programs in a balanced and diversified manner while also creating significant, yet appropriate, incentives for strong performance based on our business and strategic plan. In most cases, each component of our performance-based compensation program is subject to a limit on the cash paid or the number of shares delivered. We believe that our compensation programs reflect an appropriate balance of short-term, long-term, guaranteed and performance-based compensation in order not to encourage excessive risk-taking. A significant portion of our compensation program includes performance-based compensation and equity-based compensation. We believe that this helps to ensure that our NEOs and other employees focus on the health of our business and the success of broad performance metrics that will deliver stockholder value over time and discourages excessive risk-taking by our NEOs and other employees. The Compensation Committee also evaluates on a regular basis our overall mix of equity-based incentive awards relative to cash-based incentive awards to align our executives’ incentives with stockholder interests and long-term value.

Ascena Retail Group, Inc.	15	2019 Proxy Statement

How does the Board evaluate director candidates recommended by stockholders?
The Governance Committee does not evaluate stockholder nominees differently than any other nominee. Pursuant to policies set forth in our Leadership and Corporate Governance Committee Charter and Corporate Governance Guidelines, our Governance Committee will consider stockholder nominations for directors if we receive timely written notice, in proper form, of the intent to make a nomination at a meeting of stockholders. To be timely for the 2019 Annual Meeting, the notice must be received within the time frame discussed above under the heading “How do stockholders submit proposals for the Company’s 2019 Annual Meeting of Stockholders?” To be in proper form, the notice must, among other things, include each nominee’s written consent to be named as a nominee and to serve as a director if elected, the number of shares held of record and beneficially owned by the nominee, and any other information relating to the nominee that is required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required pursuant to Regulation 14A under the Exchange Act.
 How are directors compensated?
General Philosophy
For fiscal 2019, total compensation for our non-employee Board members was within a competitive range of the peer group median. The peer group used to assess the competitiveness of non-employee director compensation is identified under “Peer Group” in the Compensation Discussion and Analysis. During fiscal 2019, our non-employee directors received an annual cash retainer, committee fees, and an annual equity retainer.
The Board, in consultation with SBGC, the Compensation Committee’s compensation consultant, analyzes the Company’s Board compensation in comparison to its peer group, and determines on an annual basis whether to recommend any adjustments in Board compensation to the Board. No changes were made to the structure or design of the Company’s Board compensation for fiscal 2019.
David Jaffe, our former Chairman and CEO, and Gary Muto, our current CEO and director, did not receive any additional cash or equity compensation for their service as directors in fiscal 2019 while serving as executive officers of the Company and members of the Board. Following her appointment as Interim Executive Chair of the Board on May 1, 2019, Ms. Teffner did not receive any additional compensation for her service as a director in fiscal 2019. Compensation paid to Mr. Jaffe and Ms. Teffner for their service non-employee directors during fiscal 2019 is reflected in the Summary Compensation Table in the Compensation and Discussion Analysis, along with compensation paid to them for their service as executive officers during fiscal 2019.
Cash Compensation
For fiscal 2019, we paid our non-employee Board members as follows:

Fee
Annual Board Cash Retainer	$80,000
Annual fees to each committee member (excluding committee chairs) are as follows:
Audit Committee	$15,000
Compensation Committee	$12,500
Leadership and Corporate Governance Committee	$10,000
Annual fees to the committee chairs and lead independent director are as follows:
Audit Committee Chair	$25,000
Compensation Committee Chair	$20,000
Leadership and Corporate Governance Committee Chair	$15,000
Lead Independent Director	$30,000

Ascena Retail Group, Inc.	16	2019 Proxy Statement

Equity Compensation

The Company generally makes equity grants of RSUs to our directors on an annual cycle in September or October, which vest on the one-year anniversary of the grant date. We generally provide an annual equity retainer of $130,000 for service on our Board; however, for a second consecutive year, the value of RSU awards to directors was reduced by 30% to align with actions taken for our NEOs (other than Ms. Hufford), who also received a 30% reduction to their annual long-term incentive grants for fiscal 2019 (as described in the “Compensation Discussion and Analysis” below). We discounted the RSU grants to our directors in order to conserve shares during a period of depressed share price. The following RSU grants were made to our non-employee directors in fiscal 2019:

Director	Number of Restricted Stock Units Granted(1)
Katie J. Bayne	24,138
Kate Buggeln	24,138
Steven Kirshenbaum(2)	24,138
Katherine Krill	24,138
Marc Lasry(2)	24,138
Randy Pearce(3)	24,138
Stacey Rauch	24,138
Carl Rubin	24,138
Carrie W. Teffner	24,138
John L. Welborn, Jr.(4)	34,067
Linda Yaccarino	24,138

(1)	RSUs granted to non-employee directors in fiscal 2019 vest one year from the grant date.

(2)	Messrs. Kirshenbaum and Lasry resigned as members of the Board effective as of June 30, 2019.

(3)	Mr. Peace retired as a member of the Board on October 4, 2018.

(4)	Mr. Welborn received a pro-rated portion of the reduced fiscal 2018 RSU award, in addition to the reduced fiscal 2019 RSU award.

Changes for Fiscal 2020
For fiscal 2020, non-employee directors will receive an equity award of 24,000 stock options, which is approximately equal to the number of RSUs granted to non-employee directors in fiscal 2019. The equity award for our directors was changed to a fixed grant of stock options to align with the actions taken for our NEOs, who will receive a fixed number of stock options in fiscal 2020 (as described in the “Compensation Discussion and Analysis” below). The decision to grant a fixed number of stock options, rather than calculate awards based on a grant date fair value, is intended to preserve shares under the Omnibus Incentive Plan. In a depressed share price environment, it is critical that we control share usage and dilution as well as avoid granting potential windfall awards to our directors and NEOs. Further, granting stock options to our non-employee directors is intended to align actual pay with Company performance, as our non-employee directors will only realize value if we achieve strong stock price performance and deliver value to our stockholders. Cash compensation for our directors is unchanged for fiscal 2020. The Board also determined that the compensation for Messrs. Begeman and Keglevic, who joined the Board in September 2019, would consist of a $250,000 cash retainer and no equity award.

Ascena Retail Group, Inc.	17	2019 Proxy Statement

FISCAL 2019 DIRECTOR COMPENSATION TABLE

The following table provides each element of non-employee director compensation for fiscal 2019.

Name(1)	Fees Earned or Paid in Cash ($)	RSU Awards ($)(2)	All Other Compensation ($)	Total ($)
Katie J. Bayne	90,000	91,000	—	181,000
Kate Buggeln	129,863	91,000	—	220,863
Steven Kirshenbaum(3)	72,444	91,000	—	163,444
Kay Krill	86,250	91,000	—	177,250
David Jaffe(4)	—	—	—	—
Marc Lasry(3)	72,444	91,000	—	163,444
Randy L. Pearce(5)	23,819	—	—	23,819
Stacey Rauch	106,374	91,000	—	197,374
Carl Rubin	115,653	91,000	—	206,653
Carrie W. Teffner(6)	—	—	—	—
John L. Welborn, Jr.(7)	98,956	128,432	—	227,388
Linda Yaccarino	104,458	91,000	—	195,458

(1)	Messrs. Begeman and Keglevic joined the Board effective September 30, 2019.

(2)
Reflects the aggregate grant date fair value of RSU awards calculated in accordance with ASC Topic 718. Assumptions used in the valuation of equity based awards are discussed in “Stock-Based Compensation” in Note 17 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended August 3, 2019.

(3)	Messrs. Kirshenbaum and Lasry resigned as members of the Board effective as of June 30, 2019.

(4)
Compensation received by Mr. Jaffe for his service as a non-employee director during fiscal 2019 following his retirement as an employee of the Company effective June 28, 2019 is reported in the Summary Compensation Table.

(5)	Mr. Pearce retired as a member of the Board on October 4, 2018.

(6)
Ms. Teffner was appointed Interim Executive Chair of the Board effective May 1, 2019. As of that date, Ms. Teffner receives no additional compensation for her service as a member of the Board. Compensation received by Ms. Teffner in respect of her service as a non-employee director (including the “Teffner Director RSU” discussed in the Summary Compensation Table below) and in respect of her service as Interim Executive Chair of the Board is reported in the Summary Compensation Table.

(7)	Mr. Welborn received a pro-rated portion of the reduced fiscal 2018 RSU award, in addition to the reduced fiscal 2019 RSU award.

Ascena Retail Group, Inc.	18	2019 Proxy Statement

As of August 3, 2019, the aggregate number of RSUs and stock options held by each non-employee director was:

Name	Number of RSUs	Number of Options
Katie J. Bayne	24,138	—
Kate Buggeln	24,138	—
David Jaffe(1)	—	—
Steven Kirshenbaum	24,138	—
Kay Krill	24,138	—
Marc Lasry	—	—
Randy L. Pearce	—	—
Stacey Rauch	24,138	—
Carl Rubin	24,138	—
John L. Welborn, Jr.	34,067	—
Linda Yaccarino	24,138	—

(1)	The aggregate number of outstanding stock options held by Mr. Jaffe are reported in the “Outstanding Equity Awards at Fiscal Year End” table below.
Are directors and executive officers required to own a minimum amount of the Company shares of common stock?
Our Board believes it is important that our non-employee directors and executive officers have, and are recognized both internally and externally as having, long-term financial interests that are aligned with those of our stockholders. In fiscal 2012, pursuant to the recommendation of the Compensation Committee, the Board adopted stock ownership guidelines for our CEO and non-employee directors (the “Ownership Guidelines”). In June 2016, the Ownership Guidelines were amended and restated to, among other things, expand the group of persons subject to the Ownership Guidelines to include all members of our leadership team, including each of the Company’s executive officers and presidents of each of the Company’s brands. The Ownership Guidelines with respect to our CEO became effective in September 2011, with respect to our non-employee directors, became effective on December 7, 2011, and with respect to all such other members of Company leadership, became effective on June 2, 2016. See “Executive Compensation — Compensation Discussion and Analysis — Stock Ownership Guidelines for Executive Officers” below for a discussion of the Ownership Guidelines as amended and restated, with regard to our CEO and all such other members of Company leadership, and each NEO’s current progress towards achieving the guidelines.
Under the Ownership Guidelines, non-employee directors are required to hold (determined annually as of the last day of the prior fiscal year) three times their annual cash retainer (currently $80,000 per annum, for a total of $240,000).
The Ownership Guidelines authorize a transition period for non-employee directors to achieve the three-time ownership level of five years from the later of December 7, 2011 and the date the director commences service on our Board. As of August 3, 2019, Mr. Jaffe, Ms. Bayne, Ms. Buggeln and Ms. Krill satisfied the Ownership Guidelines. The remaining non-employee directors are still within the transition period to satisfy the Ownership Guidelines.
Ownership includes: (i) shares of our stock acquired on the open market or purchased through the exercise of stock options or settlement of any other type of equity award (such as restricted stock, RSUs, deferred stock or a deferred stock unit); (ii) vested equity awards (other than stock options or stock appreciation awards); (iii) vested shares of our stock allocated under any tax-qualified plan (although non-employee directors may not participate in the 401(k) plans, if a director previously was an employee and participated in the plan, such shares would count as “owned”); and (iv) unvested RSUs (but excluding unvested performance-based equity awards). Shares held individually or jointly or by a “family member” (as defined in the securities laws which would include certain trusts, family partnerships and foundations) would count as “owned” by the non-employee director. Vested and unvested stock option awards do not count towards the stock ownership requirement. The Ownership Guidelines, as amended and restated, are posted on the “investors” page of the Company’s website at www.ascenaretail.com, accessible through the “Corporate Governance” tab.
Does the Company maintain Indemnification Agreements with the members of the Board and Executive Officers?
Yes, the Company has entered into indemnification agreements (collectively, the “Indemnification Agreements”) with each of the members of the Board. Ascena also entered into Indemnification Agreements with Gary Muto, CEO, Carrie W. Teffner, Interim Executive Chair of the Board, Dan Lamadrid, Executive Vice President and Chief Financial Officer (“CFO”), and Wendy Hufford, Senior Vice President and General Counsel. The Indemnification Agreements supplement the Company’s Third Amended and Restated Certificate of Incorporation, the Company’s by-laws and Delaware law in providing certain indemnification rights to these individuals. The Indemnification Agreements provide, among other things, that we will indemnify these individuals to the fullest extent permitted by Delaware law and to any greater extent that Delaware law may in the future permit, including the advancement of attorneys’ fees and other expenses incurred by such individuals in connection with any threatened, pending or completed action, suit or other proceeding,

Ascena Retail Group, Inc.	19	2019 Proxy Statement

whether of a civil, criminal, administrative, regulatory, legislative or investigative nature, relating to any occurrence or event before or after the date of the Indemnification Agreements, by reason of the fact that such individuals are or were our directors or officers, subject to certain exclusions and procedures set forth in the Indemnification Agreements.
Does the Company have a written Code of Ethics?
Yes, our “Code of Ethics for Senior Financial Officers” is posted on the “investors” page of the Company’s website at www.ascenaretail.com, accessible through the “Corporate Governance” tab. This code of ethics complies with the requirements of the Sarbanes-Oxley Act of 2002 pertaining to codes of ethics for chief executives and senior financial and accounting officers. If we amend or waive a provision of our “Code of Ethics for Senior Financial Officers” that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, we will post such information at this location on our website. A copy of the code of ethics will be provided to any stockholder upon request.
Does the Company have a Whistleblower Policy?
Yes, as required by the Sarbanes-Oxley Act of 2002, we have established a confidential hotline for employees to call with any information regarding concerns about accounting or auditing matters. All calls are referred to the Chair of the Audit Committee. Our “Whistleblower Policy” is posted on the “investors” page of the Company’s website at www.ascenaretail.com, accessible through the “Corporate Governance” tab.

How can I communicate with members of the Board?
You may contact any member of the Board by writing to our Board at:
Ascena’s Board of Directors
c/o Chair of the Audit Committee
Ascena Retail Group, Inc.
933 MacArthur Boulevard
Mahwah, New Jersey 07430
To the extent reasonably practical under the circumstances, all such communications are treated confidentially and you can remain anonymous when communicating your concerns.
When does the Company’s fiscal year end?
Historically, our fiscal years have ended on the last Saturday in July. However, in June 2018, the Board approved a change in the Company’s fiscal 2018 year end to August 4, 2018, and for each year thereafter, to the Saturday closest to July 31. References in this proxy statement to a “fiscal year” are to the calendar year in which the fiscal year ends. For example, the fiscal year ended August 3, 2019 is referred to as “fiscal 2019” and the fiscal year ended August 1, 2020 is referred to as “fiscal 2020.”

Ascena Retail Group, Inc.	20	2019 Proxy Statement

EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS
OVERVIEW

Ascena Retail Group, Inc.	21	2019 Proxy Statement

This Compensation Discussion and Analysis describes the compensation philosophy, objectives, policies and practices with respect to our named executive officers (the “NEOs”). The NEOs for fiscal 2019 are comprised of our principal executive officer, principal financial officer, the three other most highly compensated officers serving at the end of fiscal 2019, in addition to two former executive officers based upon their pre-separation compensation, are as follows:

Gary Muto, CEO

Carrie W. Teffner, Interim Executive Chair of the Board

Dan Lamadrid, EVP and CFO

Wendy Hufford, SVP, General Counsel and Secretary

David Jaffe, Former Chairman and CEO

Robb Giammatteo, Former EVP and CFO

Brian Lynch, Former President and Chief Operating Officer

Ascena Retail Group, Inc.	22	2019 Proxy Statement

EXECUTIVE SUMMARY

Financial Results and Portfolio Realignment
Our financial results for fiscal 2019 fell short of our expectations, and we struggled to efficiently respond to broader headwinds in the retail industry. Specific factors impacting our fiscal 2019 enterprise operational results included increased competition and pricing pressure, our product portfolio that failed to reflect evolving consumer tastes and preferences across all of our brands, and the relatively high overhead costs embedded in our multi-brand portfolio strategy. We, as a team, understand the imperative of returning to profitability, and we take seriously our commitments to our customers, vendors, and stockholders.
The disappointing enterprise-level results in fiscal 2019 culminated in a review of our segment and brand portfolio and overall enterprise structure. During the second half of fiscal 2018 and the first half of fiscal 2019, we identified our Value segment as being particularly vulnerable to secular trends towards multi-channel retail platforms and evolving consumer tastes. As a result, we made the decision in the second half of fiscal 2019 to sell the maurices brand to an affiliate of OpCapita LLP and use the proceeds to pay down existing loan balances and/or to reinvest in our other brands that we view as having greater potential in the current retail environment. In addition to cash proceeds, we received an approximately 49.6% interest in the OpCapita LLP affiliate that is now the owner of maurices. Following the sale of maurices, we also made the difficult decision to wind-down the operations of dressbarn, which was the first brand of Ascena and which was started by our Founder, Roslyn Jaffe, in 1962. The decisions to sell maurices and wind-down dressbarn’s operations were difficult and effectively removed us from the value fashion market; that said, we believe that each decision streamlines our operations, allows for further investment of financial and human capital in higher growth opportunities, and better positions us to deliver long-term value to our stockholders.
Despite our disappointing and unacceptable enterprise-level results in fiscal 2019, we believe that our remaining brand portfolio contains positive growth opportunities for us to leverage in fiscal 2020. In particular, our Premium Fashion segment continues to perform well and achieved positive comparable sales year-over-year, and Justice remains the number one specialty player in girls’ apparel. Our transformation initiatives are leading to a stronger product that resonates with our customers by providing assortment versatility. One strong example of this is our Premium segment at Ann Taylor, where we are shifting the perception toward more wearing occasions relevant to our customers’ daily life. We are optimistic that this shift in the merchandising strategy for Ann Taylor and LOFT will translate into winning strategies across our portfolio. Our remaining brands-Justice in the Kids Fashion segment and Lane Bryant and Catherines in the Plus Fashion segment-had mixed results across fiscal 2019 and are seen as key growth platforms to lift our enterprise-level results for fiscal 2020. Our successes across these three brands hinge on our ability to execute on our three key priorities: (i) driving sustainable growth, (ii) improving operating margins, and (iii) optimizing our capital structure.
We will also look towards fiscal 2020 as an opportunity to continue right-sizing our brand support staff and identifying areas for cost savings. As an output of our portfolio realignment, we have re-focused our efforts on creating a more nimble organization and optimizing our existing human capital across our brands. Initiatives focused on reducing our structural costs are expected to contribute an additional $150 million in cumulative realized savings, most of which will be realized in fiscal 2020. This focus on nimbleness and efficiency better positions us to deliver on our commitments to our customers, vendors, and stockholders.
New Leadership Team
The Company implemented several significant leadership transitions during fiscal 2019. In connection with the aforementioned portfolio realignment, David Jaffe retired as Chairman and CEO from those positions on May 1, 2019 and Gary Muto was elevated to the role of CEO and appointed to the Board of Directors. Mr. Muto had previously served as President and CEO-Ascena Brands since August 2017.
Given the challenging and rapidly evolving retail market, we also appointed Carrie W. Teffner as Interim Executive Chair of the Board on May 1, 2019. In her role as Interim Executive Chair of the Board, Ms. Teffner works as a thought partner with Mr. Muto in formulating the Company’s go-forward strategy and stabilizing business operations.
Among other factors, the appointments of Mr. Muto and Ms. Teffner make our leadership structure more efficient and optimize brand leadership and integration under our “one ascena” philosophy, which we believe will be a core driver in stabilizing our business. The appointments of Mr. Muto and Ms. Teffner are described in more detail in the section titled “Year of Significant Transition in Company Leadership.”
Additionally, Brian Lynch, our former President and Chief Operating Officer, and John Pershing, our former Chief Human Resources Officer, departed the Company during fiscal 2019. Robb Giammatteo, our former CFO, departed the Company at the conclusion of fiscal 2019. These departures are described in more detail in the section titled “Year of Significant Transition in Company Leadership.”
Dan Lamadrid was elevated to the role of CFO, effective on the first day of fiscal 2020. Mr. Lamadrid had previously served as Chief Accounting Officer. Additionally, Wendy Hufford was appointed as SVP and General Counsel in October 2018.

Ascena Retail Group, Inc.	23	2019 Proxy Statement

Below we provide a timeline of leadership transitions and significant events for our business during 2019:

**October 2018:**
Ms. Hufford hired as General Counsel
**March 2019:**
Announced sale of maurices to OpCapita
**May 2019:**
Mr. Jaffe retires as Chairman & CEO; Mr. Lynch's departs as President & COO
Mr. Muto promoted to CEO; Ms. Teffner appointed Interim Executive Chair of the Board
**May 2019:**
Announced wind-down of dressbarn operations
Completed sale of maurices
**June 2019:**
Mr. Pershing departs as CHRO
**August 2019:**
Mr. Giammatteo departs as CFO
Mr. Lamadrid promoted to CFO, effective the first day of fiscal 2020
**Q2 FY2020:**
Expected completion of dressbarn operations wind-down

Key Fiscal 2019 Executive Compensation Outcomes
We believe the executive compensation-related decisions made for fiscal 2019, and the associated outcomes of our programs, highlight our ongoing focus on aligning our executives’ interests and pay opportunities with those of our stockholders. In fiscal 2019:

•
Our former CEO, Mr. Jaffe, did not receive a seasonal cash incentive payout for either the fall or spring 2019 season due to Consolidated Ascena Enterprise Operating Income falling below our threshold goals;

•
We achieved segment/brand Operating Income results between threshold and target goals for the fall 2019 season that resulted in a fall season incentive compensation (“IC”) payout at 31.0% of target for our other then-serving NEOs (other than Ms. Hufford);

•	We did not achieve threshold Operating Income goals for the spring season, and as such, our NEOs (other than Ms. Hufford) did not receive a spring season IC payout;

•	Ms. Hufford received an IC payout at 100% of target for both the fiscal 2019 fall and spring seasons in accordance with her offer letter;

•
The Compensation Committee again discounted the target value of annual long-term incentive awards to each of the NEOs (other than Ms. Hufford) by 30% (as was the practice in fiscal 2018) to better align pay opportunities with recent Company performance and to conserve shares. As such, these NEOs, including our CEO, were granted only 70% of their typical long-term incentive award target. Ms. Hufford received a “steady state” long-term incentive award with no discount in accordance with her offer letter;

•	Annual long-term incentive ("LTI") opportunities in fiscal 2019 were granted in the form of:

•
Performance-based cash long-term incentive plan ("LTIP") awards that vest after 3 years based on our Comparable Sales and Adjusted EBITDA performance with a modifier for TSR performance relative to a select group of peers (60% of “steady-state” target weighting; 86% of actual awards for fiscal 2019). LTIP awards are intended to encourage growth to fund our business and increase stockholder returns; and

•
Time-vesting stock options that vest over a 2-year period (20% of “steady-state” weighting; 14% of actual annual awards to all NEOs in fiscal 2019). Stock options are intended to encourage a long-term focus on value creation given their 7-year exercise term.

•
Similar to last year, in conjunction with the 30% reduction in long-term incentive opportunities for the NEOs (other than Ms. Hufford), time-based RSUs were not granted to any of our NEOs (other than Ms. Hufford) during the annual grant cycle to further

Ascena Retail Group, Inc.	24	2019 Proxy Statement

the link between long-term pay opportunities and stockholder value creation (time-based RSUs otherwise represent 20% of the “steady-state” weighting); and

•
In October 2019, the Compensation Committee terminated the Company’s Transformation Bonus Program and all outstanding awards under the Transformation Bonus Program. Additional information about the Transformation Bonus Program and the decision to terminate it is provided below under the heading “Transformation Bonus Opportunity”.

COMPENSATION PROGRAM OBJECTIVES AND PHILOSOPHY

We design our executive compensation program to attract and retain highly skilled, performance-oriented executives. In doing so, we structure incentives to motivate strong financial performance and align with stockholder interests. The following core principles guide the achievement of our stated objectives:

PRINCIPLE	IMPACT
Provide market-competitive opportunities to attract and retain key talent
•  Offer total compensation opportunities that are competitive with those offered by similarly-situated companies with which we compete for executive talent. In practice, this results in salary compensation for senior management positions being positioned within a competitive range of the compensation peer group median

Encourage and reward performance at the individual, brand, and corporate levels
•     Balances all aspects of an executive’s responsibilities: base salary for day-to-day responsibilities; seasonal cash incentive bonuses for shorter-term returns linked to annual financial performance; and long-term cash and/or equity incentive awards to align executives’ focus with stockholder value creation and the future performance of the Company

•      For fiscal 2019, this resulted in compensation delivered in three primary forms: base salary, seasonal cash IC bonuses, and LTIP awards and equity incentives. The mix of vehicles is intended to ensure that a significant portion of the total compensation opportunities for our executives are “at risk” based on Company and individual performance

Align executives’ interests with those of stockholders
•     Explicitly ties a portion of long-term incentives to the performance of our stock price over a period of several years

•     Encourages retention and a longer-term performance focus though vehicles that carry multi-year performance periods and service-based vesting requirements

With respect to the total direct compensation paid to our NEOs, the Compensation Committee, with the recommendations and advice of its independent compensation consultant, utilizes and reviews data from peer companies and survey data provided by Equilar for the purposes of analyzing the pay positioning of key roles within the organization. Industry-based compensation studies and data inform our general understanding of current compensation practices and serve as one input into our compensation decision-making process. Additional points of reference for the Compensation Committee include a role’s scope of responsibilities, the criticality of an individual to the organization, and an individual’s potential to influence and drive future business results.

Ascena Retail Group, Inc.	25	2019 Proxy Statement

KEY FEATURES OF THE EXECUTIVE COMPENSATION PROGRAM
The Compensation Committee reviews our executive compensation and benefits programs on an ongoing basis to evaluate whether these programs support the Company’s compensation philosophy and objectives and serve the interests of our stockholders. The Company’s practices include the following, each of which the Compensation Committee believes reinforces our executive compensation philosophy and objectives:

What We Do:

 •    Linkage Between Performance Measures and Long-Term Growth — Our executive compensation program is designed to attract and retain talent with an emphasis on pay-for-performance and creating long-term value through sustainable net income growth (resulting in increased stockholder returns).

•   Performance-Based Long-Term Incentive Awards — Performance-based long-term cash LTIP awards represent 60% of the Company’s annual LTI mix for the NEOs on a “steady-state” basis (and represented 86% of the LTI mix for NEOs other than Ms. Hufford in fiscal 2019). For the three-year period beginning in fiscal 2019, cash LTIP award payouts are tied to Comparable Sales (25%) and Adjusted EBITDA (75%) with a modifier based on TSR performance relative to a select group of peers.

 •    Market Comparison of Executive Compensation Against a Relevant Peer Group — The Compensation Committee annually reviews competitive market data provided by its independent compensation consultant and Company management.

 •    “Double Trigger” Change in Control Severance — In the event of a change in control, cash severance benefits are predominantly payable or vest upon a “double trigger” for our executive officers (i.e., upon an involuntary termination that occurs 90 days prior to or within 2 years following a change in control), and there are no “walk rights” following a change in control (i.e., the ability for executives to receive change in control-related payments without the loss of their job or substantial diminution of job duties).

• Independent Compensation Consultant — The Compensation Committee retains its own compensation consultant to review and advise on the Company’s executive compensation program and practices.
• Maximum Payout Caps for Executive Officer Incentive Compensation Programs — Payouts under our short-term IC and long-term cash LTIP programs are capped at 200% of target.

 •    Stock Ownership Guidelines — Our CEO is required to hold 6x his base salary, and our other executive officers and brand presidents are required to hold 1x their base salaries, each to be achieved within five years of the adoption of the guidelines or, if later, promotion or hire.

• Hedging/Pledging Policy — Our executive officers or non-employee directors are prohibited from engaging in hedging or pledging transactions with respect to our stock.

What We Don’t Do:
☒ No Guaranteed Salary Increases
☒ No Change in Control or Perquisite Tax Gross-Ups
☒ No Employment Agreements
☒ No Significant Executive Perquisites
☒ No Excessive Severance Benefits
☒ No Service-Based Defined Benefit Pension Plan or Other Similar Benefits
☒ No Repricing of Underwater Stock Options Without Stockholder Approval
☒ No Executive Officer is Entitled to Termination Bonus in Excess of Market Standard

Ascena Retail Group, Inc.	26	2019 Proxy Statement

KEY ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

Our executive compensation program is designed to attract and retain quality leaders with an emphasis on pay-for-performance and creating sustainable long-term stockholder returns. Our compensation program includes significant performance-based elements which are intended to create a meaningful incentive for outstanding performance and serves as an effective retention tool. For fiscal 2019, our annual executive compensation program generally consisted of the following elements:

Element	Purpose
Base salary
Provide a fixed component of pay that is aligned with our compensation philosophy and intended to attract and retain executives with the necessary skills and experience to execute on our strategic priorities.

Seasonal cash incentive bonuses	Provide a bonus opportunity linked to our seasonal Operating Income performance to drive executives’ focus on our ongoing financial success.
Equity awards
Create an ownership culture among employees, provide an incentive to contribute to the continued growth and development of our business and align the interests of executives with stockholders over a long-term period.

Cash LTIP Awards	Focus our executives on the long-term goals and strategic initiatives of the organization and align the interests of executives with stockholders over a long-term period.

FISCAL 2019 PAY MIX & PERFORMANCE FOCUS

The following features of our compensation program for executive officers underscore our performance-based compensation philosophy:

•	Our fiscal 2019 Annual Cash Incentive Plan was tied entirely to performance against pre-established, seasonal Operating Income (“OI”) goals.

•
86% of the actual fiscal 2019 annual long-term incentive grants to each of our NEOs (other than Ms. Hufford and Ms. Teffner) were in the form of a three-year cash LTIP award with payout contingent on achieving pre-established Comparable Sales and Adjusted EBITDA goals with a relative TSR overall payout modifier.

•
Nonqualified stock option awards comprised 14% of the annual LTI grants to our NEOs (other than Ms. Hufford and Ms. Teffner) in fiscal 2019. NEOs only “realize” value from stock options to the extent that our share price increases above the exercise price.

•	Approximately 88% of total target compensation for Mr. Muto, our CEO, was tied to the achievement of corporate performance objectives and share price performance.

•	We did not grant time-based RSUs to our NEOs (other than Ms. Hufford) as part of our ongoing pay program in fiscal 2019.
We allocate compensation between short-term and long-term components and between cash and equity in order to maximize executive performance and retention. Long-term cash compensation and equity awards comprise an increasingly larger percentage of overall total compensation opportunities for our executives as position levels increase based on our belief that these elements of compensation more closely align their interests with our financial performance and with our stockholders’ interests.

Ascena Retail Group, Inc.	27	2019 Proxy Statement

For fiscal 2019, the targeted mix of base salary, annual cash incentive bonuses, and long-term incentives for our NEOs employed at the end of fiscal 2019 was:
Other NEOs
OPPORTUNITY FOR STOCKHOLDER FEEDBACK
Each year, the compensation of our NEOs, as disclosed in our annual proxy statement, is submitted to our stockholders for a non-binding advisory vote (commonly known as a “say-on-pay” proposal). In response to a significant decline in stockholder support for our say-on-pay vote at our 2015 annual meeting, we initiated significant stockholder outreach in order to obtain input from our stockholders regarding the Company’s executive compensation program and as a result, made several changes to our compensation programs. We continue to consider stockholder input when making decisions regarding our executive compensation programs. In each of the last three years, our say-on-pay proposal has received above 90% support.

We value a strong dialogue with our stockholders and discuss pay-related topics from time-to-time in order to solicit stockholder feedback during the program design process. Stockholders are invited to express their views or concerns directly to the Compensation Committee or the Board in the manner described above under “How can I communicate with members of the Board”.

 FREQUENCY OF SAY-ON-PAY VOTE

Consistent with the preference expressed by our stockholders at the 2017 Annual Meeting of Stockholders in our frequency of say-on-pay vote, we currently hold our say-on-pay vote on an annual basis.

Ascena Retail Group, Inc.	28	2019 Proxy Statement

DETERMINATION OF COMPENSATION

When reviewing and evaluating our executive compensation for fiscal 2019, we relied on the significant prior experience of our Compensation Committee in establishing compensation programs and levels across many companies in multiple industries, the input of our former Chairman and CEO (except with regard to his own compensation) and the Compensation Committee’s independent consultant. The following is an overview of the roles of the various participants in our executive compensation process:

PARTICIPANTS	ROLE IN THE EXECUTIVE COMPENSATION PROCESS
Compensation Committee
•  Our Compensation Committee reviews and approves salaries and other compensation of all senior executives of the Company (including the NEOs).
•  Our Compensation Committee also administers the Omnibus Incentive Plan, and establishes and reviews the achievement of performance goals and other matters relating to the Company’s annual, semi-annual and long-term bonus and incentive plans for senior executives (including the NEOs).

Executive Officers
•  Our CEO annually reviews the performance of each NEO with the Compensation Committee and makes recommendations with respect to each key element of executive compensation for each NEO (excluding himself), as well as other senior executives at the Company. Mr. Jaffe was our Chairman and CEO at the start of fiscal 2019 and was responsible for making these recommendations for fiscal 2019.
•  The CFO and HR leadership also prepare and submit information during the course of the year for the consideration of the Compensation Committee, including information relevant to annual, semi-annual and long-term performance measures, proposed financial targets, proposed recommendations for salary increases and proposed equity award allocations.

Bonus Review Committee
•  The Company and Segment/ Brand financial goals under the Omnibus Incentive Plan (which was amended in December 2015 to incorporate the Amended and Restated Executive 162(m) Bonus Plan) are developed by the applicable Bonus Review Committee, which then presents the goals to the Compensation Committee for review and approval.
•  For the fiscal 2019 fall season, Messrs. Jaffe, Giammatteo, and Pershing served as the Bonus Review Committee. For the fiscal 2019 spring season, Messrs. Muto and Lamadrid and Ms. Teffner served as the Bonus Review Committee.

Compensation Consultants
•  In fiscal 2018, following an extensive search process, the Compensation Committee selected and engaged SBCG as its independent compensation consultant. SBCG continued to serve the Compensation Committee in fiscal 2019.

PEER GROUP

Each year, the Compensation Committee reviews and confirms the appropriateness of our compensation peer group in light of any changes to the Company’s size, business direction or strategic vision. The peer group generally serves as the primary reference in reviewing competitive pay practices and compensation levels for our NEOs. The peer group reflects our status as a multi-brand retailer and includes companies with annual revenues generally between one-half and two times the Company’s.
The Company uses the proxy peer group for:

•	Executive compensation market reviews, particularly for our CEO and CFO;

•	Director compensation benchmarking; and

•	Incentive design review and consideration of governance factors relative to the market.
The following companies served as our peer group when on-cycle pay decisions were made for fiscal 2019:

Fiscal 2019 Peer Group
Abercrombie & Fitch	JC Penney
American Eagle Outfitters	L Brands
Bed Bath & Beyond	Ross Stores
Burlington Coat Factory	Signet Jewelers
Dick’s Sporting Goods	Tailored Brands
Foot Locker	Urban Outfitters
Gap	Williams-Sonoma

Ascena Retail Group, Inc.	29	2019 Proxy Statement

In addition to the companies listed above, the Compensation Committee also considered pay levels at several other retailers when establishing Mr. Muto’s pay as CEO. The additional companies listed below were also referenced as relevant data points given their retail focus, multi-brand/ mall-based emphasis, and their relevant size following our sale of maurices and wind-down of dressbarn.

Additional Companies Considered When Establishing Mr. Muto’s Pay as CEO
Carter’s	lululemon athletica
Chico’s FAS	PVH
Express	Ralph Lauren
Guess?	Tapestry
Levi Strauss

The companies referenced when establishing Mr. Muto’s pay upon promotion were also used in establishing Ms. Teffner’s target pay for her role as Interim Executive Chair of the Board. In particular, the ratios of target pay between CEOs and other named executive officers at the companies listed above were used as a guiding post in establishing Interim Executive Chair of the Board pay.
Following significant changes to the Company’s portfolio of brands and the Company’s reduced size, the Compensation Committee is in the process of reviewing the peer group for fiscal 2020.

YEAR OF SIGNIFICANT TRANSITION IN COMPANY LEADERSHIP

The Company experienced several significant leadership transitions during fiscal 2019 and in connection with the aforementioned portfolio realignment. David Jaffe retired as Chairman and CEO on May 1, 2019 and Gary Muto was elevated to the role of CEO and appointed to the Board of Directors. Mr. Muto had previously served as President and CEO-Ascena Brands since August 2017.
Given the challenging and rapidly evolving retail market, we also appointed Carrie W. Teffner as Interim Executive Chair of the Board on May 1, 2019. The Interim Executive Chair of the Board works as a thought partner with the CEO in formulating the company’s go-forward strategy and stabilizing business operations.
Among other factors, the appointments of Mr. Muto and Ms. Teffner make our leadership structure more efficient and optimize brand leadership and integration under our “one ascena” philosophy, which we believe will be a core driver in stabilizing our business.

Ascena Retail Group, Inc.	30	2019 Proxy Statement

Below we provide a timeline of leadership transitions and significant events for our business during 2019:
Mr. Jaffe served as our Chairman and CEO from 2002 until his retirement from those positions on May 1, 2019. Mr. Jaffe’s pay as CEO was established at the beginning of fiscal 2019, similar to our other NEOs that were employed on the first day of the fiscal year. Key elements of his fiscal 2019 compensation include:

•
Base salary was maintained at $1,000,000 (which is positioned near the 25th percentile of the peer benchmarking references); Mr. Jaffe’s base salary had not been not increased since fiscal 2013 and was positioned near the 25th percentile of our peer group;

•
Mr. Jaffe’s target seasonal bonus opportunities as a percentage of salary did not change in fiscal 2019. Consolidated Ascena Enterprise Operating Income achievement below threshold for the fall and spring seasons resulted in no annual IC payout for Mr. Jaffe in fiscal 2019. Further, he did not realize any value from the vesting of performance-based long-term cash incentives as the FY19 cash LTIP award threshold goals were not achieved; and

•
As with our other NEOs that received an annual long-term incentive grant (other than Ms. Hufford), Mr. Jaffe’s long-term incentive opportunity was reduced by 30%. As a result, 86% of Mr. Jaffe’s fiscal 2019 long-term incentive opportunity was a multi-year, performance-based award tied to Comparable Sales and Adjusted EBITDA with a payout modifier for relative TSR, and his target pay opportunity was positioned below the 25th percentile of our peers.

Following Mr. Jaffe’s retirement as Chairman and CEO on May 1, 2019, Mr. Jaffe remained an employee of the Company to serve as a senior advisor through June 28, 2019, at which time Mr. Jaffe retired as an employee. While serving as a senior advisor, Mr. Jaffe was paid a salary at an annualized rate of $250,000.
In connection with Mr. Jaffe’s retirement as CEO, the Company appointed Gary Muto as the Company’s CEO and a member of the Board, effective May 1, 2019. Mr. Muto’s offer letter provides the following compensatory terms:

•
Mr. Muto's base salary remained $1,000,000 for fiscal 2019 and his target opportunity under the Company's IC program was increased to 150% of base salary for the remainder of fiscal 2019, up from his previous target of 125%;

•
Mr. Muto’s annual LTI opportunity for fiscal 2019 was unchanged; and his LTI opportunity for fiscal 2020 will be established as discussed in the “Key NEO Compensation Program Changes for Fiscal 2020” section;

•
In addition, Mr. Muto received a one-time long-term incentive award of performance-based equity (the “Promotion Grant”) in order to align his incentive opportunity directly with the value realized by our stockholders. The Promotion Grant had a target grant date value of $3,850,000, with approximately 60% of the value granted in the form of performance-based RSUs and 40% in the form of performance-based stock options. Both vehicles are tied to the achievement of $3, $5, and $7 stock price hurdles. The Promotion Grant is discussed in further detail in the “Long-Term Incentive Award Section”.

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Given the appointment of Mr. Muto as CEO during a time of significant change in our business and a challenging and competitive retail environment, the Company also appointed Carrie W. Teffner as Interim Executive Chair of the Board, effective May 1, 2019. In her new role, Ms. Teffner will work with Mr. Muto in guiding the Company to achieve our operational milestones and deliver value to our stockholders. Ms. Teffner’s offer letter provides the following compensatory terms:

•
Ms. Teffner will receive a base salary of $1,000,000 for fiscal 2019 and a target opportunity under the Company’s IC program of 150% of base salary. Ms. Teffner’s fiscal 2019 IC payout was pro-rated for her partial year of service as an employee;

•
In addition, Ms. Teffner received a one-time long-term incentive award of performance-based equity (the "Appointment Grant") that had a grant date value of $1,050,000, with approximately 60% of the value granted in the form of performance-based RSUs and 40% in the form of performance-based stock options. The Appointment Grant will vest in accordance with the same vesting schedule that applies to Mr. Muto's Promotion Grant. Similar to our CEO, the Appointment Grant is intended to align Ms. Teffner's incentive opportunity directly with the value realized by our stockholders. The Appointment Grant is discussed in further detail in the ”Long-Term Incentive Award Section”.

The changes to the Company leadership structure, and the accompanying pay actions, are aimed to lead our Company’s turnaround and ensure that our full executive team’s interests and incentive opportunities are aligned with our stockholders’ interests.

00BASE SALARY

The base salaries of our NEOs are an important element of their total compensation packages, and are intended to reflect their respective positions, duties and responsibilities. Each year, the Compensation Committee reviews NEO salaries and, if appropriate, approves merit-based increases based on a number of factors including:

•	The market competitiveness of salaries;

•	The individual performance and potential of each NEO; and

•	The overall performance of the organization.
The Compensation Committee determined not to adjust Mr. Muto’s base salary in connection with his appointment as CEO in May 2019. Mr. Muto’s base salary at the end of fiscal 2019 remained $1,000,000, which is positioned near the 25th percentile of the peer benchmarking references. The base salaries of Ms. Teffner ($1,000,000) and Ms. Hufford ($400,000) were established in connection with their commencement of employment with us in fiscal 2019. The Compensation Committee did not make any adjustments to Mr. Lamadrid’s base salary for fiscal 2019, which remained $425,000. In connection with Mr. Lamadrid’s promotion to Executive Vice President and CFO, Mr. Lamadrid’s base salary increased to $600,000 effective August 4, 2019 (the first day of fiscal 2020). Prior to his retirement as CEO in May 2019, Mr. Jaffe’s base salary was $1,000,000, which was unchanged since fiscal 2013. While serving as an advisor following his retirement as CEO, Mr. Jaffe received a salary of $250,000 at an annualized rate. For fiscal 2019, the Compensation Committee increased Mr. Giammatteo’s base salary to $600,000 (from $500,000 at the end of fiscal 2018) in order to align his cash compensation within a competitive range for CFOs within our peer group. Mr. Lynch’s salary of $1,000,000 remained unchanged in fiscal 2019.

ANNUAL CASH INCENTIVE PROGRAM

The Compensation Committee believes that a substantial percentage of each executive officer’s annual compensation should be tied directly to the financial performance of the Company. Our annual cash incentive compensation (IC) program is a critical element of our executive compensation package, because it is entirely “at-risk” and any earned payouts are solely dependent on Company performance. The IC program in effect for fiscal 2019 was designed to encourage the achievement of our seasonal performance objectives whereby payouts under the program are earned based on the achievement of challenging seasonal financial goals. The performance goals established for the fiscal 2019 seasonal IC programs were intended to focus our NEOs on key financial objectives and business drivers, which we believe will improve our overall operations and increase stockholder value. Each of our NEOs participated in the IC program in fiscal 2019.
We establish the target amount of an NEO’s IC opportunity as a percentage of base salary for the performance period based on the NEO’s position and level within the organization. The seasonal IC payout is equal to their seasonal IC target modified based on performance (adjusted to reflect extraordinary and other special items, including exclusion of the financial effects of any unbudgeted disposal of a business or acquisition, start-up, new joint venture or disposition of an asset) relative to the pre-determined targeted financial performance goals.

Ascena Retail Group, Inc.	32	2019 Proxy Statement

Key mechanics of the program include:

Operating Income serves as the sole metric in the plan because the Compensation Committee believes it is a core driver of retail business performance and a leading indicator of stockholder value creation. Additionally, the plan’s seasonal structure allows for mid-year development of performance targets and provides an incentive for our NEOs to focus on meeting goals in the second half of the fiscal year in circumstances when business performance and macro-economic conditions change relative to our budgeted plan.
The Compensation Committee approved modifications to the measurement of Operating Income goals for fiscal 2019 as follows:

Participants	Operating Income Weighting	Measurement Detail
David Jaffe (until retirement)	100% Consolidated Ascena Enterprise	Consolidated Operating Income for the overall business (“Consolidated Ascena Enterprise” results)
Gary Muto, Rob Giammatteo, Brian Lynch	50% Consolidated Ascena Enterprise; 50% Segment/ Brand	Blend of Consolidated Ascena Enterprise results and the weighted average of Segment/ Brand results (“Segment/ Brand” results)
Dan Lamadrid	100% Segment/ Brand	Weighted average of Segment/ Brand results
Wendy Hufford	N/A	Receives 100% IC payout for both seasons in fiscal 2019 in accordance with offer letter
Mr. Jaffe, our former CEO, continued to be measured only on Consolidated Operating Income for the entire organization in fiscal 2019. The Compensation Committee introduced the Segment/ Brand measurement component for our other NEOs (other than Ms. Hufford) to (i) eliminate the potential that a single segment or brand performing below threshold might “zero out” the IC payout for Ascena Corporate employees; and (ii) to maintain accountability for individual segment and brand leaders. Additionally, the Segment/ Brand component payout is capped at 100% if any individual segment or brand results are achieved below threshold to ensure that payouts do not exceed target in the event that a portion of the business underperforms.
The Compensation Committee sets the applicable performance goals for our seasonal IC program at the beginning of the fall and spring seasons after considering historical operating trends (particularly prior year results), the external market environment, and the Company’s financial plans approved by our Board. Despite the significant headwinds in our business, target Operating Income goals for each fiscal 2019 season were set above actual fiscal 2018 performance. The Compensation Committee believes that the fiscal 2019 goals were sufficiently rigorous and motivational.

As shown in the tables below, achievement of a threshold level of performance would have resulted in a payout equal to 25% of the seasonal incentive targets for each season. The Compensation Committee established a threshold payout of 25% of target for fiscal 2019, which was lower than the one-time threshold payout of 50% of target used in fiscal 2018. A 25% payout at threshold for our NEOs

Ascena Retail Group, Inc.	33	2019 Proxy Statement

more closely aligns with our historical practice and approach to goal-setting. Additionally, in both seasons, a maximum level of performance would yield an incentive payout equal to 200% of the seasonal incentive targets for each season, with interpolation between the threshold and target levels and target and maximum levels.

Named Executive Officer	Threshold Payout Opportunity (as a % of Base Salary)	Annual Target Opportunity (as a % of Base Salary)	Annual Maximum Opportunity (as a % of Base Salary)	Portion Allocated to Fall Season (50% of Target)	Portion Allocated to Spring Season (50% of Target)
Gary Muto	37.50	150	300	75%	75%
Carrie W. Teffner	37.50	150	300	75%	75%
Dan Lamadrid	15	60	120	30%	30%
Wendy Hufford	15	60	120	30%	30%
David Jaffe	37.50	150	300	75%	75%
Robb Giammatteo	18.75	75	150	37.50%	37.50%
Brian Lynch	31.25	125	250	62.50%	62.50%
Fiscal 2019 — Fall Performance
Our fall performance resulted in no payout for our former CEO, Mr. Jaffe, due to Consolidated Ascena Enterprise results falling short of the threshold performance level. Segment/ Brand Operating Income for the fall was achieved between threshold and target performance levels, and when combined with the below-threshold Consolidated Ascena Enterprise results, resulted in a payout just above threshold for the rest of our NEOs (other than Ms. Hufford). Ms. Hufford received a payout of 100% of target for the fall season in accordance with her offer letter.

Fiscal 2019 Fall Bonus	Threshold OI Performance (25% Payout) ($000)	Target OI Performance (100% Payout) ($000)	Maximum OI Performance (200% Payout) ($000)	Actual OI Achieved ($000)	% of Target Achieved	Payout (% Target)
Consolidated Ascena Enterprise Performance (100% of IC for Mr. Jaffe and 50% of IC for all other NEOs)	6,600	31,800	47,500	6,200	0	0
Fiscal 2019 — Spring Performance
Due to rapidly changing customer expectations and significant organizational changes with our portfolio of brands, our Consolidated Ascena Enterprise results and Segment/ Brand results fell short of threshold Operating Income performance levels during the spring season. As such, none of NEOs (other than Ms. Hufford) received a payout under the spring seasonal plan. Ms. Hufford received a payout of 100% of target for the spring season in accordance with her offer letter.

Fiscal 2019 Spring Bonus	Threshold OI Performance (25% Payout) ($000)	Target OI Performance (100% Payout) ($000)	Maximum OI Performance (200% Payout) ($000)	Actual OI Achieved ($000)	% of Target Achieved	Payout (% Target)
Consolidated Ascena Enterprise Performance (100% of IC for Mr. Jaffe and 50% of IC for all other NEOs)	41,200	80,200	124,700	(43,900)	0	0

As a result of the Fall and Spring 2019 OI achievement, the NEOs received the following annual incentive payments for fiscal 2019 performance. Spring 2019 threshold, target, and maximum goals were adjusted to reflect the sale of maurices in May 2019.

Ascena Retail Group, Inc.	34	2019 Proxy Statement

Fiscal 2019 Bonus Payments	Fall OI Earned Payment ($)	Spring OI Earned Payment ($)	Total Fiscal 2019 Seasonal Bonus Payments
Gary Muto	193,443	—	193,443
Carrie W. Teffner	N/A	—	—
Dan Lamadrid	98,850	—	98,850
Wendy Hufford	120,000	120,000	240,000
David Jaffe	—	—	—
Robb Giammatteo	69,640	—	69,640
Brian Lynch	193,443	—	193,443
Mr. Jaffe’s payout reflects the achievement of Consolidated Ascena Enterprise OI results. Payouts for the other NEOs (other than Ms. Hufford) reflect the blended payout for the achievement of Consolidated Ascena Enterprise results and Pro-Rata results. Ms. Hufford received a target IC payout for both the fall and spring seasonal plans in accordance with her offer letter.

LONG-TERM INCENTIVE COMPENSATION

We endeavor to align executive compensation with the achievement of operational and financial results and increases in stockholder value. Our long-term incentive compensation directly links payout opportunities with stock and financial performance. This design is intended to ensure that, in combination with the IC opportunity described above, a majority of each NEO’s total compensation is “at risk” based on Company financial and/or stock performance. However, as described in greater detail below under “Risk Mitigation,” these incentives are designed in a manner that the Compensation Committee believes does not encourage excessive risk taking.
Award Determination for Messrs. Jaffe, Muto, Giammatteo, Lynch, and Lamadrid
Our “steady-state” long-term incentive program contains three primary vehicles, which are each described in greater detail below. However, as described above, and consistent with awards granted in fiscal 2018, the value of annual long-term incentive awards to our NEOs (other than Ms. Hufford) who were employed at the time fiscal 2019 annual awards were granted was reduced by 30% by: (i) halving the target value of stock options and (ii) eliminating RSUs. The resulting long-term incentive mix was formulated to link all long-term pay opportunities with our stock price and/ or financial performance and conserve shares during a period in which our share price was depressed.

Ascena Retail Group, Inc.	35	2019 Proxy Statement

 Restricted Stock Units, 20% Stock Options, 20% Stock Options, 10% Perf.-Based LTIP, 60% 30% LTI “Discount” Perf.-Based LTIP, 60% “Steady State” LTI Awards “Steady State” LTI Awards Reduction of Options FY18 Actual LTI Awards Planning process to actual grant

Reward Vehicle	Key Program Components
Performance-Based Cash LTIP Awards 86% of fiscal 2019 LTI awards
•  Cash-settled performance-based awards with a three-year performance cycle
•  Payout is contingent on the attainment of predetermined performance goals that, for awards granted in fiscal 2019, consisted 25% of Comparable Sales and 75% of Adjusted EBITDA growth, with a payout modifier for TSR performance relative to a select group of peers

Nonqualified Stock Options 14% of fiscal 2019 LTI awards
•   Time-vested stock options, generally vesting 50% per year over 2 years
•   Exercise price is equal to the fair market value of our common stock on the grant date (defined as the average of the high and low Company stock price on the date of grant)
•   Value realized at exercise depends on stock price appreciation
•   7-year term (for stock options granted on or after December 11, 2012)

Award Determination for Ms. Hufford
In accordance with Ms. Hufford’s offer letter, the Compensation Committee determined that the fiscal 2019 long-term incentive awards granted to her would not be discounted by 30%. Ms. Hufford received the “steady state” long-term incentive compensation award mix, which delivered her award 60% in the form of a performance-based cash LTIP award, 20% in the form of stock options, and 20% in the form of RSUs. The cash LTIP award granted to Ms. Hufford has the same performance and vesting criteria as the cash LTIP awards granted to the other NEOs and the stock options and RSUs granted to Ms. Hufford vest 50% in each of the next two years.
Promotion and Appointment Grants for Mr. Muto and Ms. Teffner in Fiscal 2019
In connection with Mr. Muto’s promotion to CEO on May 1, 2019, Mr. Muto received a one-time long-term incentive award of performance-based equity (the “Promotion Grant”) with grant date value of $3,850,000. Approximately 60% of the Promotion Grant value was delivered in the form of performance-based RSUs and approximately 40% of the Promotion Grant value was delivered in the form of performance-based stock options. Subject to Mr. Muto’s continued employment (except as provided in his offer letter), the performance-based RSUs and performance-based stock options subject to the Promotion Grant will be eligible to vest as follows:

•
25% of each of the performance-based RSUs and performance-based stock options will be eligible to vest if the closing price of the Company’s stock equals or exceeds $3.00 per share for a 20-consecutive trading day period on or prior to the third anniversary of the grant date (the “$3 Hurdle”);

•
an additional 25% of each of the performance-based RSUs and performance-based stock options will be eligible to vest if the closing price of the Company’s stock equals or exceeds $5.00 per share for a 20-consecutive trading day period on or prior to the third anniversary of the grant date (the “$5 Hurdle”); and

•
the remaining 50% of each of the performance-based RSUs and performance-based stock options will be eligible to vest if the closing price of the Company’s stock equals or exceeds $7.00 per share for a 20-consecutive trading day period on or prior to the third anniversary of the grant date (the “$7 Hurdle” and with the $3 Hurdle and $5 Hurdle, the “Hurdles”).

The Compensation Committee granted performance-based RSUs and performance-based stock options tied to share price hurdles, rather than operational or strategic metrics, given the scale and scope of the Company’s transformation, which will require nimbleness in an ever-changing retail environment and achievement against a wide variety of financial and strategic indicators (some of which are already included as metrics in the Company’s other incentive plans). As a result, the Compensation Committee felt that stock price appreciation was and will be a reflective indicator of a successful turnaround effort and that Hurdle goals of $3.00, $5.00, and $7.00 per share, or more than double the stock price on the date of grant at the lowest Hurdle, represented meaningful steps towards our ultimate goal of delivering value to our stockholders. The Compensation Committee also felt that the back-loaded vesting of the Promotion Grant, in combination with the 20-consecutive trading day requirement for the performance conditions of any Hurdle to be deemed satisfied, further aligns the realizable value of the Promotional Grant with the experience of our stockholders.
If a Hurdle is achieved prior to the second anniversary of the grant date of the Promotion Grant, the portion of the performance-based RSUs and performance-based stock options related to the Hurdle that was achieved prior to the second anniversary will vest on the second anniversary, generally subject to Mr. Muto’s continued employment. Any portion of the performance-based RSUs and performance-based stock options related to a Hurdle that is not actually achieved by the third anniversary of the grant date will be forfeited for no consideration.
In connection with Ms. Teffner’s appointment as Interim Executive Chair of the Board on May 1, 2019, Ms. Teffner received a one-time long-term incentive award of performance-based equity (the “Appointment Grant”) with a grant date value of $1,050,000. Approximately 60% of the Appointment Grant value was delivered in the form of performance-based RSUs and approximately 40% of the Appointment Grant value was delivered in the form of performance-based stock options. Subject to Ms. Teffner’s continued employment as Interim Chair or service as a member of the Board (except as provided in her offer letter), the performance-based RSUs and performance-based stock options subject to the Appointment Grant will be eligible to vest in accordance with the same vesting schedule that applies to Mr. Muto’s Promotion Grant.

Ascena Retail Group, Inc.	36	2019 Proxy Statement

EQUITY AWARDS UNDER THE COMPANY’S OMNIBUS INCENTIVE PLAN

NEOs generally receive annual grants of equity awards under our Omnibus Incentive Plan as set forth below. For annual equity grants made to each NEO (other than Ms. Hufford), stock options comprised 14% of the total long-term incentive grant value, with the remaining 86% made in performance-based cash LTIP awards. Ms. Hufford received a “steady state” annual equity grant in accordance with her offer letter that was comprised of 60% in the form of a performance-based cash LTIP award, 20% stock options, and 20% time-vesting RSUs.
The Compensation Committee generally determines the value of each grant in accordance with pre-established grant guidelines (which are primarily based on level of responsibility with the Company or respective brand). Our CEO may exercise discretion in his recommendations to the Compensation Committee for grants of long term incentives for all executives (excluding himself) based on individual performance. All grants to employees are made by the Compensation Committee.
The Compensation Committee has a practice of not granting any stock options until at least one business day after the Company has issued its quarterly and/or annual earnings release, as well as the public release of any other pending material non-public information.
If an employee ceases to be an employee of the Company for any reason (other than for Cause, as defined under the Omnibus Incentive Plan) and the employee has achieved the “Total Years Test” (as described in further detail below) as of his or her last day of employment, then all of such employee’s unvested stock options will continue to vest and remain exercisable after the date of termination through the one year anniversary of the vesting date of the last unvested stock option under the applicable stock option award, but not longer than the original term of each stock option.
In addition, all of an employee’s unvested RSUs will become fully vested upon achievement of the Total Years Test. Any RSUs granted to the employee who has achieved the Total Years Test will be fully vested upon grant, and the employee’s RSUs will become fully vested upon the employee’s death, disability, termination (other than for Cause) or upon a change in control of the Company on or after achievement of the Total Years Test.
The “Total Years Test” means 75 years, based on the sum of (i) the total number of years of employment with the Company or an affiliate, plus (ii) the employee’s age, which must be at least age 60. The Company believes that the Total Years Test encourages retention as our executive officers approach retirement age, while also incentivizing our executive officers to drive stockholder value. The Total Years Test does not apply to LTIP awards, which the employee to be employed through the end of the applicable performance period to be eligible to receive a payout. At the time Mr. Jaffe ceased employment with the Company in June 2019, he satisfied the Total Years Test and his outstanding and unvested RSUs became fully vested and his outstanding stock options will continue to vest in accordance with their terms.
The Compensation Committee may also make other equity grants from time to time during the year (“special equity grants”), such as when a new employee is hired (as was the case with Ms. Hufford and Ms. Teffner), a current employee is promoted (as was the case with Mr. Muto ) or in recognition of special achievement.

Fiscal 2019 Equity Awards Granted

NEO	Stock Options Granted(1)	Restricted Stock Units Granted(2)	Performance-Based Restricted Stock Unit Granted(3)
Gary Muto	2,874,337(3)	—	1,957,627
Carrie W. Teffner	750,000(4)	24,138	533,898
Dan Lamadrid	14,175	—	—
Wendy Hufford	13,731	30,239	—
David Jaffe	311,383	—	—
Robb Giammatteo	37,301	—	—
Brian Lynch	124,337	—	—

(1)
Represents a stock option award made pursuant to the Company’s annual equity grant program, as described above in the Compensation Discussion and Analysis under “Long Term Incentive Compensation” and “Equity Awards Under the Company’s Omnibus Incentive Plan.”

(2)
For Ms. Teffner, represents the number of RSUs granted to her in respect of her service as a non-employee director prior to her appointment as Interim Executive Chair of the Board. For Ms. Hufford, represents the number of RSUs awarded pursuant to the Company’s annual equity grant program, as described above in the Compensation Discussion and Analysis under “Long-Term Incentive Compensation” and “Equity Awards Under the Company’s

Ascena Retail Group, Inc.	37	2019 Proxy Statement

Omnibus Incentive Plan.”

(3)
Performance-based RSUs granted on May 1, 2019 to Mr. Muto in connection with his promotion as CEO and to Ms. Teffner in connection with her appointment as Interim Executive Chair of the Board, as described above in the Compensation Discussion and Analysis under “Long-Term Incentive Compensation - Promotion and Appointment Grants for Mr. Muto and Ms. Teffner in Fiscal 2019.”

(4) Includes Stock options granted on October 3, 2018 as part of the annual LTI grant (124,337 stock options with a grant price of $3.92) and performance-based stock options granted on May 1, 2019 in connection with Mr. Muto’s promotion (2,750,000 stock options with a grant price of $1.17).

(5)	Performance-based stock options granted on May 1, 2019 in connection with Ms. Teffner’s appointment as Interim Executive Chair of the Board.

PERFORMANCE-BASED LONG-TERM INCENTIVE AWARDS

In fiscal 2019, the Company granted the NEOs cash-settled performance-based awards to be paid following the end of the three-year performance period and the Compensation Committee’s certification of the achievement of pre-established performance goals. Cash LTIP award performance goals are established annually. The cash LTIP awards are intended to tie NEO pay opportunities to our long-term financial and stock price performance.
The following section summarizes cash LTIP award grants made in fiscal 2019 as well as the results of the cash LTIP awards vesting following the conclusion of fiscal 2019. Please see prior years’ proxies for descriptions of other outstanding LTIP grants.
Grants made in Fiscal 2019: FY21 LTIP
In fiscal 2019, each NEO (other than Ms. Teffner) received an annual long-term incentive plan grant under the Omnibus Incentive Plan (the “FY21 LTIP”). The performance period for the FY21 LTIP is fiscal years 2019 through 2021. Vesting of the FY21 LTIP grants is contingent upon our average achievement of three one-year Comparable Sales goals over a three-year performance period (25% weighted) and our average achievement of three one-year Adjusted EBITDA growth goals over a three-year performance period (75% weighted) and is subject to a relative TSR overall payout modifier.
The Compensation Committee established the three one-year goals for Comparable Sales and Adjusted EBITDA growth at the beginning of the performance period. The goals for the first year of the performance period were established based upon prior year actual results. The goals for subsequent years are determined based on increases over the prior year’s actual results (i.e., goals for the second year are determined based on actual results from the first year of the performance period). The cash LTIP award payout is subject to adjustment based upon the Company’s achievement of TSR relative to a select group of peers (“TSR Peer Group”). The modifier provides that payouts be adjusted to 80% of earned dollars for threshold relative TSR achievement, 100% of earned dollars for target relative TSR achievement, and 120% of earned dollars for maximum TSR achievement, with linear interpolation for results that fall between threshold and target, and target and maximum. Our TSR Peer Group includes several of the companies in our benchmarking peer group as well as additional apparel retailers that are business competitors.

The Compensation Committee established the FY21 LTIP goals after considering the macro-economic environment, prior year actual performance, and our long-range plan. The Compensation Committee transitioned to establishing one-year goals that are based off prior year results due to the challenges of setting 3-year goals during a period of significant change in our business and brand portfolio. The Comparable Sales and Adjusted EBITDA growth goals tie our executive’s incentive opportunities to top-line growth as well as profitability, while the TSR modifier ensures alignment with our stockholders’ realization of value over the three-year performance period.

Ascena Retail Group, Inc.	38	2019 Proxy Statement

FY21 LTIP grants will vest at 50% of target for performance at threshold, 100% at target performance level, and 200% of target for performance achieving or exceeding maximum level; performance between these levels will be calculated using linear interpolation, and are subject to modification based on relative TSR achievement as described above. If performance targets are achieved, any payouts under the FY21 LTIP will be made following the end of fiscal FY21. Subject to achievement of performance conditions, the FY21 LTIP awards will be settled in cash.

Performance Measure		Performance Range			Performance Achieved
		Threshold	Target	Maximum
FY Comparable Sales (as % of Prior FY’s Actual Comparable Sales for each of the three one-year period) (25% Weight)		100%	102%	104%	101.9%
EBITDA Growth (75% Weight)	FY2019 EBITDA (as % of prior FY’s actual EBITDA)	100%	103%	111%	0%
	FY2020 and FY2021 EBITDA (as % of prior FY’s actual EBITDA)	100%	107%	115%	Calculated following the completion of applicable fiscal year
Grants vesting after Fiscal 2019: FY19 LTIP
The fiscal 2019 cash LTIP award (“FY19 LTIP”) was designed by the Compensation Committee to give eligible executives, including each of our NEOs at the time grants were made in 2016 (Ms. Teffner, Ms. Hufford and Mr. Lamadrid were not employed with us at the time of the FY19 LTIP grant), a substantial incentive to maximize our long-term financial performance. Grants were scheduled to vest after the completion of fiscal 2019, subject to performance at or above threshold levels. The target payout opportunities for the FY19 LTIP are shown below:

NEO(1)	Target Value of Award
Gary Muto	$2,750,000
Dan Lamadrid	$115,000
David Jaffe	$3,780,000
Robb Giammatteo	$345,000
Brian Lynch	$856,800

(1)	Neither Ms. Hufford nor Ms. Teffner was employed at the time of the FY19 LTIP grant. Mr. Lamadrid received a pro-rated FY19 LTIP grant.
The FY19 LTIP award was contingent upon the achievement of a one-year adjusted Net Income goal (covering fiscal year 2017) and a 3-year relative TSR goal measuring Company TSR relative to a broader index of companies in the “Specialty Stores” Global Industry Classification Standard Group (covering fiscal years 2017, 2018, and 2019).
Given the many uncertainties in the retail industry, the Compensation Committee set FY19 LTIP targets it considered challenging but still achievable in an industry with significant competition for experienced executives. The adjusted Net Income target was established by placing a 10% premium on the prior fiscal year’s actual results (i.e., the target adjusted Net Income goal was equal to 110% of fiscal 2016 adjusted Net Income), while threshold performance was equal to fiscal 2016 actual adjusted Net Income and maximum performance was equal to 120% of fiscal 2016 actual adjusted Net Income. As shown in the charts below, the Company did not achieve the threshold adjusted Net Income goal and was below the threshold level for relative TSR.

Performance Measure	Performance Range			Performance Achieved(1)	Payout as % Target
	Threshold	Target	Maximum
One Year Adjusted Net Income Goal (50% Weight)	$118.6M	$130.5M	$142.3M	$42.0M	0
Relative Total Shareholder Return Goal (50% Weight)	Top 75%	50%	Top 25%	93%	0

Ascena Retail Group, Inc.	39	2019 Proxy Statement

(1)	Represents adjusted Net Income achievement for fiscal 2017 and relative TSR achievement for the performance period (i.e., July 31, 2016 through July 27, 2019).

As a result of the below threshold performance on the One Year Adjusted Net Income and relative TSR targets, no payouts were made for the FY19 LTIP. The One Year Adjusted Net Income is defined as the Company’s net income for its 2017 fiscal year (i.e., July 31, 2016 to July 29, 2017) as reported on an adjusted non-GAAP basis in the Company’s year-end earnings release for such fiscal year in the non-GAAP reconciliation table(s), and adjusted to eliminate the effects of any integration, restructuring or purchase price accounting expenses.

ADDITIONAL COMPENSATION ACTIONS

Sign-on Cash Bonus for Ms. Hufford
Ms. Hufford received a one-time cash bonus of $100,000 in accordance with her offer letter upon the commencement of her employment in October 2018. The Compensation Committee determined to provide this inducement award in cash in order to conserve shares during a period of depressed share price. If, prior to the first anniversary of her start date, Ms. Hufford resigns or is terminated due to a violation of company policy or conduct giving rise to immediate discharge, she has to repay the cash bonus within 90 days of the cessation of her employment.
Retention Cash Bonuses for Messrs. Giammatteo and Lamadrid in Fiscal 2019
On May 1, 2019, the Company entered into retention agreements with Messrs. Giammatteo and Lamadrid. Mr. Giammatteo was eligible to receive a retention bonus of up to $700,000 in cash, payable in two equal installments on August 31, 2019 and August 31, 2020. Mr. Lamadrid is eligible to receive a retention bonus of up to $550,000 in cash, payable in two equal installments on May 17, 2019 and August 31, 2020, subject to his continued employment on each payment date. Mr. Giammatteo resigned as CFO prior to August 31, 2019, and thus did not receive any payout under the retention bonus. Mr. Lamadrid received the first installment payment of his retention bonus on May 17, 2019. In accordance with the terms of his retention letter agreement, Mr. Lamadrid is required to repay retention bonus amounts previously paid to him if he resigns for any reason or is terminated by the Company (including due to violation of company policy or for cause) prior to the date that the August 31, 2019 retention bonus installment is paid.

TRANSFORMATION BONUS OPPORTUNITY

In March 2017, the Compensation Committee adopted the Transformation Bonus Program (“TBP”) under the Company’s Omnibus Incentive Plan. The TBP was introduced to enhance Company performance and create long-term stockholder value by motivating key executives to deliver significant cost savings consistent with the Company’s “Change for Growth” enterprise transformation program and by encouraging retention of those key executives. The Compensation Committee identified eight executives to participate in the TBP, including each of our NEOs (other than our former CEO, Mr. Jaffe) who were employed at the time the TBP was adopted. Under the TBP, participants were eligible to earn bonus awards payable in cash based upon the achievement of cost reduction targets (“Realized Savings”) from January 1, 2017 to the end of fiscal 2021.
Following the conclusion of fiscal 2018, the Compensation Committee determined that the Company had met 100% of its tranche 1 goal of $150 million in cumulative Realized Savings and 45% of its tranche 2 goal of $250 million in cumulative Realized Savings. This level of performance resulted in a preliminary earned value equal to 1.56x each participant’s salary in effect as of January 1, 2017. However, the 2018 earned values were reduced by 50% to equal 0.78x each participant’s salary as in effect as of January 1, 2017 since the Company did not achieve its threshold annual Operating Income level under the IC plan for fiscal 2018. Under the TBP, these earned values were scheduled to be payable within 60 days following the end of fiscal 2019.
In June 2019, management and the Compensation Committee reviewed the TBP’s objectives in the context of the ongoing business and leadership transitions described above. At that time, management determined that the TBP was no longer aligned with the Company’s re-oriented transformation strategy following the sale of maurices and announced wind-down of dressbarn and that the Realized Savings goals under the TBP were no longer consistent with the Company’s strategy. Accordingly, in June 2019, the Compensation Committee, on the recommendation of management, canceled the TBP payments earned with respect to fiscal 2018 performance (and payable within 60 days following the end of fiscal 2019).
Following the conclusion of fiscal 2019, Gary Muto, our CEO and the only remaining participant of the TBP following the changes to our leadership team over fiscal 2019, recommended that the Compensation Committee exercise negative discretion and terminate all other recently completed, ongoing, and future tranches of the TBP. As a result, the Compensation Committee terminated the TBP in October 2019, including any payments that would have otherwise been paid with respect to fiscal 2019 performance.

EXECUTIVE PERQUISITES

We generally do not offer significant perquisites to our NEOs and they represent a relatively small portion of the NEOs’ total compensation. The cost of perquisites for our NEOs is included in the “All Other Compensation” column of the Summary Compensation

Ascena Retail Group, Inc.	40	2019 Proxy Statement

Table. Our NEOs participate in the Company’s broad-based health and welfare programs that are available to our full-time employees generally.

KEY NEO COMPENSATION PROGRAM CHANGES FOR FISCAL 2020

Recognizing the impact of significant changes to our business during fiscal 2019 and the impact of financial performance on our stock price, the Compensation Committee approved several significant compensation changes for fiscal 2020.
Annual Incentive Compensation Program
Following significant organizational changes with our portfolio of brands, the Compensation Committee, with input from SBCG, reviewed the design of our executive compensation programs with a focus on how the programs can better support our commitments to our customers, vendors, and stockholders. We have identified a return to profitability as a significant operational milestone for our business, and we believe that collaboration across our organization under a “one ascena” mindset is critical to achieving this objective and creating value for our stockholders. In order to simplify the design of our IC program and focus on or operational priorities, we have made the following changes to our IC program for fiscal 2020:

•
Measure 100% Consolidated Ascena Enterprise results for all NEOs, including our CEO, to strengthen our enterprise foundation and further encourage cross-brand collaboration. Returning to full Enterprise profitability is critical to delivering value to our stockholders;

•
Change the performance metric to Adjusted EBITDA, which continues our focus on profitability and also serves as a measure of cash generation, which is critical to honoring our commitments to customers, vendors, and stockholders;

•
Shift to an annual performance cycle to holistically measure our longer-term trending performance over the full year. The annual cycle will provide a simplified payout structure while providing the ability to still set goals that account for the seasonality of our business.

Long-Term Incentive Program
At the end of fiscal 2019, the Compensation Committee, with input from SBCG, reviewed the long-term incentive program design in the context of shares available under the Omnibus Incentive Plan during a period of depressed share price and the 30% discount that has been applied to the NEOs’ long-term incentive grants in fiscal 2018 and 2019. Given the challenging current business environment, the Compensation Committee aimed to (i) simplify long-term incentive compensation; (ii) manage share usage; and (iii) tie value realization for the NEOs more closely to stockholder value creation. As a result, the Compensation Committee approved the following long-term incentive compensation program changes for fiscal 2020:

•
Eliminate the cash-settled performance-based cash LTIP in order to simplify the long-term incentive program and ensure that payouts under the program are directly tied to stock price and stockholder value; and

•
Grant a fixed number of stock options by level. In October 2019, Mr. Muto was granted 350,000 stock options and each of Mr. Lamadrid and Ms. Hufford was granted 100,000 stock options. The grant-date fair value of these awards will represent a significant decline from the grant-date fair value of “steady state” long-term incentive awards as well as the discounted long-term incentive awards received in fiscal 2019 given the drop in our share price. Ms. Teffner will not receive an equity award in fiscal 2020.

The decision to grant a fixed number of stock options by level is intended to manage shares under our Omnibus Incentive Plan. In a depressed share price environment, it is critical that we control share usage and dilution as well as avoid granting potential windfall awards to our executives. Further, making the grant entirely in stock options is intended to align our NEOs’ realizable pay opportunities with Company performance, and provides additional upside to our NEOs if we achieve strong stock price performance and deliver value to our stockholders.
Dan Lamadrid’s Promotion to Chief Financial Officer Starting in Fiscal 2020
On July 25, 2019, the Company announced the promotion of Dan Lamadrid to CFO, succeeding Mr. Giammatteo, effective August 4, 2019.
Pursuant to the offer letter, Mr. Lamadrid will receive a base salary of $600,000 per year and will be eligible to participate in the Company’s performance-based incentive compensation program at a target level of 75% of Mr. Lamadrid’s base salary.
Pursuant to the offer letter, in October 2019, Mr. Lamadrid will receive, subject to his continued employment and approval by the Compensation Committee, a promotion grant of 100,000 time-vesting stock options (the “Time-Based Options”) and a grant of 50,000 performance-vesting stock options (the “Performance-Based Options”). Subject to Mr. Lamadrid’s continued employment, the Time-Based Options will vest in equal installments on the first and second anniversaries of the grant date. Subject to Mr. Lamadrid’s continued employment, the Performance-Based Options will be eligible to vest in accordance with the same vesting schedule that applies to Mr. Muto’s Promotion Grant.
We believe that the decisions for fiscal 2020 will continue to: (i) reduce stockholder dilution; and (ii) align our NEOs’ payout opportunities with the performance of our stock and our stockholder’s ability to realize value.

Ascena Retail Group, Inc.	41	2019 Proxy Statement

MANAGEMENT OF COMPENSATION-RELATED RISK

Management and the Compensation Committee utilize various procedures to mitigate the probability of our compensation programs resulting in excessive risk-taking:
Risk Assessment — Each year, the Compensation Committee’s independent compensation consultant conducts a risk-assessment of our incentive programs. The assessment is presented to and reviewed by the Compensation Committee.

•
Our Board has reviewed and considered whether our compensation programs and policies create risks that are reasonably likely to have a material adverse effect on us. In that regard, we design our programs in a balanced and diversified manner while also creating significant, yet appropriate, incentives for strong performance based on our business and strategic plan.

•	In most cases, each component of our performance-based compensation program is subject to a limit on the cash paid or the number of shares delivered.

•	We believe that our compensation programs reflect a balance of short-term, long-term, guaranteed and performance based compensation in order not to encourage excessive risk-taking.

•
A significant portion of our compensation program includes performance-based compensation and equity-based compensation. We believe that this helps to ensure that our NEOs and other employees focus on the health of our business and the success of broad performance metrics that will deliver stockholder value over time and discourages excess risk-taking by our NEOs and other employees.

•
The Compensation Committee also evaluates on a regular basis our overall mix of equity-based incentive awards relative to cash-based incentive awards to align our executives’ incentives with stockholder interests and long-term value.

Clawback Policy — Pursuant to the executive compensation clawback policy approved by the Compensation Committee in fiscal 2016, if the Board determines that any cash or non-cash incentive compensation (excluding time-based stock options) awarded to, or received by, an executive officer (each a “covered person”) was based on any financial results or operating metrics that were misstated, we will seek to recover from the covered person such compensation (in whole or in part) as the Board deems appropriate under the circumstances and as permitted by law.

•
If a restatement occurs, the Board will look at the incentive compensation paid or awarded in each fiscal year in the three-year period prior to the date the Company is required to prepare the restatement (any year in such three-year period, a “Look-Back Year”).

•
If the Board determines that incentive compensation has been paid or awarded to a covered person in a Look-Back Year, the Board may, in its sole discretion, regardless of fault, cancel or require repayment of all or a portion of any excess incentive compensation (i.e., the excess of the amount that would have been paid or awarded had such incentive compensation been calculated based on the restatement results).

  STOCK OWNERSHIP GUIDELINES FOR EXECUTIVE OFFICERS

Our Board believes it is important that our executive officers and other members of our leadership team have, and are recognized both internally and externally as having, long-term financial interests that are aligned with those of our stockholders. In fiscal 2012, pursuant to the recommendation of the Compensation Committee, the Board adopted stock ownership guidelines that apply to the CEO (the “Ownership Guidelines”). In June 2016, the Ownership Guidelines were amended and restated to, among other things, expand the group of persons subject to the Ownership Guidelines to include all members of our leadership team, including each of the Company’s executive officers and presidents of each of the Company’s brands. The table below sets forth the ownership guidelines applicable to the CEO and other NEOs.

NEO	Stock Ownership Guidelines
CEO	6x base salary
All Other NEOs	1x base salary
The Stock Ownership Guidelines are effective as of September 21, 2011 for the CEO and June 2, 2016 for our other NEOs and the rest of our leadership team that is subject to the Ownership Guidelines (the “Effective Date”). The Ownership Guidelines authorize a transition period for members of our leadership team to achieve their required ownership level of five years from the later of the Effective Date and the date the individual commences employment at Ascena. As of August 4, 2019, all of our NEOs are still within the transition period to satisfy the Ownership Guidelines based upon the date of their commencement of employment.
Ownership for purposes of the Ownership Guidelines includes: (i) shares of our stock acquired on the open market or purchased through the exercise of stock options or settlement of any other type of equity award (such as restricted stock, RSUs, deferred stock or

Ascena Retail Group, Inc.	42	2019 Proxy Statement

a deferred stock unit); (ii) vested equity awards (other than stock options or stock appreciation awards); (iii) vested shares of our stock allocated under any tax-qualified plan; and (iv) unvested RSUs (but excluding unvested performance-based equity awards). Shares held individually or jointly or by a “family member” (as defined in the securities laws which would include certain trusts, family partnerships and foundations) would count as “owned” by the individual. Stock option awards do not count towards the stock ownership requirement. The Ownership Guidelines are posted on the “investors” page of the Company’s website at www.ascenaretail.com, accessible through the “Corporate Governance” tab.

PROHIBITION ON HEDGING AND PLEDGING OF COMPANY STOCK

Under our Corporate Governance Guidelines, our directors and executive officers are prohibited from engaging in hedging or monetization transactions with respect to our stock, including through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in our securities. Additionally, our non-employee directors and executive officers are prohibited from holding our stock in a margin account or otherwise pledging our stock as collateral for a loan.

TAX DEDUCTIBILITY CONSIDERATIONS

As a general matter, the Compensation Committee reviews and considers the various tax and accounting implications of compensation vehicles that we utilize. With respect to accounting matters, the Compensation Committee examines the accounting cost associated with equity compensation in light of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718.
The Compensation Committee considers the impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Prior to the enactment of the Tax Cuts and Jobs Act (“TCJA”), Section 162(m) denied a corporate tax deduction for annual compensation exceeding $1,000,000 paid to the chief executive officer and the three other most highly compensated executive officers of a public company (for purposes of this section only “Covered Employees”), other than the chief financial officer, subject to an exception for compensation payable based on achievement of pre-established objective performance goals if certain requirements are met. Prior to the effective date of the TCJA, we generally endeavored to structure our performance-based incentive compensation for our NEOs to qualify as performance-based under Section 162(m) of the Code where it was reasonable to do so while meeting our compensation objectives, although the Board and the Compensation Committee reserved the authority to award non-deductible compensation in circumstances where doing so was deemed appropriate and in the best interests of the Company and its stockholders. In addition, it is possible that some compensation paid pursuant to certain equity awards may be non-deductible under Section 162(m) of the Code.
The TCJA eliminated the ability to rely on the performance-based compensation exception for amounts deductible effective for tax years beginning after December 31, 2017. In addition, under the legislation, the definition of “Covered Employees” was expanded to include any person who served as the chief (principal) financial officer. An employee who is a Covered Employee for a taxable year beginning after December 31, 2016, and any time during the fiscal year, will remain a Covered Employee for all future years. As a result, beginning in fiscal 2019, the Company may no longer take a deduction for any compensation paid to Covered Employees (i.e., our NEOs) in excess of $1,000,000, except to the extent that it is subject to a “written binding contract” in effect as of November 2, 2017 (“transition relief”) that is not later modified in any material respect. No assurance can be given that any compensation otherwise subject to a deduction limit will qualify for an exception under this transition rule.

Ascena Retail Group, Inc.	43	2019 Proxy Statement

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee does not constitute soliciting material and will not be deemed to be filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference into any document so filed except to the extent that the Company specifically incorporates this Compensation Committee Report by reference therein.
The Compensation Committee has reviewed and discussed with management the above Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
This report is provided by the following directors, who currently comprise the Compensation Committee.
Compensation Committee:
Linda Yaccarino, Chair
Kate Buggeln
Kay Krill
Carl Rubin

Ascena Retail Group, Inc.	44	2019 Proxy Statement

SUMMARY COMPENSATION TABLE

The table below summarizes information concerning compensation for fiscal 2019 (which reflects 53 week), fiscal 2018 and fiscal 2017 (which reflects 53 weeks) for our Named Executive Officers (NEOs).

Name	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(5)	Total ($)
Gary Muto	2019	1,038,462	—	998,390	908,820	193,443	60,826	3,199,941
CEO	2018	1,016,026	—	3,445,000	350,000	1,104,000	33,275	5,948,301
Carrie W. Teffner	2019	261,538	—	363,288	187,500	—	77,754	890,080
Interim Executive Chair of the Board
Dan Lamadrid	2019	429,807	275,000	—	25,232	98,851	12,584	841,474
EVP and Chief Financial Officer
Wendy Hufford	2019	338,461	340,000	55,611	54,128	—	—	788,200
SVP and General Counsel
David Jaffe	2019	837,500	—	—	544,920	—	586,764	1,969,184
Former CEO	2018	1,000,000	—	1,890,000	611,100	387,300	67,951	3,956,351
	2017	1,000,000	—	4,644,308	917,574	—	121,895	6,683,777
Robb Giammatteo	2019	603,846	—	—	66,396	69,640	21,192	761,074
Former EVP and Chief Financial Officer	2018	500,000	—	187,500	62,500	487,450	20,600	1,258,050
	2017	500,000	100,000	423,888	83,754	—	31,461	1,139,103
Brian Lynch	2019	876,923	—	—	221,320	193,443	658,602	1,950,288
Former President and Chief Operating Officer	2018	998,846	—	3,445,000	350,000	1,064,938	48,700	5,907,484
	2017	936,394	—	1,153,413	222,745	—	107,754	2,420,306

(1)
Amounts shown reflect the retention bonus paid to Mr. Lamadrid in FY19 and to Ms. Hufford for a sign on bonus ($100,000) and guaranteed FY19 Fall ($120,000) and Spring bonus ($120,000) paid at target. Amounts shown reflect the discretionary bonus paid for fiscal 2017 to Mr. Giammatteo.

(2)
For fiscal 2019 stock award grants to Mr. Muto and Ms. Teffner, the amount reflects the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 of (i) performance-based RSUs granted to Mr. Muto in connection with his promotion to CEO on May 1, 2019 (the “Muto Promotion RSU”), (ii) performance-based RSUs granted to Ms. Teffner in connection with her appointment as Interim Executive Chair of the Board on May 1, 2019 (the “Teffner Appointment RSU”) having an aggregate grant date fair value of $272,288, (iii) time-vested RSUs granted to Ms. Teffner in October 2018 in respect of her service as a non-employee director prior to her appointment as Interim Executive Chair of the Board (the “Teffner Director RSU”) having an aggregate grant date fair value of $91,000 and (iv) time-vested RSUs granted to Ms. Hufford in October 2018 (the “Hufford Annual RSU”). For awards granted in fiscal 2018 and fiscal 2017, the amounts in this column reflect the aggregate grant date fair value calculation in accordance with FASB ASC Topic 718. Assumptions used in the valuation of the Teffner Director RSU, the Hufford Annual RSU and the equity awards granted in fiscal 2018 and fiscal 2017 equity based awards are discussed in “Stock Based Compensation” in Note 17 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended August 3, 2019. The grant date fair value of the Muto Promotion RSU and the Teffner Appointment RSU were derived using a Monte Carlo valuation simulation method, which used the following assumptions:

Ascena Retail Group, Inc.	45	2019 Proxy Statement

Grant Date	May 1, 2019
Remaining Performance Period	3.00 years
Grant Date Closing Price	$1.18
Compounded Risk-Free Interest Rate (3.00-yr)	2.25%
Historical Volatility (3.00-yr)	74.22%
Cost of Equity (Used for Derived Service Period Only)	13.01%

(3)
Reflects the aggregate grant date fair value calculation in accordance with FASB ASC Topic 718. Assumptions used in the valuation of equity based awards are discussed in “Stock Based Compensation” in Note 17 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended August 3, 2019. For Mr. Muto, this includes the aggregate grant date fair value ($221,320) calculated in accordance with FASB ASC Topic 718 of stock options granted to Mr. Muto on October 3, 2018 in connection with the Company’s annual equity award grants (the “Muto Annual Option”), as well as the aggregate grant date fair value ($687,500) calculated in accordance with ASC Topic 718 of performance-based stock options granted to him in connection with his promotion to CEO on May 1, 2019 (the “Muto Promotion Option”). For Ms. Teffner, this includes the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 of performance-based stock options granted to her in connection with her appointment as Interim Executive Chair of the Board on May 1, 2019 (the “Teffner Appointment Option”). Assumptions used in the valuation of the Muto Annual Option and all other stock option awards to NEOs (other than the Muto Promotion Option and Teffner Appointment Option) are discussed in “Stock Based Compensation” in Note 17 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended August 3, 2019. The grant date fair value of the Muto Promotion Option and the Teffner Appointment Option were derived using a Monte Carlo valuation simulation method, which used the following assumptions:

Grant Date	May 1, 2019
Remaining Performance Period	3.00 years
Grant Date Closing Price	$1.18
Exercise Price	$1.17
Contractual Term	7.00 Years
Compounded Risk-Free Interest Rate (7.00-yr)	2.39%
Historical Volatility (7.00-yr)	56.41%
Cost of Equity (Used for Derived Service Period Only)	13.01%

(4)
The amounts shown for fiscal 2017, 2018 and 2019 represent amounts earned by each NEO in respect of the Company's seasonal IC programs in effect for each of the fiscal years. For fiscal 2019, the amounts include seasonal IC payments received by the NEOs for the fall season. None of the NEOs received a payout under the seasonal IC program for the spring season of fiscal 2019.(5) We have no defined benefit pension plans. All earnings in our non-tax qualified Executive Retirement Plans are at market values and are therefore omitted from the table.

(5) A detailed breakdown of “All Other Compensation” for fiscal 2019 is provided in the table below.

Ascena Retail Group, Inc.	46	2019 Proxy Statement

ALL OTHER COMPENSATION

Name	Contributions to Executive Officer’s Defined Contribution Plan Accounts ($)	Contributions to Executive Officer’s Non-Qualified Deferred Compensation Plan Accounts ($)	Personal Use of Company Car Service ($)(1)	Severance Payments ($)(2)	Non-Employee Director Fees Paid in Cash ($)(3)	Total ($)
Gary Muto	11,000	38,807	11,019	—	—	60,826
Carrie W. Teffner	—	—	—	—	77,754	77,754
Dan Lamadrid	12,884	—	—	—	—	12,884
Wendy Hufford	—	—	—	—	—	—
David Jaffe	11,000	58,365	15,434	494,187	7,778	586,764
Robb Giammatteo	11,000	10,192	—	—	—	21,192
Brian Lynch	11,000	55,138	21,951	570,513	—	658,602

(1)	Represents the aggregate incremental cost to the Company for personal use of Company car service and other transportation for commuting purposes.

(2)
For Mr. Jaffe, amounts in this column include cash severance payments totaling $115,384 paid to Mr. Jaffe through the end of fiscal 2019 pursuant to his separation agreement and $31,549 representing the value of accelerated RSUs realized by Mr. Jaffe as of his last date of employment. For Mr. Lynch, amounts in this column represent a lump sum payment of $416,667 paid to Mr. Lynch upon his termination of employment in accordance with his offer letter and cash severance payments totaling $153,846 paid to Mr. Lynch through the end of fiscal 2019 pursuant to his separation agreement.

(3)     Amounts in this column represent cash fees paid to Ms. Teffner and Mr. Jaffe for their service as non-employee directors during fiscal 2019. Ms. Teffner received cash fees for her service as a non-employee director until her appointment as Interim Executive Chair of the Board on May 1, 2019. Mr. Jaffe received cash fees for his service as a non-employee director following his retirement as an employee of the Company on June 28, 2019.

Ascena Retail Group, Inc.	47	2019 Proxy Statement

  GRANTS OF PLAN BASED AWARDS IN FISCAL 2019

The following table provides information regarding the grants of plan-based awards made to the NEOs during fiscal 2019:

	Grant Date or Performance Period		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of stock and option awards Equity Awards ($)
Name		Plan*	Threshold ($)	Target ($)	Max ($)	Thres-hold ($)	Target ($)	Max ($)
Gary Muto	10/3/2018	NQ								124,337	3.92	221,320
	5/1/2019	NQ								2,750,000	1.17	687,500
	5/1/2019	RSU							1,957,627			998,390
	FY19	Omnibus Incentive Plan(1)	375,000	1,500,000	3,000,000
	10/29/2018	FY21 LTIP(2)	750,000	1,500,000	3,000,000
Carrie W. Teffner	5/1/2019	NQ								750,000	1.17	187,500
	5/1/2019	RSU							533,898			272,288
	10/22/2018	RSU							24,138			91,000
	FY19	Omnibus Incentive Plan(1)	96,575	386,301	772,603				24,138			91,000
Dan Lamadrid	10/3/2018	NQ								14,175	3.92	25,232
	FY19	Omnibus Incentive Plan(1)	63,750	255,000	510,000
	10/29/2018	FY21 LTIP(2)	85,500	171,000	342,000
Wendy Hufford	10/3/2018	NQ								30,239	3.92	54,128
	10/3/2018	RSU							13,731			55,610
	FY19	Omnibus Incentive Plan(1)			480,000
	10/29/2018	FY21 LTIP(2)	91,200	182,400	364,800
David Jaffe(5)	10/29/2018	NQ								311,383	3.83	544,920
	FY19	Omnibus Incentive Plan(1)	375,000	1,500,000	3,000,000
	10/29/2018	FY21 LTIP(2)	1,890,000	3,780,000	7,560,000
Robb Giammatteo(6)	10/3/2018	NQ								37,301	3.92	66,396
	FY19	Omnibus Incentive Plan(1)	112,500	450,000	900,000
	10/29/2018	FY21 LTIP(2)	225,000	450,000	900,000
Brian Lynch(7)	10/3/2018	NQ								124,337	3.92	221,320
	FY19	Omnibus Incentive Plan(1)	312,500	1,250,000	2,500,000
	10/29/2018	FY21 LTIP(2)	750,000	1,500,000	3,000,000

* Plan
Omnibus Incentive Plan = the Ascena Retail Group, Inc. 2016 Omnibus Incentive Plan
NQ = Non-qualified stock option (granted under the Omnibus Incentive Plan)
RSU = Restricted Stock Units (granted under the Omnibus Incentive Plan)
FY21 LTIP= 2021 3-Yr Long-term Incentive Plan (granted under the Omnibus Incentive Plan)

(1)
Amounts represents the range of annual cash incentive awards under the spring and fall IC programs the NEO was potentially entitled to receive based on the achievement of performance goals during fiscal 2019 under the Omnibus Incentive Plan. For Ms. Teffner, the amounts are pro-rated for the portion of fiscal 2019 that she was employed as Interim Executive Chair of the Board. In accordance with the terms of Ms. Hufford's offer letter, she was entitled to an amount equal to her target annual incentive for each

Ascena Retail Group, Inc.	48	2019 Proxy Statement

of the fall and spring seasons of fiscal 2019. See "Omnibus Incentive Plan" under the "Compensation Discussion and Analysis" for more information regarding the bonus targets under the Omnibus Incentive Plan.

(2)
Amounts represent the range of dollar values of the FY21 LTIP award that each eligible NEO is entitled to receive based on the achievement of performance goals established for the three year FY21 LTIP. See “Performance Based Long Term Incentive Awards” under the Compensation Discussion and Analysis” for more information regarding the bonus targets under the Omnibus Incentive Plan. If earned, these awards settle in cash.

(3)
Represents stock option and RSU awards made during fiscal 2019 pursuant to the Company’s annual equity grant program, as described above in the Compensation Discussion and Analysis under “Long-Term Incentive Compensation” and “Equity Awards Under the Company’s Omnibus Incentive Plan.” In addition to the annual equity grants, Mr. Muto and Ms. Teffner received performance-based stock options and performance-based RSUs with their Promotion Grant and Appointment Grant, respectively. For Ms. Teffner, the amount also includes RSUs granted with respect to her services as a non-employer director prior to her service as Interim Executive Chair of the Board.

(4) The exercise price of stock options is based on the average of the high and low prices of the Company’s common stock on the date of grant.

(5)
Upon his retirement as an employee of the Company effective June 28, 2019, Mr. Jaffe satisfied the Total Years Test, and as a result, his outstanding stock option awards, including the stock options granted to him on October 29, 2018, will continue to vest in accordance with their terms. Upon his retirement, Mr. Jaffe forfeited the FY21 LTIP award granted to him on October 29, 2018.

(6)
Upon his departure form the Company effective August 31, 2019, Mr. Giammatteo forfeited the stock option award granted to him on October 3, 2018 and the FY21 LTIP award granted to him on October 28, 2018.

(7)	Upon his departure from the Company effective May 1, 2019, Mr. Lynch forfeited the stock option award granted to him on October
3, 2018 and the FY21 LTIP award granted to him on October 28, 2018.

Ascena Retail Group, Inc.	49	2019 Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2019

The following table provides information relating to outstanding equity awards held by the NEOs at August 3, 2019:

		Option Awards					Stock Awards
Name and Plan(1)	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Gary Muto
NQ(4)	10/23/2015	142,518			12.80	10/23/2022
NQ(5)	9/21/2016	150,943	75,472		5.56	9/21/2023
NQ(6)	9/27/2017	180,412	180,413		2.37	9/27/2024
NQ(7)	10/3/2018		124,337		3.92	10/3/2025
NQ(8)	5/1/2019			2,750,000	1.17	5/1/2026
RSU(9)	9/29/2015						53,334	17,600
RSU(10)	9/21/2016						24,629	8,128
RSU(11)	9/27/2017						500,000	165,000
RSU(12)	5/1/2019								1,957,627	646,017
FY19 LTIP(13)	9/21/2016									687,500
FY20 LTIP(14)	9/27/2017									537,500

Carrie W. Teffner
NQ(8)	5/1/2019			750,000	1.17	5/1/2026
RSU(15)	10/22/2018						24,138	7,965
RSU(12)	5/1/2019								533,898	176,186

Dan Lamadrid
NQ(16)	9/27/2017	18,900	37,801		2.37	9/27/2024
NQ(7)	10/3/2018		14,175		3.92	10/3/2025
RSU(17)	9/27/2017						14,844	4,899
FY19 LTIP(13)	9/27/2017									28,750
FY20 LTIP(14)	9/27/2017									42,500

Wendy Hufford
NQ(7)	10/3/2018		30,239		3.92	10/3/2025
RSU(18)	10/3/2018						13,731	4,531

David Jaffe
NQ(4)	9/24/2009	160,000			8.84	9/24/2019
NQ(4)	12/9/2009	300,000			15.00	9/26/2019
NQ(4)	9/23/2010	160,000			11.70	9/26/2019
NQ(4)	9/23/2010	150,000			15.00	9/26/2019
NQ(4)	3/9/2011	88,644			15.55	9/26/2019
NQ(4)	9/21/2011	160,000			13.14	9/26/2019
NQ(4)	9/20/2012	250,000			20.79	9/26/2019
NQ(4)	9/25/2013	375,000			19.91	9/26/2019
NQ(4)	9/23/2014	465,000			14.12	9/26/2019
NQ(4)	9/16/2015	299,288			12.39	9/26/2019

Ascena Retail Group, Inc.	50	2019 Proxy Statement

		Option Awards					Stock Awards
Name and Plan(1)	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
NQ(5)	9/21/2016	316,951	158,476		5.56	6/28/2023
NQ(6)	9/28/2017	315,000	315,000		2.44	6/28/2023
NQ(19)	10/29/2018		311,383		3.83	6/28/2023

Robb Giammatteo
NQ(4)	12/11/2013	10,000			20.41	12/13/2020
NQ(4)	9/23/2014	15,000			14.12	9/23/2021
NQ(4)	9/29/2015	17,779			13.48	9/29/2022
NQ(5)	9/21/2016	28,930	14,466		5.56	9/21/2023
NQ(6)	9/27/2017	32,216	32,217		2.37	9/27/2024
NQ(7)	10/3/2018		37,301		3.92	10/3/2025
RSU(10)	9/21/2016						4,722	1,558
PRSU(20)	9/21/2016								42,435(21)	14,003
FY20 LTIP(14)	9/27/2017									93,750

*	Plan/Type of Award:
NQ = Non-qualified stock option (granted under the Omnibus Incentive Plan)
RSU = Restricted Stock Units (granted under the Omnibus Incentive Plan)
FY19 LTIP = 2019 3-Yr Long-term Incentive Plan (granted under the Omnibus Incentive Plan)
FY20 LTIP = 2020 3-Yr Long-term Incentive Plan (granted under the Omnibus Incentive Plan)
FY21 LTIP = 2021 3-Yr Long-term Incentive Plan (granted under the Omnibus Incentive Plan)

(1)
Mr. Lynch forfeited all of his then-outstanding stock option, RSU and LTIP awards upon his departure from the Company on May 1, 2019, which was prior to the end of the Company’s fiscal year. Mr. Giammatteo forfeited all of his outstanding stock option, RSU and LTIP awards upon his departure from the Company on August 3, 2019, which was the last day of the Company’s fiscal year.

(2)
The amounts in this column equal the number of RSUs indicated in the previous column multiplied by $0.33, which was the closing price of our common stock on August 2, 2019, the last trading day of our 2019 fiscal year.

(3)
The amounts in this column equal the number of performance-based RSUs or performance share units, as applicable, indicated in the previous column multiplied by $0.33, which was the closing price of our common stock on August 2, 2019, the last trading day of our 2019 fiscal year.

(4)	This award is fully vested.

(5)
The remaining stock options related to this award vest on September 21, 2019. The stock options related to this award that were vested prior to Mr. Jaffe’s termination of employment were exercisable for 90 days following his termination and expired on September 26, 2019.

(6)
The remaining stock options related to this award vest on September 27, 2019. The stock options related to this award that were vested prior to Mr. Jaffe’s termination of employment were exercisable for 90 days following his termination and expired on September 26, 2019.

(7)	One half of the stock options related to this award vest on each of the first and second anniversaries of the grant date.

(8)
One quarter of the stock options subject to this award are eligible to vest based on achievement of a $3 stock price hurdle; an additional 25% of the stock options subject to this award are eligible to vest based on achievement of a $5 stock price hurdle; and the remaining 50% of the stock options subject to this award are eligible to vest based on achievement of a $7 stock price hurdle.

(9)	The remaining RSUs related to this award vest in substantially equal installments on the fourth and fifth anniversaries of the grant date.

(10)	The remaining RSUs related to this award vest on September 21, 2019.

(11)	The remaining RSUs related to this award are eligible to vest on June 30, 2020.

Ascena Retail Group, Inc.	51	2019 Proxy Statement

(12)
25% of the RSUs subject to this award are eligible to vest based on achievement of a $3 stock price hurdle; an additional 25% of the RSUs subject to this award are eligible to vest based on achievement of a $5 stock price hurdle; and the remaining 50% of the RSUs subject to this award are eligible to vest based on achievement of a $7 stock price hurdle.

(13)
For Mr. Muto, the FY19 LTIP award is denominated in cash and, if earned, will be settled in cash. Represents the dollar value, at threshold, of the portion of the NEO’s FY19 LTIP tied to achievement of the relative TSR metric during the FY19 LTIP performance period.

(14)
Represents the dollar value, at threshold, of the portion of the NEO’s FY20 LTIP tied to achievement of the relative TSR metric during the FY20 LTIP performance period. As noted above, although the FY20 LTIP awards are cash-denominated and, if earned, will be settled in cash, the relative TSR-based portion of each NEO’s FY20 LTIP is an equity award under FASB ASC Topic 718 given their relative market performance measure and are considered equity incentive awards for SEC disclosure purposes. See “Performance-Based Long-Term Incentive Awards” under the “Compensation Discussion and Analysis” for more information regarding the bonus targets under the Omnibus Incentive Plan.

(15)	Represents the RSUs granted to Ms. Teffner in respect of her service as a non-employee director during fiscal 2019, which are eligible to vest on October 22, 2019.

(16)	The remaining stock options related to this award vest in substantially equal installments on the second and third anniversaries of the grant date.

(17)	The remaining RSUs related to this award vest in substantially equal installments on the second and third anniversaries of the grant date.

(18)	One half of the RSUs subject to this award are eligible to vest on each of the first and second anniversaries of the grant date.

(19)	One half of the stock options related to this award vest on each of the first and second anniversaries of the grant date.

(20)
Represents the number of unvested performance-based restricted stock units granted under our FY19 LTIP program multiplied by $0.33, which was the closing price of our common stock on August 2, 2019, the last trading day of our 2019 fiscal year.

(21)
The number of PRSUs subject to the award was determined by taking the target value of the NEO’s FY19 LTIP and dividing it by the closing price of our common stock on September 19, 2016, which was $8.12. In October 2019, the Compensation Committee certified that the performance goals related to this award were achieved below threshold, resulting in no payout.

Ascena Retail Group, Inc.	52	2019 Proxy Statement

Y OPTION EXERCISES AND STOCK VESTED IN FISCAL 2019

The following table details information about stock options exercised (if any) by our NEOs and stock awards held by our NEOs that vested during fiscal 2019:

	Option Awards		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Gary Muto	—	—	567,293	589,830
Carrie W. Teffner	—	—	—	—
Dan Lamadrid	—	—	7,423	35,333
Wendy Hufford	—	—	—	—
David Jaffe	—	—	134,826	378,804
Robb Giammatteo	—	—	6,727	29,090
Brian Lynch	—	—	23,747	94,945

(1)
The value realized upon the exercise of the stock options reflect the number of stock options multiplied by the difference between the closing stock price of our common stock on the date of the exercise and the exercise price of the stock options.

(2)	Stock Awards include awards of restricted stock and RSUs.

(3)	The value realized upon vesting of the stock awards is based on the closing stock price of our common stock on the date the awards vested.

Ascena Retail Group, Inc.	53	2019 Proxy Statement

CEO PAY RATIO

SEC rules require us to disclose the ratio of the annual total compensation of our CEO, Gary Muto, to the annual total compensation of our median employee (the “CEO Pay Ratio”). For fiscal 2019, our median employee’s annual total compensation was $6,828. As set forth in the Summary Compensation Table, Mr. Muto’s annual total compensation for Fiscal 2019 was $3,199,941.  Accordingly, the ratio of the annual total compensation of Mr. Muto to our median employee was 469:1.
In calculating the CEO Pay Ratio, we began by determining that we had 49,506 total employees as of June 1, 2019 determination date. As is permitted under SEC rules, we eliminated 204 employees from the calculation located in countries in the table below (approximately 0.4% of our total employee population).

EXCLUDED
Jurisdiction	(Employees as of June 1, 2019)
India	9
Hong Kong	104
Korea	79
China	12
TOTAL	204
To identify our median employee, we used total taxable compensation for the period January 1, 2019 through and including June 1, 2019 and annualized the compensation of all permanent employees who worked for us for less than a full calendar year. We then selected an employee we believe to be statistically most representative of the median and calculated Fiscal 2019 compensation for the median employee using the same methodology we use for our NEOs as set forth in the Summary Compensation Table.
Pay ratios that are reported by our peers may not be directly comparable to ours because of differences in the composition of each company’s workforce, as well as the assumptions and methodologies used in calculating the pay ratio, as permitted by SEC rules.

Ascena Retail Group, Inc.	54	2019 Proxy Statement

EMPLOYMENT LETTERS, SEPARATION AGREEMENTS AND RETIREMENT AGREEMENTS

We have entered into employment letters with all of our currently-employed NEOs. An “employment letter” does not have a term of employment. Rather, the letter sets forth the minimum compensation and benefits that the executive will receive during his or her employment. An executive with an employment letter is an “employee at-will” (i.e., the Company may terminate such executive at any time with or without cause, subject to any applicable severance provisions, including the Executive Severance Plan).
The Compensation Committee believes that these employment arrangements are important to our executives and to the Company. Each executive benefits from clarity of the terms of his or her employment. The Company enhances its ability to retain the services of its executives. The Compensation Committee periodically reviews the terms of the employment arrangements and amends them as necessary to remain competitive and to carry out its objectives. Details of the terms of the specific employment arrangements are discussed below.
EMPLOYMENT LETTERS
Gary Muto
Effective May 1, 2019, the Company entered into an employment letter with Gary Muto in connection with his appointment as CEO (the “Muto Offer Letter”). The Muto Offer Letter supersedes Mr. Muto’s June 1, 2017, employment offer letter with the Company.

Pursuant to the Muto Offer Letter, Mr. Muto continues to receive a base salary of $1,000,000 per year and is eligible to participate in the Company’s performance-based incentive compensation program at a target level of 150% of Mr. Muto’s base salary (with a maximum payout opportunity of 200% of target, or $3,000,000).

As set forth in the Muto Offer Letter, Mr. Muto received a one-time long-term incentive award of performance-based equity (the “Promotion Grant”) under the Omnibus Incentive Plan. The Promotion Grant had a grant date value of $3,850,000, with approximately 60% of the value granted in the form of performance-based RSUs and approximately 40% of the value granted in the form of performance-based stock options. Subject to Mr. Muto’s continued employment, the performance-based RSUs and performance-based stock options subject to the Promotion Grant are eligible to vest as follows:

•
25% of each of the performance-based RSUs and performance-based stock options are eligible to vest if the closing price of the Company’s common stock equals or exceeds $3.00 per share for a 20-consecutive trading day period on or prior to the third anniversary of the grant date (the “$3 Hurdle”);

•
an additional 25% of each of the performance-based RSUs and performance-based stock options are eligible to vest if the closing price of the Company’s common stock equals or exceeds $5.00 per share for a 20-consecutive trading day period on or prior to the third anniversary of the grant date (the “$5 Hurdle”); and

•
the remaining 50% of each of the performance-based RSUs and performance-based stock options are eligible to vest if the closing price of the Company’s common stock equals or exceeds $7.00 per share for a 20-consecutive trading day period on or prior to the third anniversary of the grant date (the “$7 Hurdle” and collectively with the $3 Hurdle and $5 Hurdle, the “Hurdles”).

If a Hurdle is actually achieved prior to the second anniversary of the grant date of the Promotion Grant, the portion of the performance-based RSUs and performance-based stock options related to the Hurdle that was achieved prior to the second anniversary will vest on the second anniversary, subject to Mr. Muto’s continued employment. Any portion of the performance-based RSUs and performance-based stock options related to a Hurdle that is not actually achieved by the third anniversary of the grant date will be forfeited for no consideration.

If Mr. Muto’s employment is terminated by the Company without “cause” or Mr. Muto resigns for “good reason” (defined as described below under the heading “Executive Severance Plan”), in each case prior to a change in control of the Company, he will become vested in a pro-rata portion of the performance-based RSUs and performance-based stock options for which the applicable Hurdle was achieved prior to his termination.

If Mr. Muto’s employment with the Company terminates due to his death or disability prior to the second anniversary of the grant date of the Promotion Grant, Mr. Muto (or his estate or legal representative, as applicable) will receive full vesting of the performance-based RSUs and performance-based stock options for which the applicable Hurdle was actually achieved prior to his termination due to death or disability.

If Mr. Muto has a “Change in Control Related Termination” (defined as described below under the heading “Executive Severance Plan”) on or within 24 months following a change in control, and on or prior to the date of such termination the $3 Hurdle was actually achieved, Mr. Muto will become vested in a portion of the performance-based RSUs and performance-based stock options based on

Ascena Retail Group, Inc.	55	2019 Proxy Statement

linear interpolation between the closing price of the Company’s common stock for the 20-consecutive trading day period immediately preceding the date of Mr. Muto’s termination (the “Muto Termination Date Price”) and the Hurdles between which the Muto Termination Date Price falls. If Mr. Muto has a Change in Control Related Termination within 90 days prior to a change in control, and on or prior to the date that the change in control is consummated the $3 Hurdle is achieved, the cash payment Mr. Muto is entitled to receive pursuant to the Executive Severance Plan (as in effect on June 1, 2017) will include payment in respect of a portion of the performance-based RSUs and performance-based stock options based on linear interpolation between the closing price of the Company’s common stock for the 20-consecutive trading day period immediately preceding the change in control (the “CIC Closing Date Price”) and the Hurdles between which the CIC Closing Date Price falls.

Long-term incentive awards granted to Mr. Muto in September 2017 in connection with his promotion to CEO-Ascena Brands are subject to the following terms:

•
Mr. Muto’s received a one-time grant of 1,000,000 RSUs (“One-Time RSU Grant”) in September 2017, 50% of which vested on June 30, 2019 and the remaining 50% of which will vest on June 30, 2020, subject to Mr. Muto’s continued service;

•
Mr. Muto was entitled to receive an annual long-term incentive grant effective in or about September 2017 having an estimated total value of $2.5 million, which consisted of awards that vest in equal installments over a three-year period (“2017 Time-Based Awards”) and awards that vest on the third anniversary of the grant date subject to achievement of applicable performance goals (“2017 Performance-Based Awards”). In September 2017, Mr. Muto received a 2017 Time-Based Award consisting of 360,825 stock options, which vests in equal installments on the first and second anniversaries of grant and 2017 Performance-Based Awards consisting of a FY20 LTIP award with a grant date fair value of $1,075,000 subject to a 1-year net income goal and a 2-year post-performance vesting condition and a FY20LTIP award with a grant date fair value of $1,075,000 subject to a 3-year relative TSR goal.

•
If, prior to a change in control, the Company terminates Mr. Muto’s employment without “cause” or Mr. Muto resigns for “good reason,” (i) the next tranche of any unvested 2017 Time-Based Award and One-Time RSU Grant that is scheduled to vest after the date of termination will vest on the date of such termination and (ii) a pro-rata portion of any then outstanding unvested 2017 Performance-Based Awards will vest subject to actual achievement of the applicable performance goals determined after the end of the performance period.

Mr. Muto is subject to one-year non-competition and two-year non-solicitation restrictions, as well as confidentiality and non-disclosure obligations.

Mr. Muto will continue to be a participant in the Company’s Executive Severance Plan, on the terms described below under the heading “Executive Severance Plan,” as modified by the Muto Offer Letter.

For further information regarding Mr. Muto’s employment arrangements and the payments to which he may be entitled thereunder, see below under “Potential Payments Upon Termination or Change in Control - Gary Muto.”
Carrie W. Teffner
Effective May 1, 2019, the Company entered into an employment letter with Carrie W. Teffner in connection with her appointment as Interim Executive Chair of the Board (the “Teffner Offer Letter”).

Pursuant to the Teffner Offer Letter, Ms. Teffner receives a base salary at the annualized rate of $1,000,000 and is eligible to participate in the Company’s performance-based incentive compensation program at a target level of 150% of her base salary (with a maximum payout opportunity of 200% of target, or $3,000,000).

As set forth in the Teffner Offer Letter, Ms. Teffner received a one-time long-term incentive award of performance-based equity (the “Appointment Grant”) under the Omnibus Incentive Plan. The Appointment Grant had a grant date value of $1,050,000, with approximately 60% of the value granted in the form of performance-based RSUs and approximately 40% of the value granted in the form of performance-based stock options. Subject to Ms. Teffner’s continued employment as Interim Executive Chair of the Board or service as a member of the Board, the performance-based RSUs and performance-based stock options subject to the Appointment Grant are eligible to vest in accordance with the same vesting schedule that applies to Mr. Muto’s Promotion Grant, described above.

If Ms. Teffner’s employment as Interim Executive Chair of the Board ends due to the appointment of a Non-Executive Chair of the Board and Ms. Teffner continues to serve on the Board, the performance-based RSUs and performance-based stock options granted pursuant to the Appointment Grant will remain outstanding and eligible to vest.

If, prior to a change in control, (i) the Company terminates Ms. Teffner’s employment as Interim Executive Chair of the Board without “Cause” (as defined in the Omnibus Incentive Plan) and Ms. Teffner does not continue to serve as a member of the Board or (ii) Ms. Teffner has a “Termination of Directorship” (as defined in the Omnibus Incentive Plan) other than due to her resignation or her removal for “cause” under Delaware law, she will become vested in a pro-rata portion of the performance-based RSUs and performance-based stock options for which the applicable Hurdle was achieved prior to her termination.

In the event of Ms. Teffner’s termination as Interim Executive Chair of the Board or as a member of the Board due to her death or “Disability” (as defined in the Omnibus Incentive Plan) prior to the second anniversary of the grant date of the Appointment Grant, Ms. Teffner (or her estate or legal representative, as applicable) will receive full vesting of the performance-based RSUs and performance-based stock options for which the applicable Hurdle was actually achieved prior to her termination due to death or disability.

Ascena Retail Group, Inc.	56	2019 Proxy Statement

If, upon a change in control, (i) Ms. Teffner’s employment as Interim Executive Chair of the Board is terminated by the Company without Cause and Ms. Teffner does not continue to serve as a member of the Board or (ii) Ms. Teffner has a Termination of Directorship (other than due to her resignation or her removal for “cause” under Delaware law), in either case while serving on the Board after her employment as Interim Executive Chair of the Board ends due to the appointment of a Non-Executive Chair of the Board (each, a “Change in Control Termination”), and on or prior to the date of such Change in Control Termination, the $3 Hurdle was actually achieved, Ms. Teffner will become vested in a portion of the performance-based RSUs and performance-based stock options based on linear interpolation between the closing price of the Company’s common stock for the 20-consecutive trading day period immediately preceding the Change in Control Termination (the “Teffner Termination Date Price”) and the Hurdles between which the Teffner Termination Date Price falls.

Other than with respect to accelerated or continued vesting of the Appointment Grant as described above, Ms. Teffner is not entitled to receive cash severance or other termination payments or benefits under the Teffner Offer Letter or the Executive Severance Plan.

Ms. Teffner is subject to non-competition and non-solicitation restrictions, as well as confidentiality and non-disclosure obligations.

For further information regarding Ms. Teffner’s employment arrangements and the payments to which he may be entitled thereunder, see below under “Potential Payments Upon Termination or Change in Control - Carrie W. Teffner.”
Dan Lamadrid
Effective August 4, 2019, the Company entered into an employment letter with Dan Lamadrid in connection with his appointment as Executive Vice President and CFO (the “Lamadrid Offer Letter”). The Lamadrid Offer Letter supersedes Mr. Lamadrid’s August 23, 2017, employment offer letter with the Company.

Pursuant to the Lamadrid Offer Letter, Mr. Lamadrid receives a base salary of $600,000 per year and is eligible to participate in the Company’s performance-based incentive compensation program at a target level of 75% of Mr. Lamadrid’s base salary (with a maximum payout opportunity of 200% of target, or $900,000).

Pursuant to the Lamadrid Offer Letter, on October 2, 2019, Mr. Lamadrid received a grant of 100,000 time-vesting stock options (the “Time-Based Options”) and a grant of 50,000 performance-vesting stock options (the “Performance-Based Options”). Subject to Mr. Lamadrid’s continued employment, the Time-Based Options will vest in equal installments on the first and second anniversaries of the grant date. Subject to Mr. Lamadrid’s continued employment, the Performance-Based Options are eligible to vest in accordance with the same vesting terms that apply to Mr. Muto’s Promotion Grant.

If a Hurdle is actually achieved prior to the second anniversary of the grant date of the Performance-Based Options, the portion of the Performance-Based Options related to the Hurdle that was achieved prior to the second anniversary will vest on the second anniversary, subject to Mr. Lamadrid’s continued employment. Any portion of the Performance-Based Options related to a Hurdle that is not actually achieved by the third anniversary of the grant date will be forfeited for no consideration.

If Mr. Lamadrid’s employment is terminated by the Company without “Cause” (as defined in the Lamadrid Offer Letter) prior to a change in control of the Company, he will become vested in a pro-rata portion of the Performance-Based Options for which the applicable Hurdle was achieved prior to his termination.

If Mr. Lamadrid’s employment with the Company terminates due to his death or disability prior to the second anniversary of the grant date of the Performance-Based Options, Mr. Lamadrid (or his estate or legal representative, as applicable) will receive full vesting of the Performance-Based Options for which the applicable Hurdle was actually achieved prior to his termination due to death or disability.

If Mr. Lamadrid has a Change in Control Related Termination on or within 24 months following a change in control, and on or prior to the date of such termination the $3 Hurdle was actually achieved, Mr. Lamadrid will become vested in a portion of the Performance-Based Options based on linear interpolation between the closing price of the Company’s common stock for the 20-consecutive trading day period immediately preceding the date of Mr. Lamadrid’s termination (the “Lamadrid Termination Date Price”) and the Hurdles between which the Lamadrid Termination Date Price falls. If Mr. Lamadrid has a Change in Control Related Termination within 90 days prior to a change in control, and on or prior to the date that the change in control is consummated the $3 Hurdle is achieved, the cash payment Mr. Lamadrid is entitled to receive pursuant to the Executive Severance Plan will include payment in respect of a portion of the Performance-Based Options based on linear interpolation between the closing price of the Company’s common stock for the 20-consecutive trading day period immediately preceding the change in control (the “CIC Closing Date Price”) and the Hurdles between which the CIC Closing Date Price falls.

The long-term incentive awards granted to Mr. Lamadrid prior to August 4, 2019, remain outstanding and are eligible to vest in accordance with their terms.

Mr. Lamadrid is subject to non-competition and non-solicitation restrictions, as well as confidentiality and non-disclosure obligations.

In addition to the Lamadrid Offer Letter, the Company and Mr. Lamadrid entered into a retention letter dated as of May 1, 2019 (the “Retention Letter”). Under the Retention Letter, subject to Mr. Lamadrid’s continued employment through August 31, 2020, he will

Ascena Retail Group, Inc.	57	2019 Proxy Statement

receive a lump sum payment of $275,000. Pursuant to the Retention Letter, Mr. Lamadrid received a lump sum payment of $275,000 in May 2019.

Mr. Lamadrid will continue to be a participant in the Executive Severance Plan, subject to the terms and conditions of the Executive Severance Plan, with certain modifications as set forth in the Retention Letter, which are described below under the heading “Executive Severance Plan.”

For further information regarding Mr. Lamadrid’s employment arrangements and the payments to which he may be entitled thereunder, see below under “Potential Payments Upon Termination or Change in Control - Dan Lamadrid.”
Wendy Hufford
Effective October 1, 2018, the Company entered into an employment letter with Wendy Hufford in connection with her appointment as General Counsel (the “Hufford Offer Letter”).

Pursuant to the Hufford Offer Letter, Ms. Hufford receives a base salary of $400,000 and is eligible to participate in the Company’s seasonal performance-based incentive compensation program at a target level of 60% of Ms. Hufford’s base salary (with a maximum payout opportunity of 200% of target). Pursuant to the Hufford Offer Letter, Ms. Hufford received a one-time cash sign on bonus of $100,000. In addition, Ms. Hufford’s incentive bonuses for the fall and spring seasons of the Company’s 2019 fiscal year were guaranteed at target.

Pursuant to the Hufford Offer Letter, Ms. Hufford’s Incentive Plan, with a target opportunity of 76% of base salary which may be comprised of a combination of stock options, RSUs and/or cash LTIP. The Hufford Offer Letter provides that Ms. Hufford’s Long Term Incentive Plan Award from the October 2018 Board meeting will be granted as 60% in Cash LTIP vesting after a three-year performance period, 20% stock options vesting 50% each year, and 20% RSUs vesting 50% each year.

Ms. Hufford is subject to non-competition and non-solicitation restrictions, as well as confidentiality and non-disclosure obligations.

Ms. Hufford is eligible to participate in the Company’s Executive Severance Plan, subject to the terms and conditions of the Executive Severance Plan.

For further information regarding Ms. Hufford’s employment arrangements and the payments to which she may be entitled thereunder, see below under “Potential Payments Upon Termination or Change in Control - Wendy Hufford.”
Robb Giammatteo
Mr. Giammatteo had an employment letter with the Company that was entered into on July 25, 2015, which provided that he would receive a base salary of at least $500,000 per year, as well as standard Company benefits. The Company and Mr. Giammatteo entered into a retention letter dated as of May 1, 2019, pursuant to which Mr. Giammatteo was eligible to receive an aggregate retention bonus of $700,000 subject to his continued employment. Mr. Giammatteo forfeited the retention bonus upon his departure from the Company.

Mr. Giammatteo was also eligible to participate in the Executive Severance Plan, subject to the terms and conditions of the Executive Severance Plan, with certain modifications as set forth in Mr. Giammatteo’s retention letter, which are described below under the heading “Executive Severance Plan.”
SEPARATION AGREEMENTS
David Jaffe
Effective May 1, 2019, the Company entered into a transition and separation agreement and general release with David Jaffe in connection with his retirement, pursuant to which Mr. Jaffe is entitled to receive severance payments and other benefits in accordance with the terms of his employment offer letter dated as of July 29, 2017, consisting of the following payments and benefits:

•	continued payment of Mr. Jaffe’s base salary for a period of 24 months following termination, totaling $2,000,000;

•	Company-paid COBRA continuation coverage for up to 18 months, subject to his continued payment of premiums at the applicable active rate, plus a payment of $2,000 per month from the Company; and

•
a lump sum payment equal to the Spring season short-term incentive award Mr. Jaffe would be entitled to receive, based on actual performance and pro-rated for the portion of the Spring season that Mr. Jaffe was employed (the amount of such payment was $0 based on actual performance for the Spring season).

In addition, as of June 27, 2019, Mr. Jaffe satisfied the “Total Years Test” with respect to any then outstanding stock options and RSUs granted to him under the Omnibus Incentive Plan (and any predecessor plan). As a result of Mr. Jaffe’s continued service as a senior advisor through June 28, 2019, and satisfying the Total Years Test, Mr. Jaffe’s outstanding stock options continued to vest in accordance with their terms and all of Mr. Jaffe’s outstanding RSUs became immediately vested (the value of the RSUs that became

Ascena Retail Group, Inc.	58	2019 Proxy Statement

vested in connection with Mr. Jaffe satisfying the Total Years Test was $31,549, based on the closing price of our common stock on June 28, 2019, which was $0.61).

Mr. Jaffe is subject to post-employment non-competition and employee non-solicitation restrictions.

Brian Lynch
Effective May 1, 2019, the Company entered into a separation agreement and general release with Brian Lynch in connection with his departure from the Company, pursuant to which Mr. Lynch would receive severance benefits under the Executive Severance Plan and Mr. Lynch’s April 5, 2019, employment offer letter with the Company. Under such separation agreement, Mr. Lynch is entitled to receive the following payments and benefits:

•	an amount equal to 52 weeks of his current base salary of $1,000,000, paid in installments in accordance with the Company’s payroll practices;

•	Company-paid COBRA continuation coverage for up to 12 months, less the active employee rate for Mr. Lynch and his eligible dependents;

•	up to 12 months of executive outplacement services at a cost to the Company not to exceed $7,300;

•
a lump sum payment equal to the Spring season short-term incentive award Mr. Lynch would be entitled to receive, based on actual performance and pro-rated for the portion of the Spring season Mr. Lynch was employed (the amount of such payment was $0 based on actual performance for the Spring season); and

•	a lump sum payment of $416,666, which represents Mr. Lynch’s base salary for the period from May 2, 2019, through September 30, 2019.

Mr. Lynch is subject to post-employment non-competition and employee and customer non-solicitation restrictions. In connection with Mr. Lynch’s separation, he forfeited all of his outstanding RSUs, stock options and LTIP awards.

RETIREMENT AGREEMENTS

Elliot S. Jaffe
Commencing July 30, 2006, Elliot S. Jaffe became eligible to receive a supplemental retirement benefit of $150,000 per year for life, subject to an annual cost-of-living increase. Effective at the end of the 2016 Annual Meeting of Stockholders Mr. Elliot S. Jaffe retired as an officer of the Company and from the Board.

Mrs. Roslyn S. Jaffe
We also entered into a retirement agreement with Mrs. Jaffe. The agreement provides Mrs. Jaffe, in light of her role as co-founder of the Company and her 44 years of service to the Company at the time of her retirement, with a supplemental retirement benefit, commencing July 30, 2006, of $50,000 per year for life, subject to an annual cost-of-living increase.

Ascena Retail Group, Inc.	59	2019 Proxy Statement

EXECUTIVE SEVERANCE PLAN

We maintain the Executive Severance Plan, as amended and restated as of June 12, 2018, in order to provide severance benefits to certain key employees, which for fiscal 2019, included all of our currently-employed NEOs . In the case of Mr. Muto, he is entitled to participate in the Executive Severance Plan subject to the terms and conditions of the Executive Severance Plan as in effect from June 1, 2017. The following summary describes the key provisions of the Executive Severance Plan as they would have applied to our currently-employed NEOs at the end of fiscal 2019.
The Executive Severance Plan provides participants with the following severance benefits in the event of a termination of employment by the Company without “cause” (as defined in the plan), other than a termination that constitutes a termination in connection with a “change in control” (as defined in the plan):

•	12-month salary continuation;

•	a pro-rata portion of his/her semi-annual bonus based on actual results;

•	continued health insurance coverage at the active employee rate for a period up to 12 months; and

•	12 months of Outplacement Services not to exceed $7,300 (or, in the case of Mr. Muto, $10,000).
In the case of Mr. Muto, he would entitled to the severance benefits described above in the event his employment is terminated without “cause” or for “good reason” (as described below), except that he would receive 24 months (and not 12 months) of salary continuation payments. In the case of Mr. Lamadrid and Mr. Giammatteo, each would be entitled to the severance benefits described above in the event his employment is terminated without “cause,” except that each would receive 24 months (and not 12 months) of salary continuation payments. Ms. Teffner is not eligible for severance payments or benefits under the Executive Severance Plan.
In lieu of the benefits described above, if our currently-employed NEOs (other than Ms. Teffner) would have been terminated without cause or terminated employment for “good reason” (as described below) during (1) the 90 day period prior to a change in control (such termination, a “Pre-CIC Termination”), or (2) the period commencing on a Change in Control and ending 24 months later (such termination, a “Post-CIC Termination), the executive would have been eligible for the following upon the change in control (in the case of a Pre-CIC Termination), or upon the termination date (in the case of a Post-CIC Termination):

•
a lump sum equal to 1.5 times (or 2 times, in the case of Messrs. Muto, Lamadrid and Giammatteo) the sum of annual base salary and the greater of a) annual target bonus for the year in which the CIC occurs; or b) average three-year aggregate annual bonus equaling the sum of the two seasonal bonuses paid in each such fiscal year;

•
a pro-rata portion (based on the number of days employed during the applicable performance period from when the separation from service occurs) of the seasonal (semi-annual) bonus based on actual results, payable when other such bonuses are paid;

•	continued health insurance coverage at the active employee rate for a period of up to 18 months;

•
in the case of a Post-CIC Termination, full vesting of any unvested equity awards (in the case of a Pre-CIC Termination, a lump sum cash equivalent payment equal to the fair market value of the unvested equity awards that were forfeited upon the termination); and

•	12 months of Outplacement Services not to exceed $7,300 (or, in the case of Mr. Muto, $10,000).
Under the Executive Severance Plan, “cause” generally means the occurrence of any of the following: (i) conviction of (including a plea of nolo contendere to a felony or other crime involving fraud, dishonesty or moral turpitude; (ii) failure to satisfactorily perform duties; (iii) fraud, embezzlement or dishonesty; (iv) gross misconduct or gross negligence in connection with the Company’s business that has an adverse effect on the Company’s business; or (v) an intentional or willful act or omission that is detrimental to the Company’s business or reputation.
Under the Executive Severance Plan, “good reason” generally means the occurrence of any of the following: (i) any material diminution of responsibilities, duties or authority, (ii) any reduction in base salary and/or benefits, other than a reduction that is uniformly applied to similarly situated employees of not more than 10%, (iii) relocation of the principal place of work outside of a 30-mile radius of the then current work location, or (iv) the failure of a successor to the Company to assume the Severance Plan. With respect to Mr. Muto, under the Muto Offer Letter, “good reason” also includes (A) any material breach of the Muto Offer Letter by the Company or the Company’s failure to pay compensation and benefits in accordance with the Muto Offer Letter, and (B) prior to a change in control, any reduction in base salary and/or benefits, other than a reduction that is uniformly applied to similarly situated employees of not more than 10%.
The severance benefits payable under the Severance Plan are subject to: (1) the six month delay to the extent required under Section 409A of the Code; (2) the execution and non-revocation of a general release of claims in favor of the Company within a specified time period; (3) the executive’s compliance with certain non-competition and non-solicitation restrictive covenants following a termination (other than a Pre-CIC Termination or a Post-CIC Termination); and (4) reduction to avoid any excise tax on “parachute payments” if the executive would benefit from such reduction as compared to paying the excise tax. Any benefits payable under the Executive Severance Plan supersede and are in lieu of any severance benefits and/or payments provided under any other agreements, arrangements or severance plans by and between the executive and the Company.

Ascena Retail Group, Inc.	60	2019 Proxy Statement

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL 2019

After satisfying a waiting period, our NEOs are eligible for participation in our Executive Retirement Plan, which is an unfunded, unsecured non-qualified deferred compensation plan. The Executive Retirement Plan allows our executives to defer a maximum of 50% of their base salary and 75% of their bonuses paid or other performance-based cash compensation awarded. Elections to participate in the Executive Retirement Plan are made by our executives on an annual basis, prior to the beginning of the year in which the compensation is earned.

We make Company contributions to the Executive Retirement Plan in an amount determined by us for each plan year. For fiscal 2019, NEOs who were eligible to participate in the Executive Retirement Plan and Ascena 401(k) Savings Plan received a Company matching contribution of 1% of up to $275,000 of total compensation deferred and Company matching contribution of 5% of compensation over $275,000 deferred through December 31, 2018.  Beginning on January 1, 2019, NEOs received a Company matching contribution of 1% up to $280,000 of total compensation deferred and Company matching contribution of 5% over $280,000. For fiscal 2019, NEOs who were eligible to participate in the Executive Retirement Plan but had not yet met eligibility to participate in the Ascena 401(k) Savings Plan received a Company matching contribution on the first 5% of compensation deferred into the Plan.

Participants are immediately vested in deferrals of their own compensation. Company matching contributions vest in 25% increments after 2 years, 3 years, 4 years and 5 years of service with the Company. All Company matching contributions held and received by the participant are vested after five years of service with the Company.

The aggregate balance of each participant’s account consists of amounts that have been deferred by the participant, Company matching contributions, plus earnings (or minus losses). We do not deposit any amounts into any trust or other account for the benefit of plan participants. In accordance with tax requirements, the assets of the Executive Retirement Plan are subject to claims of our creditors. Account balances are deemed invested in accordance with investment elections designated by the participant. Investment option transfers may be made daily. There are 27 investment options available to plan participants, including fixed income funds, domestic and international equity funds, blended funds and pre-allocated lifestyle fund investments. Interest and gains or losses on each deemed investment are credited or debited to each participant’s account daily based on the actual performance of the funds in which the participant is deemed invested.

Deferred account balances are distributed to the plan participants in accordance with elections made by the participant at the time the deferral is made, subject to Section 409A of the Code. A participant may elect to receive distributions, either in a lump sum or in installments, upon his or her termination of employment with the Company, disability, death, an unforeseeable emergency or a change of control, each of the last two events within the meaning of Section 409A of the Code. A participant may elect to receive distributions while still employed by the Company if he or she elects to have in-service or education distributions, made at a date specified by the participants.

Name	Executive Contributions in Last Fiscal Year End ($)(1)	Registrant Contributions in Last Fiscal Year End ($)(2)	Aggregate (Loss) Earnings in Last Fiscal Year End ($)(3)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Gary Muto	60,000	—	15,137	—	369,376
Dan Lamadrid(4)	26,010	—	993	—	27,003
David Jaffe	61,240	—	333,608	—	24,966,381
Robert Giammatteo	17,424	—	21,566	—	309,836
Brian Lynch	69,655	—	51,111	—	580,060

(1)
All executive contributions represent amounts deferred by each NEO under the Executive Retirement Plan (Ascena’s Non-Qualified Deferred Compensation Plan) and are included as compensation in the Summary Compensation Table under “Salary”, “Bonus” and “Non-Equity Incentive Plan Compensation.”

(2)	All registrant contributions are reported under “All Other Compensation” in the Summary Compensation Table.

(3)
These amounts are not reported in the Summary Compensation Table as the earnings included in this column are based on the investment options selected by the NEO, none of which provide interest above the market rate.

(4)	Mr. Lamadrid did not meet 401(k) eligibility until October 1, 2018 so he contributed up until December 31, 2019.

Ascena Retail Group, Inc.	61	2019 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below describe and estimate additional compensation and benefits that our NEOs would become entitled to pursuant to their employment agreements, employment letters and other arrangements between the Company and the executive upon a termination of their employment in certain circumstances or in the event of a Change in Control, in each case assuming such event had occurred on August 3, 2019. Where applicable, the amounts payable assume a $0.33 fair value of our common stock (the closing price on August 2, 2019, the last trading day of fiscal 2019). We have calculated these estimated payments to meet SEC disclosure requirements. The estimated payments are not necessarily indicative of the actual amounts any of our NEOs would receive in such circumstances.
The calculation excludes:

•	compensation amounts accrued through August 3, 2019 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, and

•	vested account balances under our retirement plan that are generally available to all our salaried employees.
In addition, where applicable, the amounts reflected for bonuses reflect the actual amounts paid to the NEO for fiscal 2019, since the hypothetical termination or Change in Control date is the last day of the fiscal year for which the bonus is to be determined.
In addition to these payments, participants in our Executive Retirement Plan, including the NEOs, may elect to receive distributions, either in a lump sum or in installments, upon his or her termination of employment with the Company, disability, death, or following a Change in Control (subject to Section 409A of the Code). Each NEO’s account balance under the Executive Retirement Plan as of the end of fiscal 2018 is set forth under the “Aggregate Balance at Last Fiscal Year End” column of the Nonqualified Deferred Compensation Table above.

Payments and Benefits for Mr. Gary Muto

Provision	Base Salary ($)	Bonus ($)	Health Benefits ($)	Outplacement($)	Acceleration of Equity Awards ($)(6)	Total ($)
Termination without Cause or for Good Reason Prior to a Change in Control	2,000,000(1)	0(3)	12,351(4)	10,000	165,000(6)	2,187,351
Termination without Cause or for Good Reason Upon or Following a Change in Control	5,000,000(2)	0(3)	18,526(5)	10,000	215,784(7)	5,244,310
Change in Control — No Termination	—	—	—	—	215,784(7)	215,784
Death or Total Disability	—	—	—	—	215,784(7)	215,784
Termination for Cause	—	—	—	—	—	—

(1)	Represents an amount equal to 2 times Mr. Muto’s base salary paid as salary continuation.

(2)	Represents an amount equal to 2 times the sum of Mr. Muto’s base salary and his fiscal 2019 target bonus paid as lump sum.

(3)	Represents a pro-rata portion of Mr. Muto’s spring season semi-annual bonus based on actual results.

(4)	Represents our payment for the cost of continuation health coverage for 12 months following his termination.

(5)	Represents our payment for the cost of continuation health coverage for 18 months following his termination.

(6)
Represents the vesting of the next tranche of RSUs granted to Mr. Muto in respect of his 2017 Time-Vested Awards that are outstanding and unvested at the end of the 2019 fiscal year. No value is attributed to the performance-based RSUs and performance-based stock options granted to Mr. Muto pursuant to his Promotion Grant because the $3 Hurdle was not actually achieved as of the end of fiscal 2019.

(7)
Represents the vesting of the next tranche of RSUs granted to Mr. Muto in respect of 2017 Time-Vested Awards that are outstanding and unvested at the end of fiscal 2019, as well as the vesting of the remaining time-vested RSUs granted to Mr. Muto that were outstanding at the end of fiscal 2019. No value is attributed to the performance-based RSUs and performance-based stock options granted to Mr. Muto pursuant to his Promotion Grant because the $3 Hurdle was not actually achieved as of the end of fiscal 2019. No value is attributed to the FY17 LTIP awards granted to Mr. Muto because the metrics were not achieved.

Ascena Retail Group, Inc.	62	2019 Proxy Statement

Payments and Benefits for Ms. Teffner

Provision	Base Salary ($)	Bonus ($)	Health Benefits ($)	Outplacement ($)	Acceleration of Equity Awards ($)	Total ($)
Termination without Cause Prior to a Change in Control	—	—	—	—	—	—
Termination without Cause or for Good Reason Upon or Following a Change in Control	—	—	—	—	—	—
Change in Control — No Termination	—	—	—	—	7,966(1)	7,966
Death or Disability	—	—	—	—	7,966(1)	7,966
Termination for Cause	—	—	—	—	—	—

(1)
Represents the fair market value of our common stock on August 2, 2019, multiplied by the number of unvested time-vesting RSUs held by Ms. Teffner on the last day of the fiscal year that would have become vested had such event occurred on such date. Such RSUs were granted to Ms. Teffner in October 2018 in respect of her service as a non-employee director in fiscal 2019 prior to her appointment as Interim Executive Chair of the Board. No value is attributed to the performance-based RSUs and performance-based stock options granted to Ms. Teffner pursuant to her Appointment Grant because the $3 Hurdle was not actually achieved as of the end of fiscal 2019.

Payments and Benefits for Mr. Lamadrid

Provision	Base Salary ($)	Bonus ($)	Health Benefits ($)	Outplacement ($)	Acceleration of Equity Awards ($)	Total ($)
Termination without Cause Prior to a Change in Control	850,000(1)	0(2)	15,095(3)	7,300	—	872,395
Termination without Cause or for Good Reason Upon or Following a Change in Control	1,105,000(4)	0(2)	22,643(5)	7,300	7,348(6)	1,142,291
Change in Control — No Termination	—	—	—	—	7,348(6)	7,348
Death or Disability	—	—	—	—	7,348(6)	7,348
Termination for Cause	—	—	—	—	—	—

(1)	Represents an amount equal to 2 times Mr. Lamadrid’s base salary paid as salary continuation.

(2)	Represents a pro-rata portion of his semi-annual bonus based on actual results.

(3)	Represents our payment for the cost of continuation health coverage for 12 months following his termination.

(4)	Represents an amount equal to 2 times the sum of Mr. Lamadrid’s base salary and his fiscal 2019 target bonus paid as lump sum.

(5)	Represents our payment for the cost of continuation coverage for 18 months following his termination.

(6)
Represents the fair market value of our common stock on August 2, 2019, multiplied by the number of unvested RSUs held by Mr. Lamadrid on the last day of the fiscal year that would have become vested had such event occurred on such date.

Ascena Retail Group, Inc.	63	2019 Proxy Statement

Payments and Benefits for Ms. Hufford

Provision	Base Salary ($)	Bonus ($)	Health Benefits ($)	Outplacement ($)	Acceleration of Equity Awards ($)	Total ($)
Termination without Cause Prior to a Change in Control	400,000(1)	120,000(2)	12,331(3)	7,300	—	539,631
Termination without Cause or for Good Reason Upon or Following a Change in Control	640,000(4)	120,000(2)	18,497(5)	7,300	4,531(6)	790,328
Change in Control — No Termination	—	—	—	—	4,531(6)	4,531
Death or Disability	—	—	—	—	4,531(6)	4,531
Termination for Cause	—	—	—	—	—	—

(1)	Represents an amount equal to 1 times Ms. Hufford's base salary paid as salary continuation.

(2)	Represents a pro-rata portion of her semi-annual bonus based on actual results.

(3)	Represents our payment for the cost of continuation health coverage for 12 months following her termination.

(4)	Represents an amount equal to 1 times the sum of Ms. Hufford’s base salary and her fiscal 2019 target bonus paid as a lump sum.

(5)	Represents our payment for the cost of continuation health coverage for 18 months following her termination.

(6)
Represents the fair market value of our common stock on August 2, 2019, multiplied by the number of unvested RSUs held by Ms. Hufford on the last day of the fiscal year that would have become vested had such event occurred on such date.

Payments and Benefits for Mr. Giammatteo

Provision	Base Salary ($)	Bonus ($)	Health Benefits ($)	Outplacement ($)	Acceleration of Equity Awards ($)	Total ($)
Termination without Cause Prior to a Change in Control	1,200,000(1)	0(2)	18,526(3)	7,300	—	1,225,826
Termination without Cause or for Good Reason Upon or Following a Change in Control	1,650,000(4)	0(2)	18,526(3)	7,300	4,674(5)	1,680,500
Change in Control — No Termination	—	—	—	—	4,674(5)	4,674
Death or Disability	—	—	—	—	4,674(5)	4,674
Termination for Cause	—	—	—	—	—	—

(1)	Represents an amount equal to 2 times Mr. Giammatteo’s base salary paid as salary continuation.

(2)	Represents a pro-rata portion of his semi-annual bonus based on actual results.

(3)	Represents our payment for the cost of continuation health coverage for 18 months following his termination.

(4)	Represents an amount equal to 2 times the sum of Mr. Giammatteo’s base salary and his fiscal 2019 target bonus paid as lump sum.

(5)
Represents the fair market value of our common stock on August 2, 2019, multiplied by the number of unvested RSUs held by Mr. Giammatteo on the last day of the fiscal year that would have become vested had such event occurred on such date. Mr. Giammatteo forfeited all of his outstanding equity awards upon his departure from the Company on August 3, 2019.

Ascena Retail Group, Inc.	64	2019 Proxy Statement

SPECIAL EQUITY PLAN PROVISIONS UNDER CHANGE IN CONTROL

Acceleration of Equity Awards
As discussed in the Compensation Discussion and Analysis under the headings “Non-Qualified Stock Options, RSUs and PSUs under the Company’s Omnibus Incentive Plan” and “Long-Term Incentive Plans”, eligible employees, including our NEOs, may be awarded PSUs, non-qualified stock options, shares of restricted stock or RSUs that vest over a specified period of years that vary based on the type and timing of the award (unless, in the case of restricted stock and RSUs, the shares are subject to immediate vesting because the recipient satisfies the “Total Years Test”). Prior to its amendment and restatement effective December 17, 2010, the Omnibus Incentive Plan and relevant award agreements, however, provided for accelerated vesting of certain equity awards following a Change in Control of the Company or upon certain termination events, as described below. To reflect corporate governance best practices, the provisions relating to a change of control of the Company were modified pursuant to the amendment and restatement of the Omnibus Incentive Plan for awards granted on or after December 17, 2010, as set forth below.
Change in Control Provisions under the Omnibus Incentive Plan
Effective with respect to grants made under the Omnibus Incentive Plan on or after December 17, 2010, unless otherwise determined at grant, such awards will not automatically vest upon a Change in Control (i.e., a “single trigger”), but will vest upon an involuntary termination without Cause that occurs within 2 years following a Change in Control (i.e., upon a “double trigger”). Unless otherwise determined at grant, awards granted under the Omnibus Incentive Plan prior to December 17, 2010 will automatically vest upon a single trigger.
“Change in Control” is defined in the Omnibus Incentive Plan as:

•	any person or group acquires 30% or more of the Company’s voting securities;

•	a change in a majority of the members of the Board over any two-year (or, for any payment pursuant to an award that is triggered upon a Change in Control and that constitutes

•
“non-qualified deferred compensation” pursuant to Section 409A of the Code (such an award a “409A Award”), one year period unless the new directors’ election to the Board was approved by at least two-thirds (or, for any payment pursuant to a 409A Award, a majority) of the existing directors (referred to as a “change in Board composition”);

•
a merger of the Company, unless the voting securities of the Company outstanding immediately prior to the merger continue to represent greater than 50% of the voting securities of the company or surviving entity outstanding immediately after such merger;

•	approval by the stockholders of a plan of liquidation of the Company (this will not apply with respect to any payment pursuant to a 409A Award); or

•
a sale of all or substantially all of the Company’s assets other than a sale to a person or persons who beneficially own, directly or indirectly, at least 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale (or, for awards granted prior to March 3, 2010, approval of the stockholders of such sale) (referred to as an “asset sale”).

For awards granted under the Omnibus Incentive Plan prior to December 17, 2010, “Change in Control” also includes the following events:

•	none of Messrs. Elliot S. Jaffe or David Jaffe, Ms. Roslyn Jaffe, or any of their direct lineal descendants (referred to as the “Jaffe family”), is a member of the Board; or

•	the Jaffe family owns less than 5% of the voting securities of the Company.
Special Provisions Related to Option Awards Granted Prior to December 17, 2010
If prior to the occurrence of a Change in Control, the Compensation Committee reasonably determines, in good faith, that stock options will be honored or assumed, or new rights substituted, then stock options granted under the Omnibus Incentive Plan prior to December 17, 2010, generally, will not be subject to accelerated vesting upon a Change in Control.
If the stock options granted under the Omnibus Incentive Plan are accelerated upon a Change in Control, the Compensation Committee, in its sole discretion, may authorize the Company or its affiliates to purchase any such accelerated options by paying the option holder the difference between the exercise price of his or her option and the higher of: (i) the highest price paid for a share of common stock in any transaction related to the Change in Control, or (ii) the highest fair market value per share of common stock at any time during the 60-day period preceding the Change in Control.
 Special Provisions Related to LTIP Awards
Restricted stock awards granted under any completed LTIP cycle would immediately vest in the event that a Change in Control occurs or the recipient’s employment is terminated due to death or disability.

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Special Provisions Related to Annual or Special Awards
Unless otherwise determined by the Compensation Committee at the time of grant, annual or special awards of restricted stock that have not yet vested would vest immediately upon the participant’s death, disability, achievement of the Total Years Test or a termination of the participant’s employment without Cause or for Good Reason that occurs within 24 months following a Change in Control. In addition, unless otherwise determined by the Compensation Committee at the time of grant, any portion of an award of RSUs that had not yet vested would vest immediately upon the occurrence of the participant’s death, disability, or termination on or after achievement of the Total Years Test or a Change in Control; except that, if a recipient makes a deferral election with respect to an RSU award, the foregoing accelerated vesting provisions will not apply to such award if the recipient’s termination occurs on or before the 13th month following the grant date due to achievement of the Total Years Test.

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PROPOSAL TWO — RESOLUTION ON EXECUTIVE COMPENSATION

SUMMARY OF THE ADVISORY RESOLUTION
The Company seeks your advisory vote on the compensation programs of our NEOs for fiscal 2019 pursuant to Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the related SEC rules promulgated thereunder) (commonly referred to as “Say-on-Pay”). The Company asks that you support the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis section and the accompanying tables contained in this proxy statement starting on page 21.
Our compensation program for executives including our NEOs is designed to attract and retain quality leaders with an emphasis on pay-for-performance and creating long-term sustainable and profitable growth. Our compensation elements seek to balance all aspects of an executive’s responsibilities: base salary for day-to-day responsibilities; cash incentive bonus for shorter-term returns linked to semi-annual Company performance; and equity awards for aligning the executives’ focus with stockholder value and the long-term, future performance of the Company.
As noted above, at our 2018 Annual Meeting of Stockholders, our stockholders were presented with an advisory vote seeking approval of our fiscal 2018 NEOs executive compensation program, commonly known as the “say-on-pay” proposal. As a result of the changes made to our compensation practices over the past few years and stockholder engagement, our 2016 and 2017 say-on-pay proposals received overwhelmingly supported by stockholders with a favorable vote of over 91% of votes cast. At our 2018 Annual Meeting, the Company continued to receive significant favorable stockholder support of its compensation program with a favorable vote in excess of 91% of votes cast. As noted above, we continue to welcome feedback to assist in ongoing evaluations of our compensation and governance practices.
To ensure a pay-for-performance culture and strong alignment between our executive compensation programs and stockholder interests, the Compensation Committee approved a series of key tenets of our programs. These key features are detailed in the Compensation Discussion & Analysis under “What We Do” and “What We Don’t Do”. These program principles promote best practices, transparency and accountability regarding executive compensation program. The Compensation Committee continuously reviews industry practices, receives independent consultation and ensures the programs adhere to these key features.
The Company believes that the compensation paid to its NEOs for fiscal 2019 is appropriate and in line with the Company’s goals of creating long-term sustainable and profitable growth and aligning the interests of our NEOs with the interests of our stockholders.
The vote on this resolution is not intended to address any specific elements of compensation, rather, the vote relates to the overall compensation of the NEOs as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the Company, the Board or the Compensation Committee. However, to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.
Accordingly, the Board recommends that the stockholders approve the following advisory resolution:
RESOLVED, that the compensation paid to the Company’s NEOs for fiscal 2019, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.
Vote Required
The say-on-pay proposal will be approved, by non-binding advisory vote, if the votes cast in favor of the proposal exceed the votes cast in opposition of the proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

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PROPOSAL THREE — APPROVAL OF AN AMENDMENT TO THE COMPANY’S THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK AND A CORRESPONDING REDUCTION IN THE COMPANY’S AUTHORIZED SHARES OF COMMON STOCK

General
Ascena is asking stockholders to adopt and approve eleven alternative amendments to our Third Amended and Restated Certificate of Incorporation to effect a reverse stock split (the “Reverse Stock Split”) of our issued and outstanding common stock and to reduce the number of authorized shares of our common stock by a corresponding ratio (collectively, the “Reverse Stock Split Amendment”). On October 2, 2019, our Board unanimously approved and declared advisable the proposed Reverse Stock Split Amendment, and recommends that our stockholders adopt and approve the proposed Reverse Stock Split Amendment. If approved by stockholders, this proposal will authorize eleven alternative amendments to our Third Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split at a ratio of each whole number in the range of 1-for-15 to 1-for-25, and to effect a corresponding reduction in the number of the Company’s authorized shares of common stock. The actual ratio in this range at which the Reverse Stock Split and the corresponding reduction in the number of the Company’s authorized shares of common stock will be effected will be determined by the Board of Directors prior to the effectiveness of the Reverse Stock Split Amendment, and the alternative amendments to our Third Amended and Restated Certificate of Incorporation with respect to each other whole number ratio in this range will be abandoned.
The effective date of the Reverse Stock Split will be determined at the discretion of the Board, and may occur as soon as the day of the 2019 annual meeting, or at any time prior to the 2020 annual meeting. The effective date of the Reverse Stock Split will be publicly announced by Ascena. The Board may determine in its discretion not to effect the Reverse Stock Split and not to file any amendment to our Third Amended and Restated Certificate of Incorporation.
The number of authorized shares of our common stock after giving effect to the Reverse Stock Split, if and when effected, will depend on the Reverse Stock Split ratio that is ultimately determined by the Board and reflected in the Reverse Stock Split Amendment filed with the Delaware Secretary of State. As of October 15, 2019, we had 360,000,000 shares of authorized common stock and 199,247,000 shares of common stock issued and outstanding. The proposed Reverse Stock Split Amendment would result in a reduction of the total number of shares of Ascena common stock that we are authorized to issue by a corresponding ratio.
The table below illustrates (as of August 3, 2019) the impact of the Reverse Stock Split ratio as a result of three illustrative alternative amendments along with the corresponding effect (without consideration of the number of resulting fractional shares of common stock that will be exchanged for cash) on:

•	The number of shares of authorized common stock as adjusted to correspond with the Reverse Stock Split ratio;

•	The number of shares of common stock issued and outstanding;

•	The number of shares of common stock reserved for future issuance under our equity compensation plans; and

•	The number of shares of common stock that will remain authorized and available for issuance, including treasury shares.

STATUS	SHARES OF COMMON STOCK AUTHORIZED	SHARES OF COMMON STOCK ISSUED AND OUTSTANDING	SHARES OF COMMON STOCK RESERVED FOR FUTURE ISSUANCE (including options and RSUs)	SHARES OF COMMON STOCK AVAILABLE FOR FUTURE ISSUANCE
Pre-Reverse Stock Split	360,000,000	198,499,319	24,365,498	18,764,734
After 1:15 Reverse Stock Split	24,000,000	12,233,288	1,624,367	1,250,982
After 1:20 Reverse Stock Split	18,000,000	9,924,966	1,218,275	938,237
After 1:25 Reverse Stock Split	14,400,000	7,939,973	974,620	750,589
The examples in the table above are presented for illustrative purposes only, and the Board may elect to effect the Reverse Stock Split at a ratio of any whole number in the range of 1-for-15 to 1-for-25 if this proposal is approved by our stockholders.
If we effect the Reverse Stock Split, then, except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of the then-outstanding shares of common stock immediately following the Reverse Stock Split that such stockholder held immediately prior to the Reverse Stock Split. The par value of our common stock will remain unchanged at $0.01 per share. No fractional shares of common stock will be issued as a result of the Reverse Stock Split.

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Instead, any stockholder who would be entitled to receive a fractional share as a result of the Reverse Stock Split will receive a cash payment in lieu of such fractional share.
If the proposed Reverse Stock Split Amendment is adopted and approved by our stockholders and the Board elects to effect the Reverse Stock Split, we will file a Certificate of Amendment to our Third Amended and Restated Certificate of Incorporation with the Delaware Secretary of State, substantially in the form of the Certificate of Amendment attached as Annex A to this proxy statement, that sets forth the Reverse Stock Split Amendment and the Reverse Stock Split ratio as determined by the Board, and each other alternative amendment contemplated by this proposal will be abandoned. The Certificate of Amendment will be effective immediately upon filing with the Delaware Secretary of State or such later time as is set forth therein. The Board also may determine in its discretion to abandon each such amendment, not effect the Reverse Stock Split and not file any Certificate of Amendment with respect to any of the alternative amendments contemplated by this proposal.
Background and Reasons for the Reverse Stock Split
On July 29, 2019, the Company received a notification letter from the Listings Qualifications department staff of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it had failed to maintain a minimum closing bid price of $1.00 per share for the shares of its common stock for a period of 30 consecutive business days as required by Nasdaq Listing Rule 5450(a)(1) (the “Bid Price Rule”) for continued listing on The Nasdaq Global Select Market. The notification does not affect the listing of the Company’s common stock at this time, and the Company’s shares have continued to trade on The Nasdaq Global Select Market under the symbol “ASNA”.
The letter provides that Ascena has 180 calendar days, or until January 27, 2020, to regain compliance with the Bid Price Rule by maintaining a closing bid price of $1.00 per share for a minimum of ten consecutive business days. If at any time during such 180-day period the bid price of Ascena’s common stock closes at $1.00 per share or more for a minimum of ten consecutive business days, Nasdaq will notify Ascena that it has achieved compliance with the Bid Price Rule.
If the Company does not regain compliance with the Bid Price Rule by January 27, 2020, the Company may submit a transfer application to The Nasdaq Capital Market in order to receive an additional 180 calendar day period to comply, provided that the Company meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, other than the Bid Price Rule, and provides written notice to Nasdaq of its intention to cure the deficiency during the additional compliance period.
If the Company does not regain compliance with the Bid Price Rule by January 27, 2020 and is not eligible for an additional compliance period at that time, Nasdaq will notify the Company that its common stock may be delisted. At that time, the Company may appeal the decision to a Listing Qualifications Panel.
We believe that the Reverse Stock Split, by increasing our stock price, will make our common stock more attractive to a broader range of institutional and other investors. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current trading prices of our common stock can result in individual stockholders paying transaction costs that are a higher percentage of the value of the transaction than would be the case if the share price were substantially higher. We believe that the Reverse Stock Split, when effected, will make our common stock a more attractive and cost-effective investment for many investors.
Our Board has determined that it is in the best interests of the Company and its stockholders to maintain the listing of Ascena common stock on Nasdaq. We may not be able to regain compliance with the Bid Price Rule unless we effect the Reverse Stock Split. Our Board recommends approval of the proposed Reverse Stock Split Amendment so that the Reverse Stock Split may be implemented to the extent necessary to maintain the listing of our common stock on The Nasdaq Global Select Market.
Reducing the number of outstanding shares of our common stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our common stock. However, other factors, such as our financial results, market conditions and the market perception of our business, may adversely affect the market price of our common stock. As a result, there can be no assurance that the Reverse Stock Split, if implemented, will produce the intended results, that the market price of our common stock will increase following the implementation of the Reverse Stock Split or that the market price of our common stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our common stock after the Reverse Stock Split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.
The Delaware General Corporation Law does not require a reduction in the total number of authorized shares of our common stock at the time of the Reverse Stock Split. However, as a matter of good governance, our Board has determined to implement a pro-rata reduction in the total number of authorized shares of common stock at the time of the Reverse Stock Split. Accordingly, if stockholders adopt and approve the proposed Reverse Stock Split Amendment and the Reverse Stock Split is implemented, the authorized number of shares of our common stock also will be reduced by a corresponding ratio.

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Board Discretion to Implement the Reverse Stock Split
The Board believes that stockholder adoption and approval of the alternative amendments reflecting the Reverse Stock Split at a ratio of each whole number within the range of 1-for-15 to 1-for-25 is in the best interests of our stockholders because it provides the Board and the Company with the flexibility to achieve the desired results of the Reverse Stock Split and because it is not possible to predict market conditions at the time the Reverse Stock Split is implemented. If our stockholders approve this proposal, the Board will implement the Reverse Stock Split only upon a determination that the Reverse Stock Split is in the best interests of the stockholders at that time. The Board will then select the ratio for the Reverse Stock Split from the alternative amendments adopted and approved by the stockholders that the Board determines to be advisable and in the best interests of the stockholders, considering relevant market conditions at the time the Reverse Stock Split is to be implemented. The factors that the Board may consider in determining the Reverse Stock Split ratio include, but are not limited to, the following:

•	the historical and projected trading price and trading volume of our common stock;

•	general economic and other related conditions prevailing in our industry and in the marketplace;

•	our ability to meet the continued listing standards of Nasdaq, including the Bid Price Rule; and

•	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs.
The Board intends to select the Reverse Stock Split ratio that it believes will be most likely to achieve the anticipated benefits of the Reverse Stock Split described above. The Reverse Stock Split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act. Following the implementation of the Reverse Stock Split, we will continue to be subject to the periodic reporting requirements of the Exchange Act.
Certain Risks and Potential Disadvantages Associated with the Reverse Stock Split
We cannot assure you that the proposed Reverse Stock Split will increase our stock price. We expect that the Reverse Stock Split will increase the per share trading price of our common stock. However, the effect of the Reverse Stock Split on the per share trading price of our common stock cannot be predicted with any certainty, and the history of reverse stock splits for other companies is varied. It is possible that the per share trading price of our common stock after the Reverse Stock Split will not increase in the same proportion as the reduction in the number of our outstanding shares of common stock following the Reverse Stock Split. In addition, although we believe the Reverse Stock Split may enhance the marketability of our common stock to certain potential investors, we cannot assure you that, if implemented, our common stock will be more attractive to investors. Even if we implement the Reverse Stock Split, the per share trading price of our common stock may decrease due to factors unrelated to the Reverse Stock Split, including our future performance. If the Reverse Stock Split is consummated and the per share trading price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split.
We cannot assure you that we will regain and continue in compliance with the continued listing criteria of Nasdaq. Even if our stockholders adopt and approve the proposed Reverse Stock Split Amendment and the Reverse Stock Split is effected, there can be no assurance that we will regain compliance with the Nasdaq continued listing criteria and/or continue to meet the Nasdaq continued listing criteria.
The proposed Reverse Stock Split may decrease the liquidity of our common stock and result in higher transaction costs. The liquidity of our common stock may be negatively impacted by the Reverse Stock Split, given the reduced number of shares that will be outstanding after the Reverse Stock Split, particularly if the per share trading price does not increase as a result of the Reverse Stock Split. In addition, if the Reverse Stock Split is implemented, it may increase the number of our stockholders who own “odd lots” of fewer than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock. Accordingly, the Reverse Stock Split may not achieve the desired result of increasing the marketability of our common stock.
Effects of the Reverse Stock Split
General
The principal effect of the Reverse Stock Split, if implemented by the Board, would be to proportionately decrease the number of issued and outstanding shares of our common stock based on the ratio selected by our Board, which will result in each stockholder owning a reduced number of shares of common stock after the effective date of the Reverse Stock Split. The actual number of shares issued and outstanding and ultimately owned by each stockholder after giving effect to the Reverse Stock Split, if implemented, would depend on the ratio for the Reverse Stock Split that is ultimately determined by our Board. The Reverse Stock Split would affect all holders of our common stock uniformly and would not affect any stockholder’s percentage ownership interest in the Company, except that, as described below under “Mechanics of the Reverse Stock Split-Fractional Shares,” holders of common stock otherwise entitled to a fractional share as a result of the Reverse Stock Split would receive cash in lieu of such fractional share. In addition, the Reverse Stock Split would not affect any stockholder’s proportionate voting power, subject to the treatment of fractional shares.
The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots may be higher than the costs of transactions in “round lots” of even multiples of 100 shares.

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After the effective time of the Reverse Stock Split, our common stock will have a new Committee on Uniform Securities Identification Procedures, or CUSIP, number, which is a number used to identify our common stock.
Effect on Capital Stock
Pursuant to our Third Amended and Restated Certificate of Incorporation, our capital stock consists of 360,100,000 shares, which includes 360,000,000 shares of common stock, par value $0.01, and 100,000 shares of preferred stock, par value $0.01 per share, none of which are outstanding. The proposed Reverse Stock Split will have no impact on the total authorized number of shares of preferred stock or the par value of the preferred stock, and will have no impact on the par value of the common stock. If the proposed Reverse Stock Split is implemented, the shares of authorized common stock will be reduced in proportion to the Reverse Stock Split ratio selected by the Board as illustrated in the table above. As a result, if and when the Reverse Stock Split is effected, the same proportion of authorized but unissued shares of common stock to shares of common stock authorized and issued (or reserved for issuance, including treasury shares) would be maintained (except for any changes as a result of the treatment of fractional shares). If the Reverse Stock Split is abandoned, the decrease in the number of authorized shares will also be abandoned.
Accounting Matters
As a result of the Reverse Stock Split, at the effective time of the Reverse Stock Split, the stated capital on the Company’s balance sheet attributable to our common stock, which consists of the par value per share of our common stock multiplied by the aggregate number of shares of our common stock issued and outstanding, will be reduced in proportion to the Reverse Stock Split ratio chosen by the Board. Correspondingly, the Company’s additional paid-in capital account, which consists of the difference between the Company’s stated capital and the aggregate amount paid to the Company upon issuance of all currently outstanding shares of common stock, will be credited with the amount by which the stated capital is reduced. The Company’s stockholders’ equity, in the aggregate, will remain unchanged. The historical earnings or loss per share of our common stock reported in all financial reports published after the effective date of the Reverse Stock Split will be restated to reflect the proportionate decrease in the number of outstanding shares of common stock for all periods presented so that the results are comparable.
Effect on the Company’s Omnibus Incentive Plan and Employee Stock Purchase Plan
The proposed Reverse Stock Split will reduce the number of shares of common stock available for issuance under our equity compensation plans in proportion to the Reverse Stock Split ratio selected by the board. As of October 15, 2019, we had approximately 3,356,347 shares subject to unvested restricted stock units and 20,163,957 shares subject to stock options outstanding under our plans. Under the terms of our 2016 Omnibus Incentive Plan, the proposed Reverse Stock Split would cause a reduction in the number of shares of common stock issuable upon exercise, vesting or conversion of such awards in proportion to the Reverse Stock Split ratio and would cause a proportionate increase in any exercise price of such awards, with any resulting fractional shares rounded up to the next whole share. The Compensation Committee has also authorized any changes to our stock incentive plans that are necessary, desirable or appropriate to give effect to the Reverse Stock Split, if any, including any applicable, technical conforming changes. The shares held in the employee stock purchase plan will be reduced in proportion to the Reverse Stock Split ratio. The employee stock purchase plan provides for fractional shares to be held by participants; therefore, fractional shares will be credited to the participants’ accounts.
Mechanics of the Reverse Stock Split
Holders of registered shares of our common stock that hold only in book-entry form do not need to take any action to receive post-Reverse Stock Split shares of our common stock in registered book-entry form or your cash payment in lieu of fractional shares, if applicable. If you hold any shares in certificated form you will receive separate instructions from our transfer agent. If you are entitled to post-Reverse Stock Split shares of our common stock, a transaction statement will automatically be sent to your address of record as soon as practicable after the effective time of the Reverse Stock Split indicating the number of shares of our common stock you then hold. In addition, if you are entitled to a payment of cash in lieu of fractional shares, a check will be mailed to you at your registered address as soon as practicable after the effective time. By signing and cashing this check, you will warrant that you owned the shares of Ascena common stock for which you received the cash payment.
If you hold your shares of common stock in street name, your broker, bank or other intermediary will be instructed to effect the Reverse Stock Split for their beneficial holders holding shares of our common stock in “street name” in the same manner as registered holders; however, these brokers, banks or other intermediaries may apply their own specific procedures for processing the Reverse Stock Split. If you hold your shares of our common stock with a broker, bank or other intermediary, and you have any questions in this regard, we encourage you to contact your bank, broker or other intermediary.
If you hold any of your shares of our common stock in certificate form, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective time of the Reverse Stock Split. The transmittal letter will be accompanied by instructions specifying how you can deliver your stock certificates to the transfer agent and exchange them for shares of common stock held in book-entry form. We will not issue new certificates, and following the Reverse Stock Split, shares will be held only in book-entry form. Stockholders will not have to pay any transfer fee or other fee in connection with such exchange. As soon as practicable after your delivery to the transfer agent of the transmittal letter and your stock certificate(s), you will receive a transaction statement showing the post-Reverse Stock Splits shares of common stock you own in book-entry form together with any payment of cash in lieu of fractional shares to which you are entitled. After the effective time of the Reverse Stock Split, any shares of common stock you hold in certificate from representing pre-split shares of common stock cannot be traded for value, other than in accordance with the exchange procedures described above, and cannot be used for either transfers or deliveries of your shares to other persons. Accordingly, you much

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exchange your stock certificates for shares held in book-entry form in order to trade your shares for value or to effect transfers or deliveries of your shares after the Reverse Stock Split.
As soon as practicable after the surrender to the transfer agent of any stock certificates, together with a properly completed and duly executed transmittal letter and any other documents the transfer agent may specify, the transfer agent will adjust its records to reflect that the shares of common stock represented by such stock certificates are held in book-entry form in the name of such person.
Fractional Shares
Stockholders will not receive fractional shares of common stock in connection with the Reverse Stock Split. Instead, the transfer agent will aggregate all fractional shares and sell them as soon as practicable after the effective time at the then-prevailing prices on the open market, on behalf of those stockholders who would otherwise be entitled to receive a fractional share as a result of the Reverse Stock Split. We expect that the transfer agent will conduct the sale in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of our common stock. After the transfer agent’s completion of such sale, stockholders who would have been entitled to a fractional share will instead receive a cash payment from the transfer agent in an amount equal to their respective pro-rata shares of the total proceeds of that sale net of any brokerage costs incurred by the transfer agent to sell such stock. The cash payment is subject to applicable U.S. federal and state income tax and state abandoned property (or escheat) laws. After the Reverse Stock Split, a stockholder will have no further interest in the Company with respect to any fractional share interest, and a stockholder otherwise entitled to a fractional share will not have any voting, dividend or other rights with respect to the fractional share except the right to receive a cash payment as described above. Stockholders will not be entitled to receive interest for the period of time between the effective time of the Reverse Stock Split and the date payment is made for their fractional share interests.
In addition, under the escheat laws of certain states, funds due for fractional share interests that are not timely claimed after the funds are made available may be required to be paid to the designated agent for each such state. Thereafter, stockholders otherwise entitled to receive such funds may have to obtain the funds directly from the state to which they were paid.
If you do not hold sufficient shares of Ascena common stock at the effective time of the Reverse Stock Split to receive at least one share following the Reverse Stock Split, you will receive cash and will no longer be a holder of Ascena common stock. Shares of our common stock held in “street name” by your broker, bank or other intermediary for the same shareholder will be considered to be held in separate accounts and will not be aggregated when effecting the Reverse Stock Split and determining fractional share interests.
Effective Time
The effective time of the Reverse Stock Split, if the proposed Reverse Stock Split Amendment is adopted and approved by stockholders and the Reverse Stock Split is implemented at the direction of the Board, will be the date and time that the Certificate of Amendment effecting the amendment with the ratio selected by the Board is filed with the Delaware Secretary of State or such later time as is specified therein. Such filing may occur as soon as the day following the Annual Meeting or at any time prior to the 2020 annual meeting of stockholders. However, the exact timing of the Reverse Stock Split will be determined by our Board based on its evaluation as to when such action will be the most advantageous to Ascena and its stockholders.
The Reverse Stock Split may be delayed or abandoned without further action by the stockholders at any time prior to the filing and effectiveness of the Certificate of Amendment with the Delaware Secretary of State, notwithstanding stockholder adoption and approval of each of the amendments effecting the proposed Reverse Stock Split, if the Board, in its sole discretion, determines that it is in the best interests of the Company and its stockholders to delay or abandon the Reverse Stock Split. If the Certificate of Amendment implementing the Reverse Stock Split has not been filed with the Delaware Secretary of State on or before the date of the 2020 annual meeting of stockholders, the Board will be deemed to have abandoned each alternative amendment effecting the Reverse Stock Split. In addition, if a Certificate of Amendment effecting the Reverse Stock Split is filed and becomes effective, the alternative amendments reflecting the other proposed ratios will be deemed to have been abandoned.
Appraisal Rights
Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter’s rights or appraisal rights with respect to the Reverse Stock Split and we will not independently provide our stockholders with any such rights.
Interest of Certain Persons in Matters to be Acted Upon
No officer or director has any substantial interest, direct or indirect, by security holdings or otherwise, in the Reverse Stock Split that is not shared by all of our other stockholders.
Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split
The following discussion is a general summary of certain U.S. federal income tax consequences of the Reverse Stock Split that may be relevant to stockholders for U.S. federal income tax purposes. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions as of the date of this proxy statement, all of which may change, possibly with retroactive effect, resulting in U.S. federal income tax consequences that may differ from those discussed below.
This discussion applies only to holders of our common stock that are U.S. Holders (as defined below) and does not address all aspects of federal income taxation that may be relevant to such holders in light of their particular circumstances or to holders that may be subject to special tax rules, including: (i) holders subject to the alternative minimum tax; (ii) banks, insurance companies, or other

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financial institutions; (iii) tax-exempt organizations; (iv) dealers in securities or commodities; (v) regulated investment companies or real estate investment trusts; (vi) partnerships (or other flow-through entities for U.S. federal income tax purposes and their partners or members); (vii) traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; (viii) U.S. Holders whose “functional currency” is not the U.S. dollar; (ix) persons holding our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (x) persons who acquire shares of our common stock in connection with employment or other performance of services; or (xi) U.S. expatriates. If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership.
We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of the Reverse Stock Split and there can be no assurance that the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge. The following summary does not address any U.S. state or local or any foreign tax consequences, any estate, gift or other non-U.S. federal income tax consequences, or the Medicare tax on net investment income.
EACH HOLDER OF COMMON STOCK SHOULD CONSULT SUCH HOLDER’S OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH HOLDER.
For purposes of the discussion below, a “U.S. Holder“ is a beneficial owner of shares of our common stock that for U.S. federal income tax purposes is: (1) an individual citizen or resident of the United States; (2) a corporation (including any entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, or any state or political subdivision thereof; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect to be treated as a U.S. person.
The Board intends the Reverse Stock Split to be treated as a “recapitalization” under Section 368(a)(1)(E) of the Code, although no assurances are provided in this regard. In such case, we should not recognize gain or loss in connection with the Reverse Stock Split. Also, a U.S. Holder generally should not recognize gain or loss upon the Reverse Stock Split, except with respect to cash received in lieu of a fractional share of our common stock, as discussed below. A U.S. Holder’s aggregate tax basis in the shares of our common stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis of the shares of our common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of our common stock), and such U.S. Holder’s holding period in the shares of our common stock received should include the holding period in the shares of our common stock surrendered. Holders of shares of our common stock acquired on different dates and at different prices should consult their own tax advisors regarding the allocation of the tax basis and holding period of such shares.
A U.S. Holder that receives cash in lieu of a fractional share of our common stock pursuant to the Reverse Stock Split should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s tax basis in the shares of our common stock surrendered that is allocated to such fractional share. Such capital gain or loss should be long-term capital gain or loss if the U.S. Holder’s holding period for our common stock surrendered exceeded one year at the effective time of the Reverse Stock Split.
Payments of cash made in lieu of a fractional share of our common stock may, under certain circumstances, be subject to information reporting and backup withholding. To avoid backup withholding, each holder of our common stock that does not otherwise establish an exemption must furnish on applicable IRS forms its taxpayer identification number and comply with the applicable certification procedures.
Backup withholding is not an additional tax and amounts withheld will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Holders of our common stock should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.
Vote Required
Under Delaware General Corporate Law, the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting is required to adopt and approve the proposed alternative amendments to our Third Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split and the corresponding reduction in authorized shares of common stock at a ratio of each whole number within the range of 1-for-15 to 1-for-25. Because adoption and approval of the proposed to our Third Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split requires a majority of the outstanding shares, an abstention with respect to the Reverse Stock Split proposal will have the same effect as a vote ”against” the proposal. Brokers have discretion to vote on this Proposal 3 pursuant to the rules of the NYSE, therefore, no broker non-votes are anticipated with respect to this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

Ascena Retail Group, Inc.	73	2019 Proxy Statement

PROPOSAL FOUR — RATIFICATION OF THE ENGAGEMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP (“Deloitte & Touche”) to provide audit services to us and our subsidiaries for the fiscal year ending August 1, 2020. The stockholders are being requested to ratify such selection at the Annual Meeting. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and make any statements he or she deem necessary and to respond to appropriate stockholder questions.
Vote Required
Although this appointment is not required to be submitted to a vote of the stockholders, the Audit Committee believes it is appropriate as a matter of policy to request that the stockholders ratify the appointment. Assuming a quorum is present, the appointment of Deloitte & Touche as our Independent Registered Public Accounting Firm for the fiscal year ending August 1, 2020 will be ratified if the votes cast in favor of ratification exceed the votes cast in opposition to ratification, present in person or represented by proxy at the Annual Meeting. If the stockholders do not ratify the appointment, the Audit Committee will consider the selection of another independent registered public accounting firm.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING AUGUST 1, 2020.

Ascena Retail Group, Inc.	74	2019 Proxy Statement

INFORMATION REGARDING THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee selected Deloitte & Touche as auditors with respect to the financial statements of the Company for the fiscal year ending August 1, 2020.
FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The following table shows the fees billed by Deloitte & Touche for the past two fiscal years for audit and other related fees:

	Fiscal 2019	Fiscal 2018
Audit Fees(1)	$3,920,000	$4,305,000
Audit-Related Fees(2)	$247,444	$217,062
Tax Fees(3)	$290,110	$263,349
All Other Fees(4)	$722,222	$225,115
Total Fees	$5,179,776	$5,010,526

(1)
Fees for audit services billed in fiscal 2019 and fiscal 2018 consist of the annual audit of the Company’s consolidated financial statements, interim reviews of the quarterly consolidated financial statements and auditing the Company’s internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)
Audit-related fees consist principally of services performed in connection with registration statements filed with the SEC, statutory audits, and assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements.

(3)	Tax fees includes fees for professional services provided related to tax compliance, including federal, state and local taxes, tax planning and advisory services.

(4)	All other fees consist of permitted services other than those that meet the criteria above and include primarily consulting and advisory services provided by Deloitte Consulting, LLP.
The Audit Committee has established a policy concerning the pre-approval of the audit and non-audit services to be provided by the independent registered public accounting firm to the Company. The policy requires that all services to be performed by Deloitte & Touche, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. Specific services provided by the independent registered public accounting firm are regularly reviewed in accordance with the pre-approval policy. At subsequent Audit Committee meetings, the Audit Committee receives updates on services being provided by the independent registered public accounting firm, and management may present additional services for approval. The procedures permit limited amounts of services to be approved by one or more members of the Audit Committee pursuant to authority delegated by the Audit Committee.
During fiscal 2019, the Audit Committee pre-approved all of the services provided by the auditors. The Audit Committee considered whether the provision of non-audit services is permitted under applicable laws and regulations and is compatible with maintaining the independence of Deloitte & Touche.

Ascena Retail Group, Inc.	75	2019 Proxy Statement

AUDIT COMMITTEE REPORT

The following report of the Audit Committee does not constitute soliciting material and will not be deemed to be filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference into any document so filed except to the extent that the Company specifically incorporates this Audit Committee Report by reference therein.
The Audit Committee reviewed and discussed the overall scope, plan and results of the audit and the audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended August 3, 2019 with management, our Internal Audit Department and Deloitte & Touche. The discussions included a review of the selection and application of the Company’s accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the Company’s financial statements and any matters that are required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee has received from Deloitte & Touche the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and discussed with Deloitte & Touche their independence from management and the Company. We have received written confirmation from Deloitte & Touche of their independence within the meaning of the Securities Act and the requirements of PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. The Audit Committee has also considered whether the provision of non-audit services by Deloitte & Touche is compatible with maintaining their independence, and has satisfied itself with respect to Deloitte & Touche’s independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended August 3, 2019 for filing with the SEC.
This report is provided by the following directors, who currently comprise the Audit Committee.
Audit Committee:
Carl Rubin, Chair
Stacey Rauch
John Welborn, Jr.

Ascena Retail Group, Inc.	76	2019 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of our common stock as of October 15, 2019 (unless otherwise noted) by each of our directors, each of our named executive officers, all of our directors and executive officers as a group, and each person who is known by us to beneficially own more than 5% of our common stock.
Unless otherwise indicated, beneficial ownership is direct, the person indicated has sole voting and investment power, and the address of each beneficial owner listed below is c/o Ascena Retail Group, Inc., 933 MacArthur Boulevard, Mahwah, New Jersey 07430.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class(1)
Directors and Named Executive Officers:
David Jaffe(2)	15,423,208	7.60%
Gary Muto(3)	1,439,217	*
Katie J. Bayne(4)	96,544	*
Gary D. Begeman	—	*
Kate Buggeln(5)	146,983	*
Paul Keglevic	—	*
Kay Krill(6)	177,324	*
Stacey Rauch(7)	93,955	*
Carl Rubin(8)	89,483	*
Carrie W. Teffner	16,570	*
John L. Welborn, Jr.	34,067	*
Linda Yaccarino(9)	73,989	*
Dan Lamadrid	10,189	*
Wendy Hufford	4,713	*
All current Directors and Executive Officers as a group (consisting of 14 persons)(10)	17,663,248	8.70%
Other Beneficial Owners:
Stadium Capital Management, LLC(11)	19,231,162	9.65%
The Vanguard Group(12)	17,243,754	8.65%
Nomura Holdings, Inc.(13)	17,007,518	8.54%
Dimensional Fund Advisors(14)	16,422,451	8.24%
BlackRock, Inc.(15)	13,588,575	6.82%
Elise Jaffe(16)	10,350,588	5.07%

*	Represents less than 1% of class

(1)	Based on 199,247,000 shares of common stock outstanding as of October 15, 2019.

(2)	Consists of 11,754,158 shares owned directly by David Jaffe, and 3,513,359 shares covered by options exercisable within 60 days of October 15, 2019.

(3)
Consists of 647,291 shares owned directly by Gary Muto, including 47,426 shares owned jointly by Mr. Muto and his spouse, and 791,926 shares covered by options exercisable within 60 days of October 15, 2019.

(4)	Consists of 96,544 shares owned directly by Katie J. Bayne.

(5)	Consists of 106,983 shares owned directly by Kate Buggeln, and 40,000 shares covered by options exercisable within 60 days of October 15, 2019.
 (6) Consists of 174,324 shares owned directly by Kay Krill.

(7)	Consists of 93,955 shares owned directly by Stacey Rauch.

(8)	Consists of 89,483 shares owned directly by Carl Rubin.

(9)	Consists of 73,989 shares owned directly by Linda Yaccarino.

(10)
Reflects the information above, as well as information regarding our unnamed Executives Officers, and includes 4,405,291 shares covered by options exercisable by our Directors and Executive Officers within 60 days of October 15, 2019.

Ascena Retail Group, Inc.	77	2019 Proxy Statement

(11)
Based solely on information set forth in Schedule 13D/A filed with the SEC on May 17, 2018 by Stadium Capital Management, LLC, Stadium Capital Management GP, L.P., Alexander M. Seaver, Bradley R. Kent and Stadium Capital Partners, L.P. (collectively, the “Stadium Reporting Persons”) which indicated that the Stadium Reporting Persons have shared voting and dispositive power over 19,231,162 shares. The principal office of the Stadium Reporting Persons is 199 Elm Street, New Canaan, CT 06840-5321.

(12)
Based solely on information set forth in Schedule 13G/A filed with the SEC on February 11, 2019 by The Vanguard Group, which indicated that The Vanguard Group has sole voting power over 178,243 shares, of which 7,663 is shared voting power, shared dispositive power over 160,735 shares and sole dispositive power over 17,083,019 shares. The principal office of The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.

(13)
Based solely on information set forth in Schedule 13G filed with the SEC on February 13, 2019 by Nomura Holdings, Inc. and Nomura Global Financial Products, Inc. (collectively, the “Nomura Reporting Persons”) which indicated that the Nomura Reporting Persons have shared voting and dispositive power over 17,007,518 shares. The principal office of Nomura Holdings, Inc. is 1-9-1 Nihonbashi, Chuo-ku, Tokyo, 103-8645, Japan. The principal office of Nomura Global Financial Products, Inc. is Worldwide Plaza 309 West 49th Street, New York, NY 10019.

(14)
Based solely on information set forth in Schedule 13G/A filed with the SEC on February 9, 2018 by Dimensional Fund Advisors LP which indicated that Dimensional Fund Advisors LP has sole voting power over 15,663,644 shares and sole dispositive power over 16,422,451 shares. The principal office of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(15)
Based solely on information set forth in Schedule 13G/A filed with the SEC on October 9, 2019 by BlackRock, Inc. which indicated that BlackRock, Inc. has sole voting power over 12,918,783 shares and sole dispositive power over 13,588,575 shares. The principal office of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(16)	Consists of 10,105,754 shares owned directly by Elise Jaffe, and 130,671 shares covered by options exercisable within 60 days of October 15, 2019.

Ascena Retail Group, Inc.	78	2019 Proxy Statement

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our executive officers and directors are required under the Exchange Act to file reports of ownership of common stock of the Company with the SEC. Copies of those reports must also be furnished to the Company. Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during fiscal 2019 the executive officers and directors of the Company timely complied with all applicable filing requirements, except that one Form 4 filed on behalf of Mr. Lamadrid with respect to the vesting of RSUs was filed late due to administrative error.

Ascena Retail Group, Inc.	79	2019 Proxy Statement

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS; RELATED PARTY TRANSACTIONS

In October 2019, the Board adopted an updated written policy for the review and approval or ratification of any transaction with a related party, which applies to related party transactions after the adoption date of the policy. Under this policy, related parties include our directors and executive officers and beneficial owners who are known to control over five percent of our common stock, as well as the immediate family members of any of the foregoing. The policy generally defines a related party transaction as one or a series of similar transactions, arrangements or relationships in which: (i) the Company was, is or will be a participant; (ii) a related person has a direct or indirect material interest; and (iii) the amount involved exceeds or is expected to exceed $120,000 (determined without regard to the amount of profit or loss involved in the transaction). The policy does not cover arrangements available on the same basis to all employees generally or employment or compensation arrangements for our executive officers or director compensation arrangements.
Under the policy, a related party transaction requires the approval or ratification of the Audit Committee or the Chair of the Audit Committee in those situations in which the legal department, in consultation with the General Counsel, CEO or the CFO, determines that it is not practicable or desirable for us to wait until the next Audit Committee meeting for review. Prior to approving or ratifying any transaction, the Audit Committee or the Chair of the Audit Committee will consider the material facts of the transaction, including the related person’s relationship to us and their interest in the transaction, and will determine whether the transaction is entered into in good faith and on fair and reasonable terms to us. Under the policy, ongoing related party transactions need not be re-approved unless any of the terms of such transaction are modified. No person may participate in the review of a transaction in which such person, or any of his or her immediate family members, may have a direct or indirect material interest.
During fiscal 2019, no transactions were reviewed by the Audit Committee since there were no new related party transactions, or any modifications to existing related party transactions, during fiscal 2019.
See above under the heading “Employment Letters and Retirement Agreements,” for a description of our retirement agreements with Mrs. Roslyn S. Jaffe and Mr. Elliot S. Jaffe. Mrs. Jaffe is the spouse of Elliot S. Jaffe, Chairman Emeritus and a founder of our Company, and they are the parents of David Jaffe, a director, and former Chairman and CEO, Elise Jaffe, a former non-executive officer and a more than 5% stockholder, and Richard Jaffe, a significant holder of the Company’s stock.
The Company (through one of its subsidiary brands) leases two of its store locations from Nordan, LLC, a Connecticut limited liability company and wholly-owned subsidiary of Rosell III, LLC, a Delaware limited liability company, of which various trusts in the names of the grandchildren of Elliot S. Jaffe maintain a 100% ownership interest. David Jaffe, a director, and former Chairman and CEO, and Richard Jaffe are trustees of those trusts and managers of Rosell III, LLC. The following table describes the terms of these leases:

Store Location	Expiration	Renewal Options	Square Feet	Minimum Annual Rent Per Square Foot
Norwalk, Connecticut	June 30, 2021	Until June 30, 2031	12,700	$14.13
Danbury, Connecticut	June 30, 2020	None	8,000	$27.98
These store rentals approximate the range of minimum rentals paid by the Company on its other store leases. The store leases also contain provisions for payment of a percentage of sales as additional rent when sales reach specified levels. The effective rent (total rent as a percentage of sales with respect to a store) for these stores is between twenty-two percent (22%) and twenty-six percent (26%). We believe that these leases are on terms that are comparable to terms we could obtain in arms-length negotiations with unrelated third parties for store locations in similar geographic areas. During fiscal 2019, we paid a total of approximately $575,944 in rent and related expenses under these leases.

BY ORDER OF THE BOARD OF DIRECTORS

By:	/s/ Carrie W. Teffner
Carrie W. Teffner
Interim Executive Chair of the Board

Ascena Retail Group, Inc.	80	2019 Proxy Statement

ANNEX A SUBJECT TO STOCKHOLDER APPROVAL

ANNEX A
CERTIFICATE OF AMENDMENT
TO THE
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ASCENA RETAIL GROUP, INC.

ASCENA RETAIL GROUP, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The first paragraph of Section 4 of the Third Amended and Restated Certificate of Incorporation of said Corporation is hereby amended and restated to read in its entirety as set forth below:

“Section 4. The total authorized capital stock of the Corporation shall consist of the following classes of stock: (a) One Hundred Thousand (100,000) shares of preferred stock with a par value of one cent ($0.01) per share (“Preferred Stock”); and (b) [[24,000,000] [22,500,000] [21,176,471] [20,000,000] [18,947,368] [18,000,000] [17,142,857] [16,363,636] [15,652,174] [15,000,000] [14,400,000]] shares of common stock with a par value of one cent ($0.01) per share (“Common Stock”). Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) of this Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation, each [[fifteen (15)] [sixteen (16)] [seventeen (17)] [eighteen (18)] [nineteen (19) [twenty (20)] [twenty-one (21)] [twenty-two (22)] [twenty-three (23)] [twenty-four (24)] [twenty-five (25)]] shares of the Corporation’s Common Stock issued and outstanding or held in treasury immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be reclassified combined and converted into one validly issued, fully paid and non-assessable share of Common Stock, par value $0.01 per share, of the Corporation. No fractional shares will be issued in connection with the foregoing. In lieu thereof, the Corporation’s transfer agent shall aggregate all fractional shares and sell them as soon as practicable after the Effective Time at the then-prevailing prices on the open market, on behalf of those stockholders who would otherwise be entitled to receive a fractional share, and after the transfer agent’s completion of such sale, stockholders shall receive a cash payment from the transfer agent in an amount equal to their respective pro rata shares of the total net proceeds of that sale.

Subject to the rights of the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of subsection (a) of this Section 4, the number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote generally in the election of directors, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), voting together as a single class, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased.”

SECOND: The foregoing amendment was duly adopted by the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware on ________________, at an Annual Meeting of the Stockholders of the Corporation, and such amendment has not been subsequently modified or rescinded.

THIRD: This Certificate of Amendment shall become effective as of [______________], 20__ at [____] [a.m./p.m.]

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this ________________ day of ________________, 20__.

By:_______________________________________
Name: ____________________________________
Title:______________________________________
* * * * * * *

A-1

ASCENA RETAIL GROUP, INC. 933 MacArthur Boulevard Mahwah, New Jersey 07430
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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

ASCENA RETAIL GROUP, INC.

The Board recommends you Vote “FOR” the election of the four nominees for Director, and “FOR” Proposals 2, 3 and 4.

1.	Election of Directors
Nominees:
	Terms of office expiring at the 2022 Annual Meeting of Stockholders:		For	Against	Abstain
	01) Katie J. Bayne		☐	☐	☐
	02) Paul Keglevic		☐	☐	☐
	03) Kay Krill		☐	☐	☐
	04) Stacey Rauch		☐	☐	☐

2.	Proposal to approve, by non-binding vote, the compensation paid to the Company’s named executive officers during fiscal 2019.					For ☐	Against ☐	Abstain ☐

3.
Proposal to approve an amendment to the Company’s Third Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock, at a ratio to be determined by the Board, and a corresponding reduction in the Company’s authorized shares of common stock.
						☐	☐	☐

4.	Proposal to ratify Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for fiscal year ending August 1, 2020.					☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting.				Yes ☐	No ☐

Note: Proxies are authorized to vote in their discretion with respect to other matters which may come before the meeting or any adjournment or postponement thereof. Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

	Signature (PLEASE SIGN WITHIN BOX)	Date			Signature (Joint Owners) (SIGN WITHIN BOX)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.
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ASCENA RETAIL GROUP, INC.
933 MacArthur Boulevard
Mahwah, New Jersey 07430
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned revokes all previous proxies, acknowledges receipt of the notice of the 2019 Annual Meeting of Stockholders of Ascena Retail Group, Inc. (the “Company”), to be held on December 10, 2019 and the proxy statement, and hereby appoints Linda Yaccarino and John Welborn, Jr., and each of them, as attorney-in-fact, proxies with power of substitution to vote on behalf of the undersigned all shares of the Company that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 3:00 p.m. local time at its Corporate Headquarters, Stage Street Café, 933 MacArthur Boulevard, Mahwah,

New Jersey 07430 on December 10, 2019, and any adjournments or postponements thereof, with all powers the undersigned would possess if personally present, with respect to the following:
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the nominees listed in proposal No. 1, FOR the approval of proposal No. 2, FOR the approval of proposal No. 3 and FOR the approval of proposal No. 4. The proxies are authorized to vote in their discretion with respect to other matters which may come before the meeting or any adjournment or postponement thereof. A majority of the proxies or substitutes present at the meeting may exercise all powers granted hereby.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side)
Continued and to be signed on reverse side